Form 10KSB, Exhibit 13
period 2004-12-31
REGIONAL BANKSHARES INC
filed 2005-03-31
CIK 1135513

EXHIBIT 13


















                            REGIONAL BANKSHARES, INC.

                            Portions of Registrant's
                              2004 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2004 Form 10-KSB

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Forward Looking Statements

This report contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are relatively new company with a limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    Our growth and our ability to maintain growth;

     o Governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     o The effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

     o The effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

     o Failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and

     o Loss of consumer confidence and economic disruptions resulting from terrorist activities.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this report might not occur.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


                              Basis of Presentation

The following discussion should be read in conjunction with the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     General

On June 15, 1999, Hartsville Community Bank (the "Bank") completed its organization and began operations in temporary facilities in Hartsville, South Carolina. On January 1, 2001, the Bank became a wholly-owned subsidiary of Regional Bankshares, Inc. (the Company), when the Company acquired 100% of the outstanding common stock of the Bank. The Company was formed to serve as a holding company for the Bank. On January 10, 2001, the Bank converted from a national bank charter to a state bank charter.

On May 10, 2001, the Company moved its operations to its newly constructed 8,250 square foot headquarters at 206 South Fifth Street in Hartsville, South Carolina. In April 2003, the Bank moved its operations center to 226 W. Carolina Avenue, near the Bank's headquarters. The new site provided additional needed space for operations as well as valuable storage space for the Bank.

The principal business activity of the Bank is to provide banking services to domestic markets, principally in Darlington County and Chesterfield County, South Carolina. The deposits of the Bank are insured up to legal limits by the Federal Deposit Insurance Corporation. In addition to providing traditional banking services, the Bank has a mortgage loan division. The mortgage loan division originates loans to purchase existing homes or construct new homes and to refinance existing mortgages. During 2001, the Bank began to offer investment and brokerage services to the Company's customers through Raymond James Financial Services, Inc., a registered broker-dealer firm.

On May 28, 2003 the Bank opened the doors of its new branch office in McBee, South Carolina, an area in which the Bank saw a need for a community bank that could provide full service banking. The McBee branch offers deposit and loan services to many consumers and local industries in the area.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Results of Operations


Year ended December 31, 2004, compared with year ended December 31, 2003

Net interest income increased $586,475, or 28.69% in 2004 from $2,043,917 in 2003. The increase in net interest income was due primarily to an increase in average earning assets, which increased $11,601,000, or 22.93%, due to continued growth in the loan portfolio, principally loans to new borrowers. The primary components of interest income were interest on loans, including fees, of $3,237,824 and interest on securities available for sale of $77,727.

The Company's net interest spread and net interest margin were 4.38% and 4.59%, respectively, in 2004 compared to 4.21% and 4.44%, respectively, in 2003. The increase in net interest spread was primarily the result of an increase in interest rates. Yields on earning assets decreased from 5.99% in 2003 to 5.83% in 2004. Rates on interest-bearing liabilities decreased from 1.78% in 2003 to 1.45% in 2004.

The provision for loan losses was $125,000 in 2004 compared to $132,000 in 2003. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $40,256, or 7.98%, to $544,583 in 2004 from $504,327 in 2003. The increase is primarily attributable to an increase in service charges on deposit accounts, which increased $55,638, or 24.35%, to $284,170 for the year ended December 31, 2004. Residential mortgage origination fees decreased $15,514, or 15.62%, to $83,797 for the year ended December 31, 2004 due to the decline in the number of mortgage refinances as interest rates began to increase and most of the demand for refinancing had been satisfied.

Noninterest expense increased $339,402, or 15.42%, to $2,541,092 in 2004 from $2,201,690 in 2003. Noninterest expenses increased in all categories as a result of the Company's continued growth. Other operating expenses increased $122,434 to $852,747 for the year ended December 31, 2004. Salaries and benefits increased $159,604, or 13.46%, to $1,345,559 in 2004 from $1,185,955 in 2003.
This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with the Company's growth. The Company's efficiency ratio was 80.04% in 2004 compared to 86.40% in 2003. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $321,122 in 2004 compared to a net income of $135,169 in 2003. The net income reflects our continued growth, as average-earning assets increased from $46,018,000 for the year ended December 31, 2003 to $57,619,000 for the year ended December 31, 2004. Return on average assets during 2004 was 0.52% compared to 0.27% during 2003, and return on average equity was 6.28% during 2004 compared to 2.91% during 2003.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                               Net Interest Income

General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Total interest-earning assets yield less total interest-bearing liabilities rate represents the Company's net interest rate spread.

Average Balances, Income and Expenses, and Rates. The following table sets forth, for the years indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses, and Rates

                                                                          2004                                     2003
                                                                          ----                                     ----
                                                         Average         Income/      Yield/       Average        Income/     Yield/
(Dollars in thousands)                                   Balance        Expense        Rate        Balance       Expense       Rate
                                                      ------------     ----------  ----------    ----------     ----------  --------
Assets:
  Earning Assets:
     Loans (1) ..................................     $     51,709     $    3,238       6.26%    $   41,352     $    2,655     6.42%
     Securities, taxable (2) ....................            3,292             78       2.37          2,287             67     2.93
     Nonmarketable securities ...................              214              4       1.87            159              7     4.40
     Federal funds sold .........................            2,404             37       1.54          2,220             25     1.17
                                                      ------------     ----------                ----------     ----------
       Total earning assets .....................           57,619          3,357       5.83         46,018          2,754     5.99
                                                      ------------     ----------                ----------     ----------
  Cash and due from banks .......................            1,976                                    1,832
  Premises and equipment ........................            2,476                                    2,362
  Other assets ..................................              789                                      803
  Allowance for loan losses .....................             (532)                                    (417)
                                                      ------------                               ----------
       Total assets .............................     $     62,328                               $   50,598
                                                      ============                               ==========
Liabilities:
  Interest-bearing liabilities:
     Interest-bearing transaction accounts ......     $      6,055             14       0.23%    $    4,892             14     0.29%
     Savings deposits ...........................           17,677            183       1.04         11,117            136     1.22
     Time deposits ..............................           23,728            482       2.03         23,423            557     2.38
  Note Payable ..................................              255             13       5.09              -              -        -
Federal Home Loan Bank Advances .................            2,524             34       1.35            562              3     0.53
  Other short-term borrowings ...................               44              1       2.27              5              0
                                                      ------------     ----------                ----------     ----------
       Total interest-bearing
         liabilities ............................           50,283            727       1.45         39,999            710     1.78
                                                      ------------     ----------                ----------     ----------
  Demand deposits ...............................            6,757                                    5,730
  Accrued interest and other liabilities ........              178                                      227
  Shareholders' equity ..........................            5,110                                    4,642
                                                      ------------                               ----------
       Total liabilities and
         Shareholders' equity ...................     $     62,328                               $   50,598
                                                      ============                               ==========
  Net interest spread ...........................                                       4.38%                                  4.21%
  Net interest income ...........................                      $    2,630                               $    2,044
                                                                       ==========                               ==========
  Net interest margin ...........................                                       4.59%                                  4.44%

(1) The effect of fees collected on loans is not significant to the computations. Nonaccrual loans are not included in average balances on loans. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Rate/Volume Analysis

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table reflects the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                                                2004 Compared to 2003
                                                                                                    Variance due to
                                                                                                    ---------------
(Dollars in thousands)                                                            Volume(1)              Rate(1)              Total
                                                                                  ---------              -------              -----
Interest income:
   Loans ..........................................................                $ 650                $ (67)                $ 583
   Securities, taxable ............................................                   26                  (15)                   11
   Nonmarketable securities .......................................                    2                   (5)                   (3)
   Federal funds sold and other ...................................                    2                   10                    12
                                                                                   -----                -----                 -----

     Total interest income ........................................                  680                  (77)                  603
                                                                                   -----                -----                 -----

Interest expense:
   Interest-bearing deposits ......................................                   80                 (108)                  (28)
   Federal Home Loan Bank Advances ................................                   21                   10                    31
   Note Payable ...................................................                    7                    6                    13
   Other short-term borrowings ....................................                    -                    -                     -
                                                                                   -----                -----                 -----

     Total interest expense .......................................                  108                  (92)                   16
                                                                                   -----                -----                 -----

     Net interest income ..........................................                $ 572                $  15                 $ 587
                                                                                   =====                =====                 =====

(1) Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

                               Net Interest Income

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Net Interest Income - continued


The following table sets forth the Company's interest rate sensitivity at December 31, 2004.

Interest Sensitivity Analysis

                                                                      After one    After Three                  Greater
                                                                       Through       Through                    Than One
December 31, 2004                                        Within One     Three         Twelve      Within one   Year or Non-
(Dollars in thousands)                                     Month        Months        Months         Year       Sensitive    Total
                                                           -----        ------        ------         ----       ---------    -----
Assets
Interest-earning assets
  Loans .............................................     $29,765       $1,237        $1,675       $32,677      $21,785      $54,462
  Securities, taxable ...............................          15           29           132           176        3,380        3,556
  Nonmarketable securities ..........................           -            -             -             -          446          446
  Federal funds sold ................................       6,396            -             -         6,396            -        6,396
                                                         --------     --------      --------      --------     --------     --------
       Total earning assets .........................      36,176        1,266         1,807        39,249       25,611       64,860
                                                         --------     --------      --------      --------     --------     --------
Liabilities
Interest-bearing liabilities:
  Interest-bearing deposits:
     Demand deposits ................................       5,776            -             -         5,776            -        5,776
     Savings deposits ...............................       2,141            -             -         2,141            -        2,141
     Time deposits ..................................       1,166        5,711        13,805        20,682        3,983       24,665
                                                         --------     --------      --------      --------     --------     --------
       Total interest-bearing deposits ..............       9,083        5,711        13,805        28,599        3,983       32,582
                                                         --------     --------      --------      --------     --------     --------
  Note Payable ......................................           -            -             -                      1,000        1,000
  Federal Home Loan Bank advances ...................       2,000            -             -         2,000        4,250        6,250
                                                         --------     --------      --------      --------     --------     --------
       Total interest-bearing liabilities ...........      11,083        5,711        13,805        30,599        9,233       38,832
                                                         --------     --------      --------      --------     --------     --------
Period gap ..........................................     $25,093      $(4,445)     $(11,998)       $8,650      $14,810      $16,378
                                                         ========     ========      ========      ========     ========     ========
Cumulative gap ......................................     $25,093      $20,648        $8,650        $8,650      $23,460      $25,028
                                                         ========     ========      ========      ========     ========     ========
Ratio of cumulative gap to total
  earning assets ....................................       38.69%       31.83%        13.34%        13.34%       38.58%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Advances from the Federal Home Loan Bank and the note payable are reflected at their contractual maturity dates.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Net Interest Income - continued

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is asset-sensitive on a cumulative basis within one year. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes its current asset-sensitive gap position is acceptable relative to the current rate environment, as the Company would be expected to benefit from rising rates. Net interest income may also be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's statement of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of inherent losses in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions about risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process of setting the allowance includes identification and analysis of inherent losses in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. Management has an immediate goal of 1.00% and a long-term goal of 1.10% of total loans to be held in reserve. This is based upon industry data as well as the inherent credit risk in the bank's loan portfolio. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system. Although real estate mortgage loans comprise the largest category of total loans, the relative risk associated with these loans is considered lower than the risk associated with traditional commercial and consumer loans. Commercial and consumer loans are usually secured by collateral other than real estate and therefore carry a higher degree of risk.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

               Provision and Allowance for Loan Losses - continued

The following table sets forth information with respect to the Company's allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2004 and 2003.

Allowance for Loan Losses
(Dollars in thousands)                                        2004        2003
                                                              ----        ----
Total loans outstanding at end of year .................    $55,052     $48,263
                                                            =======     =======
Average loans outstanding ..............................    $51,709     $41,352
                                                            =======     =======
Balance of allowance for loan losses
 at beginning of year ..................................       $483        $369
Loans charged off:
     Real estate - construction ........................          -           -
     Real estate - mortgage ............................          -           -
     Commercial and industrial .........................          -           -
     Consumer and other ................................         32          24
                                                            -------     -------
         Total loan losses .............................         32          24
                                                            -------     -------
Recoveries of previous loan losses:
     Real estate - construction ........................          -           -
     Real estate - mortgage ............................          -           -
     Commercial and industrial .........................          -           -
     Consumer and other ................................         14           6
                                                            -------     -------
         Total recoveries ..............................         14           6
                                                            -------     -------
Net charge-offs ........................................         18          18
Provision for loan losses ..............................        125         132
                                                            -------     -------
Balance of allowance for loan losses at end of year ....    $   590     $   483
                                                            =======     =======

Allowance for loan losses to year end loans ............       1.07%       1.00%
Ratio of charge-offs to average loans ..................       0.05%       0.06%

                              Nonperforming Assets

Nonperforming Assets. There were loans totaling $23,847 and $10,833 in nonaccrual status at December 31, 2004 and 2003, respectively. There were loans totaling $2,157 and $7,874 past due ninety days or more and still accruing interest at December 31, 2004 and 2003, respectively. There were no restructured loans at December 31, 2004 or 2003.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms and the amount of interest income on such loans that was included in net income, is immaterial.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                        Nonperforming Assets - continued

Potential Problem Loans. Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem loan list when management becomes aware of information about possible credit problems of borrowers that causes doubts about their ability to comply with the current loan repayment terms. At December 31, 2004, the Company had identified $578,868 in criticized loans (loans that are typically 60-89 days past due) and $30,160 in classified loans (loans that are typically 90 days or more past due) through its internal review mechanisms. At December 31, 2003, the Company had identified $449,876 in criticized loans and $17,009 in classified loans through its internal review mechanisms. These amounts do not represent management's estimate of potential losses since a portion of such loans is secured by various types of collateral. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses.

                         Noninterest Income and Expense

Noninterest Income. Noninterest income for the year ended December 31, 2004 was $544,583, an increase of $40,256 from $504,327 for the year ended December 31, 2003. The increase is primarily due to an increase in service charges on deposit accounts which totaled $284,170 in 2004 as compared to $228,532 in 2003.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2004 and 2003.

     (Dollars in thousands)                                    2004         2003
                                                               ----         ----
Service charges on deposit accounts ..................         $284         $229
Credit life insurance commissions ....................            5            4
Residential mortgage origination fees ................           84           99
Brokerage commissions ................................          102          110
Other income .........................................           70           62
                                                               ----         ----
Total noninterest income .............................         $545         $504
                                                               ====         ====

Noninterest Expense. Noninterest expense increased $339,402 or 15.42% to $2,541,092 for the year ended December 31, 2004 when compared to 2003. Of this total, other operating expenses increased $122,434, or 16.76% to $852,747 in 2004 from $730,313 in 2003. The increase is mainly attributable to the addition of our McBee branch office and our new operations center. Salaries and employee benefits increased $159,604, or 13.46%, in 2004 from $1,185,955 in 2003. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Occupancy expense, including depreciation charges, increased $35,342, or 25.51% to $173,885 for the year ended December 31, 2004. Furniture and equipment expense increased from $146,879 in 2003 to $168,901 for the year ended December 31, 2004. Increases in occupancy and furniture and equipment expense are also a result of the opening of our McBee branch and operations center.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                   Noninterest Income and Expense - continued

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2004 and 2003.

     (Dollars in thousands)                                 2004           2003
                                                            ----           ----
Salaries and employee benefits .....................       $1,346        $1,186
Net occupancy and equipment expense ................          174           285
Advertising and public relations ...................           67            90
Office supplies, stationery, and printing ..........           57            64
Data processing and related expense ................          179           138
Professional fees and services .....................          117            74
Telephone expenses .................................           54            48
Other ..............................................          547           317
                                                           ------        ------
    Total noninterest expense ......................       $2,541        $2,202
                                                           ======        ======
Efficiency ratio ...................................        80.04%        86.40%

                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $51,709,000 in 2004 compared to $41,352,000 in 2003, an increase of $10,357,000 or 25.05%. At
December 31, 2004, total loans were $55,052,377 compared to $48,262,788 at December 31, 2003.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on all types of lending.

Composition of Loan Portfolio

December 31,                                                           2004                                    2003
                                                                       ----                                    ----
(Dollars in thousands)                                                            Percent                                   Percent
                                                             Amount               of Total           Amount                of Total
                                                             ------               --------           ------                --------

Commercial and industrial ......................            $ 5,324                  9.67%         $  6,925                  14.35%
Real estate
     Construction ..............................              1,589                  2.89             3,899                   8.08
     Mortgage-residential ......................             17,029                 30.93            15,526                  32.17
     Mortgage-nonresidential ...................             25,030                 45.47            15,956                  33.06
Consumer .......................................              6,080                 11.04             5,957                  12.34
                                                            -------                ------          --------                 -------
     Total loans ...............................             55,052                100.00%           48,263                 100.00%
Allowance for loan losses ......................               (590)                                   (483)
                                                            -------                                --------
     Net loans .................................            $54,462                                $47,780
                                                            =======                                ========

The largest component of the Company's loan portfolio is real estate mortgage loans. At December 31, 2004, real estate mortgage loans totaled $43,647,681 and represented 79.29% of the total loan portfolio, compared to $31,481,432 or 65.23% at December 31, 2003.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Earning Assets - continued

Residential  mortgage  loans  totaled  $17,028,802  at  December  31,  2004  and represented 30.93% of the total loan portfolio, compared to $15,525,959 at December 31, 2003. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $25,030,062 at December 31, 2004, compared to $15,955,503 at December 31, 2003. This represents an increase of
$9,074,559 or 56.87% from the December 31, 2003 amount. The demand for residential and commercial real estate loans in the Hartsville market has increased due to a lower interest rate environment. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

Consumer and other loans increased $123,522 or 2.07%, to $6,080,445 at December 31, 2004 from $5,956,923 at December 31, 2003.

Commercial and industrial loans increased $1,872,569 or 54.25%, to $5,324,250 at December 31, 2004 from $3,451,681 at December 31, 2003.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Hartsville in Darlington County, South Carolina. The Company has a second branch in McBee, which is in Chesterfield County, South Carolina. The economy of Hartsville contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. The economy of McBee contains elements of medium and light manufacturing and farming. Management expects the areas to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2004.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                      Over One Year
                                                                      One Year or        Through          Over Five
(Dollars in thousands)                                                   Less           Five Years          Years            Total
                                                                         ----           ----------          -----            -----
Commercial and industrial ..................................            $2,208           $ 2,635            $  481           $ 5,324
Real estate ................................................             2,197            33,634             7,816            43,648
Consumer and other .........................................             1,066             4,509               505             6,080
                                                                        ------           -------            ------           -------
                                                                        $5,471           $40,778            $8,802           $55,052
                                                                        ======           =======            ======           =======

Loans maturing after one year with:
     Fixed interest rates ..................................                                                                 $20,155
     Floating interest rates ...............................                                                                  29,425
                                                                                                                             -------
                                                                                                                             $49,580

The information presented in the preceding table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities available-for-sale averaged $3,292,000 in 2004, compared to $2,287,000 in 2003. At December 31,
2004, total securities available-for-sale were $3,555,552. Other than nonmarketable equity securities, all securities were designated as available-for-sale and were recorded at their estimated fair value. Investment securities also include certain nonmarketable equity securities including Federal Home Loan Bank of Atlanta stock and Community Financial Services, Inc. (parent of The Bankers Bank) stock. These securities are recorded at their original cost and totaled $446,153 at December 31, 2004.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Earning Assets - continued

The   following   table   sets   forth   the  book   value  of  the   securities
available-for-sale held by the Company at December 31, 2004 and 2003.

Book Value of Securities
     (Dollars in thousands)                                   2004         2003
                                                              ----         ----
        U.S. government agencies and corporations ....       $3,000       $1,500
        Mortgage backed ..............................          597         $866
                                                             ------       ------
              Total securities available-for-sale ....       $3,597       $2,366
                                                             ======       ======

The following table sets forth the scheduled maturities and weighted average yields of securities available-for-sale held at December 31, 2004.

Investment Securities Maturity Distribution and Yields

                                                                                 After One But
December 31, 2004                                                               Within Five Years                   Total
                                                                                -----------------                   -----
                                                                                             Weighted                      Weighted
                                                                                              Average                       Average
(Dollars in thousands)                                                       Amount            Yield        Amount           Yield
                                                                             ------            -----        ------           -----
U.S. government agencies and corporations ........................           $3,000            2.75%        $3,000           2.75%
Mortgage Backed ..................................................              597            4.00%           597           4.00%
                                                                             ------                         ------
     Total securities available for sale .........................           $3,597            2.96%        $3,597           2.96%
                                                                             ======                         ======

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "Net Interest Income- Interest Sensitivity Analysis."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $2,404,000 in 2004, compared to $2,220,000 in 2003. At December 31, 2004, short-term investments totaled $6,395,757. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $10,284,000, or 25.71% to $50,283,000 in 2004, from $39,999,000 in 2003. Average interest-bearing deposits increased $8,028,000 or 20.36%, to $47,460,000 in 2004, from $39,432,000 in
2003. These increases resulted from increases in all categories of interest-bearing liabilities, primarily as a result of the continued growth of the Company.

Deposits. Average total deposits increased $9,055,000, or 20.051%, to $54,217,000 in 2004, from $45,162,000 in 2003. At December 31, 2004, total deposits were $57,691,196, compared to $50,439,904 a year earlier, an increase of 14.38%. The largest increase in deposits was in savings and money market deposits which increased $4,485,466 or 30.97% to $18,969,783 at December 31, 2004 when compared to 2003.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

           Deposits and Other Interest-Bearing Liabilities - continued

The following table sets forth the deposits of the Company by category at December 31, 2004 and 2003.

Deposits

December 31,                                                                 2004                               2003
                                                                             ----                               ----
                                                                                     Percent of                         Percent of
(Dollars in thousands)                                               Amount           Deposits           Amount          Deposits
                                                                     ------           --------           ------          --------
Demand deposit accounts ................................            $ 8,281            14.35%         $ 6,969             13.82%
NOW accounts ...........................................              5,776            10.01            5,284             10.48
Money market accounts ..................................             16,829            29.17           12,421             24.63
Savings accounts .......................................              2,140             3.71            2,063              4.09
Time deposits less than $100 ...........................             18,888            32.74           16,144             32.00
Time deposits of $100 or more ..........................              5,777            10.02            7,559             14.98
                                                                    -------           ------          -------            ------
     Total deposits ....................................            $57,691           100.00%         $50,440            100.00%
                                                                    =======                           =======

The average amounts and average rates paid on deposits held by the Bank for the years ended December 31, 2004 and 2003 are summarized below:

December 31,                                                                      2004                               2003
                                                                                  ----                               ----
                                                                      Average            Average         Average           Average
(Dollars in thousands)                                                Amount            Rate Paid         Amount           Rate Paid
                                                                      ------            ---------         ------           ---------
Demand deposit accounts ................................             $ 6,757              0.00%          $ 5,730              0.00%
NOW accounts ...........................................               6,055              0.23             4,892              0.28
Money market accounts ..................................              15,629              1.13             9,877              1.32
Savings accounts .......................................               2,048              0.29             1,240              0.44
Time deposits less than $100 ...........................              17,398              2.07             7,605              2.39
Time deposits of $100 or more ..........................               6,330              1.91            15,818              2.38
                                                                     -------              ----           -------              ----
     Total deposits ....................................             $54,217              1.25%          $45,162              1.79%
                                                                     =======                             =======

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $51,914,499 at December 31, 2004.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 95.43% at December 31, 2004, and 95.68% at December 31, 2003. The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2004, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

                                                                                           After Six
                                                                        After Three         Through
                                                      Within Three      Through Six          Twelve       After Twelve
(Dollars in thousands)                                    Months           Months            Months           Months           Total
                                                          ------           ------            ------           ------           -----
Certificates of deposit
  of $100,000 or more .........................           $1,602           $2,475           $1,578             $122           $5,777

Approximately 27.73% of the Company's time deposits of $100,000 or more had scheduled maturities within three months, and 42.84% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations
           Deposits and Other Interest-Bearing Liabilities - continued

Advances from the Federal Home Loan Bank. Total advances from the Federal Home Loan Bank were $6,250,000 at December 31, 2004. The average of Federal Home Loan Bank advances was $2,524,000 in 2004 as compared to $562,000 in 2003. Advances from Federal Home Loan Bank serve as a secondary funding source.

Advances from Federal Home Loan Bank mature at different periods as discussed in the notes to the financial statements and are secured by the Bank's one to four family residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock.

Note Payable. During 2004, the Company executed a note with The Bankers Bank to borrow $1,000,000 for purposes of providing additional capital to the Bank. The note is secured by the stock owned by the Company in the Bank and matures September 30, 2016.

The following table sets forth information with respect to the Company's Federal Home Loan Bank advances and Note Payable for the years ending December 31, 2004 and 2003.

                                                              Year Ended December 31,
                                                              -----------------------
                                           Maximum        Average        Weighted                    Weighted
                                        Outstanding      Amounts          Average                     Average
                                            at any     Outstanding       Interest     Balance     Interest Rate at
(Dollars in thousands)                    Month End    During Period       Rate     December 31,   December 31,
                                          ---------    -------------       ----     ------------   ------------
2004
Advances from Federal Home
   Loan Bank .......................    $     6,250    $     2,524           1.35%    $     6,250          2.80%
Note Payable .......................          1,000            250           5.09%          1,000          5.25%

2003
Advances from Federal Home
   Loan Bank .......................    $     2,000    $       562           1.31%    $     2,000          1.15%

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                                     Capital

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. The Bank's Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. The Federal Reserve applies its guidelines on a bank-only basis for holding companies with less than $150 million in consolidated assets.

Analysis of Capital and Capital Ratios

December 31, 2004                                                                                   The Bank           The Company
                                                                                                    --------           -----------
(Dollars in thousands)
Tier 1 capital .............................................................................        $ 6,049             $ 6,073
Tier 2 capital .............................................................................            590                 590
                                                                                                    -------             -------
     Total qualifying capital ..............................................................        $ 6,639             $ 6,663
                                                                                                    =======             =======

Risk-adjusted total assets (including off-balance-sheet exposures) .........................        $59,495             $59,555
                                                                                                    =======             =======

Risk-based capital ratios:
  Tier 1 risk-based capital ratio ..........................................................          10.17%              10.16%
  Total risk-based capital ratio ...........................................................          11.16%              11.15%
  Tier 1 leverage ratio ....................................................................           9.71%               9.71%

The Company and the Bank met all applicable capital requirements at December 31, 2004 and the Bank was "well capitalized" under FDIC standards. See Note 17 to the Company's Consolidated Financial Statements for further information about the Bank's capital amounts and ratios.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                   Liquidity Management and Capital Resources

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Nevertheless, management believes that cash and cash equivalents in combination with deposit inflows and loan repayments are adequate to meet reasonably foreseeable demands for deposit withdrawals and the funding of new loans. The Company also has a line of credit available with Federal Home Loan Bank to borrow up to 10% of the Bank's total assets as of December 31, 2004, or $7,020,051, $6,250,000 of which has already been advanced. In addition, the Company has unused lines to purchase federal funds from unrelated banks totaling $3,750,000 at December 31, 2004.

                         Off-Balance Sheet Arrangements

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for specified periods of time. At December 31, 2004, the Bank had issued commitments to extend credit of $7,532,145 through various types of commercial lending arrangements. Approximately $7,086,760 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until expiration for unused commitments to extend credit at December 31, 2004.

                                                        After One     After Three
                                                         Through         Through                         Greater
                                       Within One          Three          Twelve         Within One         Than
  (Dollars in thousands)                   Month          Months          Months           Year          One Year           Total
                                    -------------     -----------     -----------     -------------      --------   -  -----------
  Unused commitments
    to extend credit ............   $          20     $       185     $     2,449     $       2,654      $  4,878      $     7,532
                                    =============     ===========     ===========     =============      ========      ===========

The total amount of loan commitments does not necessarily represent future cash requirements because many of the commitments are expected to expire without being fully drawn. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. See Note 20 to the Company's financial statements for further information about financial instruments with off-balance sheet risk.

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                    Accounting and Financial Reporting Issues

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2004 included in this Annual Report to Shareholders and as filed in our Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Regional Bankshares, Inc.
Hartsville, South Carolina


We have audited the accompanying consolidated balance sheets of Regional Bankshares, Inc. (the Company) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Regional Bankshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.


                                        s/Elliott Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
January 7, 2005

                            REGIONAL BANKSHARES, INC.

                           Consolidated Balance Sheets

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                    2004                 2003
                                                                                                    ----                 ----
Assets:
   Cash and cash equivalents:
     Cash and due from banks .......................................................           $  2,201,849            $  1,413,904
     Federal funds sold ............................................................              6,395,757               2,371,780
                                                                                               ------------            ------------
         Total cash and cash equivalents ...........................................              8,597,606               3,785,684
                                                                                               ------------            ------------
   Investment securities:
     Securities available-for-sale .................................................              3,555,552               2,344,649
     Nonmarketable equity securities ...............................................                446,153                 164,853
                                                                                               ------------            ------------
         Total investment securities ...............................................              4,001,705               2,509,502
                                                                                               ------------            ------------
   Loans receivable ................................................................             55,052,377              48,262,788
     Less allowance for loan losses ................................................               (589,765)               (482,875)
                                                                                               ------------            ------------
         Loans receivable, net .....................................................             54,462,612              47,779,913
                                                                                               ------------            ------------
   Premises, furniture and equipment, net ..........................................              2,454,548               2,514,985
   Accrued interest receivable .....................................................                237,244                 190,352
   Other assets ....................................................................                506,686                 626,061
                                                                                               ------------            ------------
         Total assets ..............................................................           $ 70,260,401            $ 57,406,497
                                                                                               ============            ============
Liabilities:
   Deposits:
     Noninterest-bearing transaction accounts ......................................           $  8,280,977            $  6,968,579
     Interest-bearing transaction accounts .........................................              5,775,786               5,283,574
     Savings .......................................................................             18,969,783              14,484,317
     Time deposits $100,000 and over ...............................................              5,776,697               7,559,762
     Other time deposits ...........................................................             18,887,953              16,143,672
                                                                                               ------------            ------------
         Total deposits ............................................................             57,691,196              50,439,904
                                                                                               ------------            ------------
   Note payable ....................................................................              1,000,000                       -
   Advances from Federal Home Loan Bank ............................................              6,250,000               2,000,000
   Accrued interest payable ........................................................                117,773                 136,441
   Other liabilities ...............................................................                107,833                 102,256
                                                                                               ------------            ------------
         Total liabilities .........................................................             65,166,802              52,678,601
                                                                                               ------------            ------------
Commitments and Contingencies (Notes 13 and 20)
Shareholders' equity:
   Preferred stock, $1.00 par value, 1,000,000 shares
     authorized, none issued .......................................................                      -                       -
   Common stock, $1.00 par value, 10,000,000 shares
     authorized; 572,070 and 566,770 shares issued and
     outstanding at December 31, 2004 and 2003, respectively .......................                572,070                 566,770
   Capital surplus .................................................................              5,079,471               5,031,771
   Retained deficit ................................................................               (535,783)               (856,905)
   Accumulated other comprehensive income (loss), net of tax .......................                (22,159)                (13,740)
                                                                                               ------------            ------------
         Total shareholders' equity ................................................              5,093,599               4,727,896
                                                                                               ------------            ------------
         Total liabilities and shareholders' equity ................................           $ 70,260,401            $ 57,406,497
                                                                                               ============            ============

The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

                        Consolidated Statements of Income


                                                                                                       Years ended December 31,
                                                                                                       ------------------------
                                                                                                     2004                    2003
                                                                                                     ----                    ----
 Interest income:
   Loans, including fees .........................................................               $3,237,824               $2,654,561
   Investment securities:
      Taxable ....................................................................                   77,727                   67,443
      Nonmarketable equity securities ............................................                    4,353                    7,416
   Federal funds sold ............................................................                   36,608                   24,688
                                                                                                 ----------               ----------
         Total ...................................................................                3,356,512                2,754,108
                                                                                                 ----------               ----------
Interest expense:
   Time deposits $100,000 and over ...............................................                  120,548                  181,688
   Other deposits ................................................................                  558,027                  525,041
   Note payable ..................................................................                   12,743                        -
   Advances from Federal Home Loan Bank ..........................................                   34,096                    3,382
   Short-term borrowings .........................................................                      706                       80
                                                                                                 ----------               ----------
         Total ...................................................................                  726,120                  710,191
                                                                                                 ----------               ----------
Net interest income ..............................................................                2,630,392                2,043,917
Provision for loan losses ........................................................                  125,000                  132,000
                                                                                                 ----------               ----------
Net interest income after provision for loan losses ..............................                2,505,392                1,911,917
                                                                                                 ----------               ----------
Noninterest income:
   Service charges on deposit accounts ...........................................                  284,170                  228,532
   Credit life insurance commissions .............................................                    4,956                    4,480
   Residential mortgage origination fees .........................................                   83,797                   99,311
   Brokerage commissions .........................................................                  101,912                  109,598
   Other .........................................................................                   69,748                   62,406
                                                                                                 ----------               ----------
         Total ...................................................................                  544,583                  504,327
                                                                                                 ----------               ----------
Noninterest expenses:
   Salaries and employee benefits ................................................                1,345,559                1,185,955
   Net occupancy .................................................................                  173,885                  138,543
   Furniture and equipment .......................................................                  168,901                  146,879
   Other operating ...............................................................                  852,747                  730,313
                                                                                                 ----------               ----------
         Total ...................................................................                2,541,092                2,201,690
                                                                                                 ----------               ----------
Income before income taxes .......................................................                  508,883                  214,554
Income tax provision .............................................................                  187,761                   79,385
                                                                                                 ----------               ----------
Net income .......................................................................               $  321,122               $  135,169
                                                                                                 ==========               ==========
Earnings per share
Basic earnings per share .........................................................               $     0.56               $     0.24
                                                                                                 ==========               ==========
Diluted earnings per share .......................................................               $     0.56               $     0.23
                                                                                                 ==========               ==========

The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                         and Comprehensive Income (Loss)
                 For the years ended December 31, 2004 and 2003


                                                                                                     Accumulated
                                                                                                       other
                                         Common stock               Capital          Retained      comprehensive
                                    Shares          Amount          surplus           deficit       income (loss)          Total
                                    ------          ------          -------           -------       -------------          -----
Balance,
  December 31, 2002 ..............  563,670      $  563,670     $  5,003,871     $    (992,074)    $       8,367       $  4,583,834
                                                                                                                       ------------

Net income                                                                             135,169                              135,169

Other comprehensive loss,
  net of tax benefit of $12,984 ..                                                                       (22,107)           (22,107)
                                                                                                                       ------------

Comprehensive income .............                                                                                          113,062

Exercise of stock warrants .......    3,100           3,100           27,900                                                 31,000
                                    -------      ----------     ------------     -------------     -------------       ------------

Balance,
  December 31, 2003 ..............  566,770         566,770        5,031,771          (856,905)          (13,740)         4,727,896
                                                                                                                       ------------

Net income .......................                                                     321,122                              321,122

Other comprehensive loss,
  net of tax benefit of $4,943 ...                                                                        (8,419)            (8,419)
                                                                                                                       ------------
Comprehensive income .............                                                                                          312,703

Exercise of stock warrants .......    5,300           5,300           47,700                                                 53,000
                                    -------      ----------     ------------     -------------     -------------       ------------

Balance,
  December 31, 2004 ..............  572,070      $  572,070     $  5,079,471     $    (535,783)    $     (22,159)      $  5,093,599
                                    =======      ==========     ============     =============     =============       ============














The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

                      Consolidated Statements of Cash Flows



                                                                                                      Years ended December 31,
                                                                                                      ------------------------
                                                                                                   2004                      2003
                                                                                                   ----                      ----
Cash flows from operating activities:
  Net income ...................................................................             $    321,122              $    135,169
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provision for loan losses ................................................                  125,000                   132,000
      Depreciation and amortization expense ....................................                  167,034                   161,448
      Discount accretion and premium
        amortization on securities .............................................                   15,263                     3,162
      Deferred income tax provision ............................................                  210,675                    59,994
      Increase in accrued interest receivable ..................................                  (46,892)                  (37,037)
      Decrease in accrued interest payable .....................................                  (18,668)                  (73,055)
      Increase in other assets .................................................                  (86,356)                  (14,829)
      Increase in other liabilities ............................................                    5,577                    49,014
                                                                                             ------------              ------------
        Net cash provided by operating activities ..............................                  692,755                   415,866
                                                                                             ------------              ------------
Cash flows from investing activities:
  Purchases of securities available-for-sale ...................................               (2,005,592)               (2,526,094)
  Calls and maturities of securities available-for-sale ........................                  766,063                 2,656,473
  Purchases of nonmarketable equity securities .................................                 (281,300)                  (27,300)
  Net increase in loans receivable .............................................               (6,807,699)              (13,047,880)
  Purchases of premises, furniture and equipment ...............................                 (106,597)                 (636,834)
                                                                                             ------------              ------------
        Net cash used by investing activities ..................................               (8,435,125)              (13,581,635)
                                                                                             ------------              ------------
Cash flows from financing activities:
  Net increase in demand deposits, interest-bearing
    transaction accounts and savings accounts ..................................                6,290,076                 9,304,245
  Net increase in certificates of deposit and
    other time deposits ........................................................                  961,216                 1,756,935
  Proceeds from advances from Federal Home Loan Bank ...........................                6,250,000                 2,000,000
  Repayments of advances from Federal Home Loan Bank ...........................               (2,000,000)                        -
  Proceeds from note payable ...................................................                1,000,000                         -
  Proceeds from exercise of stock warrants .....................................                   53,000                    31,000
                                                                                             ------------              ------------
        Net cash provided by financing activities ..............................               12,554,292                13,092,180
                                                                                             ------------              ------------
Net increase (decrease) in cash and cash equivalents ...........................                4,811,922                   (73,589)
Cash and cash equivalents, beginning of year ...................................                3,785,684                 3,859,273
                                                                                             ------------              ------------
Cash and cash equivalents, end of year .........................................             $  8,597,606              $  3,785,684
                                                                                             ============              ============







The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Regional Bankshares, Inc. (the Company) was incorporated to serve as a bank holding company for Hartsville Community Bank (the Bank). Hartsville Community Bank was incorporated as a national bank on March 24, 1999 and commenced business on June 15, 1999. The Company acquired the Bank on January 1, 2001, and the Bank converted to a South Carolina state chartered bank on January 10, 2001. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Darlington and Chesterfield Counties in South Carolina. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Darlington and Chesterfield Counties in South Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending in which the Company engages are discussed in Note 4. The Company does not have any significant concentrations of loans or deposits to or from any one industry or customer.

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of Federal Home Loan Bank and Community Financial Services, Inc. The stocks have no quoted market value and no ready market for them exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2004 and 2003, the Bank's investment in Federal Home Loan Bank stock was $396,100 and $114,800, respectively. At December 31, 2004 and 2003, investment in Community Financial Services, Inc. was $50,053. Dividends received on these stocks are included as a separate component of interest income.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Loans receivable - Loans receivable are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 2004, management has determined that the Company had no impaired loans.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Residential Mortgage Origination Fees - The Company offers residential loan origination services to its customers in its immediate market area. The loans are offered on terms and prices offered by the Company's correspondents and are closed in the name of the correspondents. The Company receives fees for services it provides in conjunction with the origination services it provides. The fees are recognized at the time the loans are closed by the Company's correspondent.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for furniture and equipment of 5 to 7 years and buildings of 40 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $48,229 and $65,328, were included in the Company's results of operations for 2004 and 2003, respectively.

Retirement Plan - The Company has a SIMPLE retirement plan covering substantially all employees. Under the plan, participants were permitted to make discretionary contributions in 2004 up to $9,000, unless age 50 and over as to which the amount was $10,500. The Company can match employee contributions by contributing up to 3% of each employee's annual compensation up to a maximum of $3,000. The Company matched contributions in 2004 and 2003 and charges to earnings were $23,592 and $17,969, respectively.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation - The Company has a stock-based employee compensation plan and outstanding stock warrants (both herein referred to as "Option Plans") which are further described in Notes 14 and 15. The Company accounts for the Option Plans under the recognition and measurement principles of Accounting
Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No compensation cost is reflected in net income, as all warrants and options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to the Option Plans.

                                                       Years ended December 31,
                                                       ------------------------
                                                         2004             2003
                                                         ----             ----

Net income, as reported .........................   $      321,122   $   135,169
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects ....           59,003        24,525
                                                    --------------   -----------

Pro forma net income ............................   $      262,119   $   110,644
                                                    ==============   ===========

Earnings per share:
  Basic - as reported ...........................   $         0.56   $      0.24
                                                    ==============   ===========
  Basic - pro forma .............................   $         0.46   $      0.20
                                                    ==============   ===========

  Diluted - as reported .........................   $         0.56   $      0.23
                                                    ==============   ===========
  Diluted - pro forma ...........................   $         0.45   $      0.19
                                                    ==============   ===========

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rate of 5.40 percent; and expected life of 10 years. There were no options granted in 2004 or 2003.

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued using the treasury stock method.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Comprehensive Income - Accounting principles generally require that recognized income, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                       Years ended December 31,
                                                       ------------------------
                                                        2004             2003
                                                        ----             ----
Unrealized gains (losses) on
   available-for-sale securities .............        $(13,362)        $(35,091)

Tax effect ...................................           4,943           12,984
                                                      --------         --------

Net-of-tax amount ............................        $ (8,419)        $(22,107)
                                                      ========         ========

Statements of Cash Flows - For purposes of reporting cash flows in the consolidated financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest paid on deposits and other borrowings totaled $707,452 and $783,246 for the years ended December 31, 2004 and 2003, respectively.

Income tax payments totaled $6,110 and $5,700 for the years ended December 31, 2004 and 2003, respectively.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet consolidated financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements - In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation ("FIN") No. 45, and amends certain other existing pronouncements. The pronouncement was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In  December  2004,  the FASB issued SFAS No.  153,  "Exchanges  of  Nonmonetary
Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board ("APB") Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and warranties that it has issued. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements for periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations.

In December 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities" ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company's existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company's financial position or results of operations.

In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1". The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan Commitments", to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company's financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment securities portfolios that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Reclassifications   -  Certain  captions  and  amounts  in  the  2003  financial statements were reclassified to conform with the 2004 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain cash balances to cover all cash letter transactions. At December 31, 2004 and 2003, the requirement was met by the cash balance in an account with the Bankers Bank and by cash in the vault.


NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

                                                                                             Gross Unrealized
                                                                    Amortized                ----------------            Estimated
                                                                       Cost             Gains              Losses        Fair Value
                                                                       ----             -----              ------        ----------
December 31, 2004
U.S. government agencies and corporations ..................        $3,000,000        $        -        $   29,190        $2,970,810
Mortgage-backed securities .................................           590,725                 -             5,983           584,742
                                                                    ----------        ----------        ----------        ----------
                                                                    $3,590,725        $        -        $   35,173        $3,555,552
                                                                    ==========        ==========        ==========        ==========
December 31, 2003
U.S. government agencies and corporations ..................        $1,500,000        $    1,094        $   17,188        $1,483,906
Mortgage-backed securities .................................           866,460                 -             5,717           860,743
                                                                    ----------        ----------        ----------        ----------
                                                                    $2,366,460        $    1,094        $   22,905        $2,344,649
                                                                    ==========        ==========        ==========        ==========

There were no sales of securities in 2004 or 2003.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following is a summary of maturities of securities available-for-sale as of December 31, 2004. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                             Securities
                                                         Available-for-sale
                                                         ------------------
                                                     Amortized        Estimated
                                                        Cost         Fair Value
                                                        ----         ----------

     Due after one year but within five years ..  $   3,590,725    $   3,555,552
                                                  =============    =============

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Securities available-for-sale:

                                                Less than                    Twelve months
                                               twelve months                    or more                           Total
                                               -------------                    -------                           -----
                                                         Unrealized                     Unrealized                      Unrealized
                                        Fair value         losses       Fair value         losses        Fair value        losses
                                        ----------         ------       ----------         ------        ----------        ------
     U.S. government agencies
       and corporations ............  $  2,482,529     $    17,471     $   488,281     $    11,719     $  2,970,810    $    29,190
     Mortgage-backed securities ....       584,742           5,983              -               -           584,742          5,983
                                      ------------     -----------     -----------     -----------     ------------    -----------
                                      $  3,067,271     $    23,454     $   488,281     $    11,719     $  3,555,552    $    35,173
                                      ============     ===========     ===========     ===========     ============    ===========

One U.S. government agency security had an unrealized loss for more than twelve months. This loss was a result of the interest rate environment.

At December 31, 2004 and 2003, securities with an amortized cost of $450,000 and estimated fair values of $442,766 and $447,469, respectively, were pledged to secure public deposits.


NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

                                                         December 31,
                                                         ------------
                                                     2004             2003
                                                     ----             ----
     Real estate - construction .............   $   5,152,299    $   3,898,644
     Real estate - mortgage .................      38,976,263       31,481,432
     Commercial and industrial ..............       4,941,323        6,925,789
     Consumer and other .....................       5,982,492        5,956,923
                                                -------------    -------------
       Total gross loans ....................   $  55,052,377    $  48,262,788
                                                =============    =============

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued
Transactions in the allowance for loan losses are summarized below:

                                                        Years ended December 31,
                                                        ------------------------
                                                          2004             2003
                                                          ----             ----
Balance, beginning of year .......................      $482,875       $368,656
Provision charged to operations ..................       125,000        132,000
Recoveries on loans previously charged-off .......        13,424          5,897
Loans charged-off ................................       (31,534)       (23,678)
                                                        --------       --------
  Balance, end of year ...........................      $589,765       $482,875
                                                        ========       ========

At December 31, 2004 and 2003, the Bank had loans in nonaccrual status totaling $23,847 and $10,883, respectively. There were loans totaling $2,157 and $7,874 past due ninety days or more and still accruing interest at December 31, 2004 and 2003, respectively. There were no restructured loans at December 31, 2004 or 2003.

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Darlington County and Chesterfield County and surrounding areas.

At December 31, 2004, the Company had pledged approximately $13,754,060 of loans as collateral for advances from the Federal Home Loan Bank (see Note 7).

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT Premises, furniture and equipment consisted of the following:
                                                               December 31,
                                                               ------------
                                                          2004            2003
                                                          ----            ----
Land and land improvements .......................     $  659,470     $  652,790
Buildings ........................................      1,509,012      1,485,432
Furniture and equipment ..........................        966,179        899,527
                                                       ----------     ----------
  Total ..........................................      3,134,661      3,037,749
Less, accumulated depreciation ...................        680,113        522,764
                                                       ----------     ----------
  Premises, furniture and equipment, net .........     $2,454,548     $2,514,985
                                                       ==========     ==========

Depreciation and amortization expense totaled $167,034 and $161,448 for the years ended December 31, 2004 and 2003, respectively.

NOTE 6 - DEPOSITS

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:


         Maturing In                                             Amount
         -----------                                       -------------
         2005                                              $  23,246,542
         2006                                                    968,437
         2007                                                    194,215
         2008 and thereafter                                     255,456
                                                           -------------
            Total                                          $  24,664,650
                                                           =============

Of the total time deposits outstanding at December 31, 2004, $7,317,229 were brokered deposits. Of this amount, $6,921,229 and $396,000 were scheduled to mature in 2005 and 2006, respectively.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following at December 31, 2004 and 2003:

                                                                                                 2004                2003
     Description                                                         Interest Rate          Balance             Balance
                                                                         -------------          -------             -------
     Variable rate advances maturing:
       January 31,2005 ..................................                    2.44%           $ 2,000,000          $        -
       January 29, 2004 .................................                    1.15%                    -             2,000,000
     Fixed rate advances maturing:
       March 14, 2006 ...................................                    2.62%               750,000                   -
       September 14, 2006 ...............................                    2.91%               750,000                   -
       December 8, 2006 .................................                    3.34%               500,000                   -
       September 14, 2007 ...............................                    3.28%               750,000                   -
       December 10, 2007 ................................                    3.59%               500,000                   -
     Convertible advances maturing:
       December 10, 2009 ................................                    2.56%             1,000,000                   -
                                                                                             -----------          -----------
           Total ........................................                                    $ 6,250,000          $ 2,000,000
                                                                                             ===========          ===========

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

        2005                                          $    2,000,000
        2006                                               2,000,000
        2007                                               1,250,000
        2008                                                      -
        2009                                               1,000,000
                                                      --------------
           Total                                      $    6,250,000
                                                      ==============

As collateral, the Company has pledged first mortgage loans on one to four family residential loans totaling $4,215,921, multifamily loans totaling $381,225, home equity lines and second mortgages totaling $6,769,945, and commercial real estate loans totaling $2,386,969 at December 31, 2004 (see Note
4). In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 8 - NOTE PAYABLE

On September 30, 2004, the Company executed a note with The Bankers Bank to borrow $1,000,000. The principal balance is payable in ten equal annual payments beginning January 1, 2007. Interest is based on the prime rate and is payable quarterly, in arrears beginning January 1, 2005. The interest rate on the note payable at December 31, 2004 was 5.25%. All principal and interest is due September 30, 2016. The note is secured by the stock owned by the Company in the Bank. Proceeds from the note were used to provide capital to the Bank.

Scheduled principal reductions of the note over the next five years are summarized as follows:

     2005                                            $          -
     2006                                                       -
     2007                                                  100,000
     2008                                                  100,000
     2009                                                  100,000
     Thereafter                                            700,000
                                                     -------------
                                                     $   1,000,000

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 9 - OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

                                                         Year ended December 31,
                                                         -----------------------
                                                            2004           2003
                                                            ----           ----
   Professional fees ...............................      $117,378      $ 67,531
   Telephone .......................................        54,227        47,959
   Office supplies, stationery, and printing .......        56,833        57,071
   Data processing and related .....................       179,359       137,983
   Advertising and public relations ................        48,229        65,328
   ATM related expenses ............................        57,482        48,909
   Other ...........................................       339,239       305,532
                                                          --------      --------
      Total ........................................      $852,747      $730,313
                                                          ========      ========

NOTE 10 - INCOME TAXES

Income tax expense is summarized as follows:

                                                                                                            Year ended December 31,
                                                                                                            -----------------------
                                                                                                            2004             2003
                                                                                                            ----             ----
Currently payable:
   Federal .......................................................................................       $       -        $       -
   State .........................................................................................          15,571            6,083
                                                                                                         ---------        ---------
      Total current ..............................................................................          15,571            6,083
                                                                                                         ---------        ---------
Deferred income taxes ............................................................................         167,246           60,318
                                                                                                         ---------        ---------
Income tax expense ...............................................................................       $ 182,817        $  66,401
                                                                                                         =========        =========
Income tax expense is allocated as follows:
   To continuing operations ......................................................................       $ 187,761        $  79,385
   To shareholders' equity .......................................................................          (4,944)         (12,984)
                                                                                                         ---------        ---------
      Income tax expense .........................................................................       $ 182,817        $  66,401
                                                                                                         =========        =========

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                       2004                   2003
                                                                                                       ----                   ----
Deferred tax assets:
     Allowance for loan losses .......................................................               $189,701               $156,153
     Net operating loss carryforward .................................................                123,240                307,698
     Organization costs ..............................................................                  2,057                 15,352
     Other ...........................................................................                  1,136                  2,043
     Unrealized loss on securities available-for-sale ................................                 13,014                  8,070
                                                                                                     --------               --------
         Total deferred tax assets ...................................................                329,148                489,316
                                                                                                     --------               --------
Deferred tax liabilities:
     Accumulated depreciation ........................................................                 46,438                 44,304
                                                                                                     --------               --------
         Total deferred tax liabilities ..............................................                 46,438                 44,304
                                                                                                     --------               --------
         Net deferred tax asset ......................................................               $282,710               $445,012
                                                                                                     ========               ========

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 10 - INCOME TAXES - continued

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2004, management has determined that it is more likely than not that all of the deferred tax asset will be realized, and accordingly, has not established a valuation allowance.

The Company has a net operating loss for income tax purposes of $40,632 as of December 31, 2004. This net operating loss expires in the year 2022.

Reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:
                                                        Year ended December 31,
                                                        -----------------------
                                                         2004             2003
                                                         ----             ----
Tax expense at statutory rate ..................        $173,020         $72,948
State income tax, net of federal
   income tax benefit ..........................          10,466           4,014
Other, net .....................................           4,275           2,423
                                                        --------        --------
     Total .....................................        $187,761         $79,385
                                                        ========        ========

NOTE 11 - LEASES

The Company leases its operations center from an entity controlled by a director of the Company. The lease is renewable on an annual basis until 2008. The current monthly rental amount is $1,000 per month. Rental expense associated with this lease was $12,000 for the year ended December 31, 2004. Assuming the lease is renewed at the same monthly rate, future minimum lease payments would be $12,000 per year over the next five years or $60,000.

The Company also signed a lease on October 11, 2004 with Carolina Partners, LLC. The property is located in Bluffton, SC and will be used for future expansion. The lease is renewable on a three-year basis. Rent associated with this lease was $4,563 for the year ended December 31, 2004. Assuming the lease is renewed at the same monthly rate, future minimum lease payments would be $54,750 per year over the next five years or $273,750.


NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2004 and 2003, the Company had related party loans totaling $3,172,011 and $2,719,111, respectively. During 2004, advances on related party loans totaled $889,950 and repayments were $437,050.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2004, management, after consultation with legal counsel, is not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 14 - STOCK COMPENSATION PLAN

On May 10, 2001, the shareholders approved the Regional Bankshares, Inc. "2001 Stock Option Plan" (the Plan). The Plan provides for grants of "Incentive Stock Options," within the meaning of section 422 of the Internal Revenue Code and "Non-qualified Stock Options" that do not so qualify. The Plan provides for the issuance of up to 50,000 shares of the Company's common stock to officers and key employees. Options may be granted for a term of up to ten years from the effective date of grant. Options become exercisable ratably over three years after being granted. The Board of Directors will determine the per-share exercise price, but for incentive stock options the price will not be less than 100% of the fair value of a share of common stock on the date the option is granted. As of December 31, 2004, the Company had 35,000 shares reserved for issuance upon exercise of options under the Plan.

The following table summarizes the stock option plan:

                                                                                2004                         2003
                                                                                ----                         ----
                                                                                      Weighted-                      Weighted-
                                                                                       Average                        Average
                                                                        Shares      Exercise Price     Shares     Exercise Price
                                                                        ------      --------------     ------     --------------
Outstanding at beginning of year ...........................            17,000          $13.00         17,000         $13.00
Granted ....................................................                 -                              -
Exercised ..................................................                 -                              -
Cancelled ..................................................             2,000           13.00              -
                                                                        ------                         ------
Outstanding at end of year .................................            15,000           13.00         17,000          13.00
                                                                        ======                         ======

At December 31, 2004, 5,666 options were exercisable. The weighted average remaining life and exercise price for both exercisable and non exercisable options was 7.25 years and $13.00 per option, respectively.


NOTE 15 - STOCK WARRANTS

In connection with the Company's initial public stock sale, each of the twelve organizers received 5,000 stock warrants which gives them the right to purchase 5,000 shares of the Company's common stock at a price of $10.00 per share. The warrants vested equally over a three-year period beginning June 15, 2000 and expire on June 15, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors. On November 18, 2004 the eleven organizers who are still serving on the Board of Directors, were granted additional warrants which give them the right to purchase an additional 10,000 shares of the Company's common stock at a price of $13.50 per share. The warrants vest equally over a three-year period beginning November 18, 2004 and expire on November 18, 2014.

A summary of the status of the Company's stock warrants and changes during the year is presented below:
                                                             December 31,
                                                             ------------
                                                         2004             2003
                                                         ----             ----
Outstanding at beginning of year                        48,500           51,600
Granted                                                110,000               -
Exercised                                               (5,300)          (3,100)
Cancelled                                                   -                -
                                                      --------         --------
Outstanding at end of year                             153,200           48,500
                                                      ========         ========

At December 31, 2004, 43,200 warrants were exercisable.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 16 - EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock warrants and stock options.

Basic and diluted earnings per share are computed below:

                                                         Year ended December 31,
                                                         -----------------------
                                                             2004          2003
                                                             ----          ----
Basic earnings per share computation:
Net income available to common shareholders ..........     $321,122     $135,169
                                                           ========     ========
Average common shares outstanding - basic ............      569,500      565,446
                                                           ========     ========
Basic net income per share ...........................     $   0.56     $   0.24
                                                           ========     ========
Diluted earnings per share computation:
Net income available to common shareholders ..........     $321,122     $135,169
                                                           ========     ========
Average common shares outstanding - basic ............      569,500      565,446
Incremental shares from assumed conversions:
     Stock options and warrants ......................        8,000       15,450
                                                           --------     --------
Average common shares outstanding - diluted ..........      577,500      580,896
                                                           --------     --------
Diluted earnings per share ...........................     $   0.56     $   0.23
                                                           ========     ========


NOTE 17 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Bank's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Bank's Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2004, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 17 - REGULATORY MATTERS - continued

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

                                                                                                                  To Be Well-
                                                                                                               Capitalized Under
                                                                                         For Capital           Prompt Corrective
                                                                     Actual           Adequacy Purposes        Action Provisions
                                                                     ------           -----------------        -----------------
                                                               Amount     Ratio       Amount       Ratio       Amount         Ratio
                                                               ------     -----       ------       -----       ------         -----
December 31, 2004
  Total capital (to risk-weighted assets) .............     $6,639,869    11.15%    $4,762,397      8.00%    $5,952,996      10.00%
  Tier 1 capital (to risk-weighted assets) ............      6,049,104    10.16%     2,381,198      4.00      3,571,797       6.00
  Tier 1 capital (to average assets) ..................      6,049,104     9.71%     2,493,113      4.00      3,116,391       5.00

December 31, 2003
  Total capital (to risk-weighted assets) .............     $5,179,587    10.31%    $4,019,458      8.00%    $5,024,322      10.00%
  Tier 1 capital (to risk-weighted assets) ............      4,696,712     9.35      2,009,729      4.00      3,014,593       6.00
  Tier 1 capital (to average assets) ..................      4,696,712     9.28      2,023,920      4.00      2,529,900       5.00

The Federal Reserve has similar requirements for bank holding companies. The Company is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 18 - UNUSED LINES OF CREDIT

As of December 31, 2004, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $3,750,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank, under various maturity terms and interest rates, up to 10% of the Bank's total assets, which totaled $7,020,051 as of December 31, 2004. As of December 31, 2004, the Bank has borrowed $6,250,000 on this line.

NOTE 19 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

South Carolina banking regulations require that cash dividends paid to shareholders receive the prior written approval of the Commissioner of Banking. However, the Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 20 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 20 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - continued

Collateral held for commitments to extend credit and letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:

                                                            December 31,
                                                            ------------
                                                        2004             2003
                                                        ----             ----
Commitments to extend credit ...............    $   7,532,145    $   7,229,066
Standby letters of credit ..................           60,000           45,000


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

Investment Securities - The fair values of securities available-for-sale equal the carrying amounts, which are the quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying value of nonmarketable equity securities approximates the fair value since no ready market exists for the stocks.

Loans Receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advances from Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently.

Note Payable - The carrying amounts of variable rate notes are reasonable estimates of fair value because they can be repriced frequently.

Accrued  Interest   Receivable  and  Payable  -  The  carrying  value  of  these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company's financial instruments as are as follows:

                                                                                            December 31,
                                                                                            ------------
                                                                             2004                                  2003
                                                                             ----                                  ----
                                                                  Carrying         Estimated            Carrying          Estimated
                                                                   Amount          Fair Value            Amount           Fair Value
                                                                   ------          ----------            ------           ----------
Financial Assets:
  Cash and due from banks ..............................        $ 2,201,849        $ 2,201,849        $ 1,413,904        $ 1,413,904
  Federal funds sold ...................................          6,395,757          6,395,757          2,371,780          2,371,780
  Securities available-for-sale ........................          3,555,552          3,555,552          2,344,649          2,344,649
  Nonmarketable equity securities ......................            446,153            446,153            164,853            164,853
  Loans receivable .....................................         55,052,377         54,986,814         48,262,788         47,524,615
  Accrued interest receivable ..........................            237,244            237,244            190,352            190,352

Financial Liabilities:
  Demand deposit, interest-bearing
    transaction, and savings accounts ..................         33,026,546         33,026,546         26,736,470         26,736,470
  Certificates of deposit and
    other time deposits ................................         24,664,650         24,702,019         23,703,434         23,747,584
  Note payable .........................................          1,000,000          1,000,000                  -                  -
  Advances from Federal Home Loan Bank .................          6,250,000          6,250,000          2,000,000          2,000,000
  Accrued interest payable .............................            117,773            117,773            136,441            136,441

                                                                 Notional          Estimated          Notional           Estimated
                                                                  Amount           Fair Value          Amount            Fair Value
                                                                  ------           ----------          ------            ----------
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit .........................        $7,532,145        $          -        $7,229,066        $          -
  Letters of credit ....................................            60,000                   -            45,000                   -


NOTE 22 - REGIONAL BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Regional Bankshares, Inc. (Parent Company Only).

                            Condensed Balance Sheets

                                                               December 31,
                                                               ------------
                                                           2004           2003
                                                           ----           ----
Assets
  Cash ...........................................     $   42,653     $   34,691
  Investment in banking subsidiary ...............      6,026,944      4,682,971
  Other assets ...................................         59,894         10,234
                                                       ----------     ----------
     Total assets ................................     $6,129,491     $4,727,896
                                                       ==========     ==========
Liabilities
  Note payable ...................................     $1,000,000     $        -
  Other ..........................................         35,892              -
                                                       ----------     ----------
     Total liabilities ...........................      1,035,892              -
                                                       ----------     ----------
Shareholders' equity .............................      5,093,599      4,727,896
                                                       ----------     ----------
Total liabilities and shareholders' equity .......     $6,129,491     $4,727,896
                                                       ==========     ==========

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 22 - REGIONAL BANKSHARES, INC. (PARENT COMPANY ONLY) - continued

                         Condensed Statements of Income

                                                                                                        Year ended December 31,
                                                                                                        -----------------------
                                                                                                     2004                    2003
                                                                                                     ----                    ----
Income ..............................................................................              $       -               $       -
Expenses
  Other expenses ....................................................................                (49,635)                      -
                                                                                                   ---------               ---------
Loss before income taxes and equity in
  undistributed earnings of banking subsidiary ......................................                (49,635)                      -
Income tax benefit ..................................................................                 18,365                       -
Equity in undistributed earnings of banking subsidiary ..............................                352,392                 135,169
                                                                                                   ---------               ---------
Net income ..........................................................................              $ 321,122               $ 135,169
                                                                                                   =========               =========


                       Condensed Statements of Cash Flows

                                                                                                       Year ended December 31,
                                                                                                       -----------------------
                                                                                                    2004                    2003
                                                                                                    ----                    ----
Cash flows from operating activities:
   Net income ..................................................................              $   321,122               $   135,169
   Adjustments to reconcile net income
      to net cash used by operating activities:
      Equity in undistributed earnings
        of banking subsidiary ..................................................                 (352,392)                 (135,169)
   Increase in other liabilities ...............................................                   35,892                         -
   Increase in other assets ....................................................                  (49,660)                        -
                                                                                              -----------               -----------
         Net cash used by operating activities .................................                  (45,038)                        -
                                                                                              -----------               -----------
Cash flows from investing activities:
   Transfer of capital to the Bank .............................................               (1,000,000)                        -
                                                                                              -----------               -----------
         Net cash used by investing activities .................................               (1,000,000)                        -
                                                                                              -----------               -----------
Cash flows from financing activities:
   Proceeds from note payable ..................................................                1,000,000                         -
   Proceeds from exercise of stock warrants ....................................                   53,000                    31,000
                                                                                              -----------               -----------
         Net cash provided by financing activities .............................                1,053,000                    31,000
                                                                                              -----------               -----------
Increase in cash ...............................................................                    7,962                    31,000
Cash and cash equivalents, beginning of year ...................................                   34,691                     3,691
                                                                                              -----------               -----------
Cash and cash equivalents, end of year .........................................              $    42,653               $    34,691
                                                                                              ===========               ===========