Form 10KSB, Exhibit 13
period 2005-12-31
REGIONAL BANKSHARES INC
filed 2006-03-29
CIK 1135513

REGIONAL BANKSHARES, INC.

                                   EXHIBIT 13

                   Portions of Annual Report to Shareholders
                           Incorporated by Reference
                             into December 31, 2005
                                  Form 10-KSB

                            REGIONAL BANKSHARES, INC.













                                Table of Contents

                                                                           Page

Forward Looking Statements....................................................2
Selected Financial Data.......................................................3
Management's Discussion and Analysis.......................................4-20
Independent Auditors' Report.................................................21
Consolidated Balance Sheets..................................................22
Consolidated Statements of Income............................................23
Consolidated Statements of Changes in Shareholders'
 Equity and Comprehensive Income.............................................24
Consolidated Statements of Cash Flows........................................25
Notes to Consolidated Financial Statements................................26-44

                            REGIONAL BANKSHARES, INC.

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

These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a relatively new company with a limited operating history.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

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

     o    Repayment of loans by our borrowers;

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

                            REGIONAL BANKSHARES, INC.

                             Selected Financial Data

The following selected financial data for and at the years ended December 31, is derived from our consolidated financial statements and other data. The selected financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, included elsewhere herein.

                                                             2005           2004           2003            2002            2001
                                                             ----           ----           ----            ----            ----
(Dollars in thousands, except per share)
Income Statement Data:
  Interest income .................................       $  4,464        $  3,357        $  2,754        $  2,440        $  1,998
  Interest expense ................................          1,357             727             710             788             853
                                                          --------        --------        --------        --------        --------
  Net interest income .............................          3,107           2,630           2,044           1,652           1,145
  Provision for loan losses .......................            120             125             132             130             130
                                                          --------        --------        --------        --------        --------
  Net interest income after provision
    for loan losses ...............................          2,987           2,505           1,912           1,522           1,015
  Noninterest income ..............................            586             545             504             350             235
  Noninterest expense .............................          2,808           2,541           2,202           1,672           1,494
                                                          --------        --------        --------        --------        --------
  Income (loss) before income taxes ...............            765             509             214             200            (244)
  Income tax expense (benefit) ....................            283             188              79              74             (89)
                                                          --------        --------        --------        --------        --------
     Net income (loss) ............................       $    482        $    321        $    135        $    126        $   (155)
                                                          ========        ========        ========        ========        ========
Balance Sheet Data:
  Assets ..........................................       $ 71,105        $ 70,260        $ 57,406        $ 44,226        $ 34,218
  Earning assets ..................................         65,500          64,860          53,144          40,935          30,211
  Securities (1) ..................................          6,527           4,002           2,510           2,651             354
  Loans (2) .......................................         58,586          55,052          48,263          35,233          26,874
  Allowance for loan losses .......................            681             590             483             369             268
  Deposits ........................................         58,698          57,691          50,440          39,379          27,742
  Shareholders' equity ............................          5,588           5,094           4,728           4,584           4,452
Per Share Data(3):
   Earnings (losses) per share ....................       $   0.70        $   0.47        $   0.20        $   0.19        $  (0.23)
   Book value .....................................           8.07            7.40            6.93            6.76            6.56
   Tangible book value ............................           8.07            7.40            6.93            6.76            6.56
Selected Ratios:
    Return on average assets ......................           0.67%           0.52%           0.27%           0.32%          (0.55)%
    Return on average equity ......................           9.18            6.28            2.91            2.81           (3.44)
    Net interest margin (4) .......................           4.62            4.59            4.44            4.63            4.68
    Efficiency (5) ................................          76.04           80.04           86.40           83.52          108.29
    Equity to assets ..............................           7.86            7.25            8.24           10.36           13.01
Capital and Liquidity Ratios:
    Average equity to average assets ..............           7.28%           8.19%           9.17%          11.31%          16.07%
    Leverage (4.00% required minimum) .............           7.78            9.71            9.37           10.50           13.53
    Tier 1 risk-based capital ratio ...............           8.76           10.16            9.44           12.50           15.35
    Total risk-based capital ratio ................           9.82           11.15           10.40           13.51           16.27
    Average loans to average deposits .............          96.97           94.93           91.56           89.59           93.31

----------------------
(1)  Securities   include   available-for-sale,   stated  at  fair  value,   and
     nonmarketable equity securities.
(2)  Loans are stated at gross amounts before allowance for loan losses.
(3) Per share amounts have been adjusted to reflect the effect of a 20% stock dividend paid in 2005.
(4)  Net interest income divided by average earning assets.
(5) Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Basis of Presentation

The following discussion should be read in conjunction with our Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     General

On June 15, 1999, Hartsville Community Bank (the "Bank") completed its organization and began operations in temporary facilities in Hartsville, South Carolina. On January 1, 2001, the Bank became a wholly-owned subsidiary of Regional Bankshares, Inc. (the Company), when the Company acquired 100% of the outstanding common stock of the Bank. The Company was formed to serve as a holding company for the Bank. On January 10, 2001, the Bank converted from a national bank charter to a state bank charter. On June 27, 2005 the Bank changed its name to Heritage Community Bank.

On May 10, 2001, we moved our operations to our newly constructed 8,250 square foot headquarters at 206 South Fifth Street in Hartsville, South Carolina. In April 2003, the Bank moved its operations center to 226 W. Carolina Avenue, near the Bank's headquarters. In December 2005, the Bank moved its operations center to 125 Westfield St. The operation center now houses deposit operations and loan operations.

The principal business activity of the Bank is to provide banking services to domestic markets, principally in Darlington County and Chesterfield County, South Carolina. The deposits of the Bank are insured up to legal limits by the Federal Deposit Insurance Corporation. In addition to providing traditional banking services, the Bank has a mortgage loan division. The mortgage loan division originates loans to purchase existing homes or construct new homes and to refinance existing mortgages on behalf of correspondent banks. During 2001, the Bank began to offer investment and brokerage services to its customers through Raymond James Financial Services, Inc., a registered broker-dealer firm.

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

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Results of Operations


Year ended December 31, 2005, compared with year ended December 31, 2004

Net interest income increased $477,149, or 19.04% in 2005 from $2,505,392 in 2004. The increase in net interest income was due primarily to an increase in average earning assets, which increased $9,652,000, or 16.75%, due to an increase in investment securities as well as continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $4,124,076 and interest on securities available for sale of $222,484.

Our net interest spread and net interest margin were 4.32% and 4.62%, respectively, in 2005 compared to 4.38% and 4.56%, respectively, in 2004. The increase in net interest spread was primarily the result of an increase in interest rates. Yields on earning assets increased from 5.83% in 2004 to 6.64% in 2005. Rates on interest-bearing liabilities increased from 1.45% in 2004 to 2.32% in 2005.

The provision for loan losses was $120,000 in 2005 compared to $125,000 in 2004. We continue to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $40,947 or 7.52%, to $585,530 in 2005 from $544,583 in 2004. The increase is primarily attributable to an increase in service charges on deposit accounts, which increased $109,055, or 38.38%, to $393,225 for the year ended December 31, 2005. Residential mortgage origination fees decreased $24,694, or 24.47%, to $59,103 for the year ended December 31, 2005 due to the decline in the number of mortgage refinances as interest rates began to increase and most of the demand for refinancing had been satisfied.

Noninterest expense increased $266,780, or 10.50%, to $2,807,872 in 2005 from $2,541,092 in 2004. Noninterest expenses increased in all categories as a result of our continued growth. Other operating expenses increased $143,188 to $995,935 for the year ended December 31, 2005. Salaries and benefits increased $68,370, or 5.08%, to $1,413,929 in 2005 from $1,345,559 in 2004. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Our efficiency ratio was 78.59% in 2005 compared to 80.04% in 2004. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $482,048 in 2005 compared to a net income of $321,122 in 2004. The net income reflects our continued growth, as average-earning assets increased from $57,619,000 for the year ended December 31, 2004 to $67,271,000 for the year ended December 31, 2005. Return on average assets during 2005 was 0.67% compared to 0.52% during 2004, and return on average equity was 7.64% during 2005 compared to 6.28% during 2004.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                               Net Interest Income

General. The largest component of our net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities. Total interest-earning assets yield less total interest-bearing liabilities rate represents our net interest rate spread.

Average Balances, Income and Expenses, and Rates. The following table sets forth, for the years indicated, certain information related to our average balance sheet and our average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses, and Rates

                                                                           2005                                  2004
                                                                           ----                                  ----
                                                             Average      Income/      Yield/       Average     Income/     Yield/
(Dollars in thousands)                                       Balance     Expense        Rate        Balance    Expense       Rate
                                                          ------------  ----------  ----------    ----------  ----------  --------
Assets:
  Earning Assets:
     Loans (1) ........................................   $     56,581  $    4,124       7.29%    $   51,709  $    3,238     6.26%
     Securities, taxable (2) ..........................          6,679         223       3.34          3,292          78     2.37
     Securities, nontaxable (3) .......................              2           -          -              -           -        -
     Nonmarketable securities .........................            481          14       2.91            214           4     1.87
     Federal funds sold ...............................          3,528         103       2.92          2,404          37     1.54
                                                          ------------  ----------                ----------  ----------
       Total earning assets ...........................         67,271       4,464       6.64         57,619       3,357     5.83
                                                          ------------  ----------                ----------  ----------
  Cash and due from banks .............................          2,095                                 1,976
  Premises and equipment ..............................          2,819                                 2,476
  Other assets ........................................            557                                   789
  Allowance for loan losses ...........................           (632)                                 (532)
                                                          -------------                           ----------
       Total assets ...................................   $     72,110                            $   62,328
                                                          ============                            ==========
Liabilities:
  Interest-bearing liabilities:
     Interest-bearing transaction
       accounts .......................................   $      6,802          27       0.40%    $    6,055          14     0.23%
     Savings deposits .................................         17,493         252       1.44         17,677         183     1.04
     Time deposits ....................................         27,092         799       2.95         23,728         482     2.03
  Note Payable ........................................          1,063          67       6.30            255          13     5.10
  Federal Home Loan Bank Advances .....................          6,038         211       3.49          2,524          34     1.35
  Other short-term borrowings .........................             16           1       6.25             44           1     2.27
                                                          ------------  ----------                ----------  ----------
       Total interest-bearing
         liabilities ..................................         58,504       1,357       2.32         50,283         727     1.45
                                                          ------------  ----------                ----------  ----------
  Demand deposits .....................................          8,025                                 6,757
  Accrued interest and other liabilities ..............            332                                   178
  Shareholders' equity ................................          5,249                                 5,110
                                                          ------------                            ----------
       Total liabilities and
         Shareholders' equity .........................   $     72,110                            $   62,328
                                                          ============                            ==========
  Net interest spread .................................                                  4.32%                               4.38%
  Net interest income .................................                 $    3,107                            $    2,630
                                                                        ==========                            ==========
  Net interest margin .................................                                  4.62%                               4.56%

(1) The effect of fees collected on loans is not significant to the computations. Nonaccrual loans are not included in average balances on loans. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.
(3) Calculated on a fully tax-equivalent basis at 37% tax rate. Rate/Volume Analysis

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table reflects the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                                               2005 Compared to 2004
                                                                                                   Variance due to
                                                                                                   ---------------
(Dollars in thousands)                                                          Volume (1)             Rate (1)                Total
                                                                                ----------             --------                -----
Interest income:
   Loans ............................................................               $  563               $  323               $  886
   Securities, taxable ..............................................                   41                  104                  145
   Securities, nontaxable ...........................................                    -                    -                    -
   Nonmarketable securities .........................................                    3                    7                   10
   Federal funds sold and other .....................................                   44                   22                   66
                                                                                    ------               ------               ------

     Total interest income ..........................................                  651                  456                1,107
                                                                                    ------               ------               ------

Interest expense:
   Interest-bearing deposits ........................................                  324                   75                  399
   Federal Home Loan Bank Advances ..................................                   95                   82                  177
   Note Payable .....................................................                    4                   50                   54
   Other short-term borrowings ......................................                    -                    -                    -
                                                                                    ------               ------               ------

     Total interest expense .........................................                  423                  207                  630
                                                                                    ------               ------               ------

     Net interest income ............................................               $  228               $  249               $  477
                                                                                    ======               ======               ======

(1) Rate/volume changes have been allocated to each category based on a consistent basis between rate and volume.

                               Net Interest Income

Interest Sensitivity. We monitor and manage the pricing and maturity of our assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on our net interest income. The principal monitoring technique employed is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Net Interest Income - continued

The following table sets forth our interest rate sensitivity at December 31, 2005.

Interest Sensitivity Analysis

                                                          After one      After Three                        Greater
                                                           Through         Through                          Than One
December 31, 2005                       Within One           Three          Twelve        Within one       Year or Non-
(Dollars in thousands)                     Month            Months          Months           Year            Sensitive        Total
                                      ------------      ------------      ----------      ----------      ------------      --------
Assets
Interest-earning assets
  Loans ...........................   $     26,386      $      5,142      $    2,677      $   34,205      $     24,381      $ 58,586
  Securities, taxable .............             26             1,051           1,211           2,288             3,485         5,773
  Securities, nontaxable ..........              -                 -               -               -               306           306
  Nonmarketable securities ........              -                 -               -               -               448           448
  Federal funds sold ..............            388                 -               -             388                 -           388
                                      ------------      ------------      ----------      ----------      ------------      --------
       Total earning assets .......         26,800             6,193           3,888          36,881            28,620        65,501
                                      ------------      ------------      ----------      ----------      ------------      --------
Liabilities
Interest-bearing liabilities:
  Interest-bearing deposits:
     Demand deposits ..............          7,520                 -               -           7,520                 -         7,520
     Savings deposits .............         15,084                 -               -          15,084                 -        15,084
     Time deposits ................             27             4,739          15,822          20,588             5,954        26,542
                                      ------------      ------------      ----------      ----------      ------------      --------
       Total interest-bearing
         deposits .................         22,631             4,739          15,822          43,192             5,954        49,146
                                      ------------      ------------      ----------      ----------      ------------      --------
  Fed Funds Purchased .............             50                 -               -              50                 -            50
  Note Payable ....................              -                50               -              50             1,000         1,050
  Federal Home Loan Bank
     advances .....................          2,000               750           1,250           4,000             1,250         5,250
                                      ------------      ------------      ----------      ----------      ------------      --------
       Total interest-bearing
         liabilities ..............         24,681             5,539          17,072          47,292             8,204        55,496
                                      ------------      ------------      ----------      ----------      ------------      --------
Period gap ........................   $      2,119      $        654      $  (13,184)     $  (10,411)     $     20,416      $ 10,005
                                      ============      ============      ===========     ===========     ============      ========
Cumulative gap ....................   $      2,119      $      2,773      $  (10,411)     $  (10,411)     $     10,005
                                      ============      ============      ===========     ===========     ============
Ratio of cumulative gap to total
  earning assets ..................           3.23%             4.23%         (15.90)%        (15.90)%           15.27%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, we are not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Advances from the Federal Home Loan Bank and the note payable are reflected at their contractual maturity dates.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Net Interest Income - continued

We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive. We are liability-sensitive on a cumulative basis within one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes our current liability-sensitive gap position is acceptable relative to the current rate environment, as we would be expected to benefit most from stable or slightly declining rates. Net interest income may also be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     Provision and Allowance for Loan Losses

General. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem credits. On a quarterly basis, our Board of Directors reviews and approves the appropriate level for our allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in our market.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our statement of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of inherent losses in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

Our allowance for loan losses is based upon judgments and assumptions about risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process of setting the allowance includes identification and analysis of inherent losses in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically by the banking regulators and our independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing a risk grading system. Although real estate mortgage loans comprise the largest category of total loans, the relative risk associated with these loans is considered lower than the risk associated with traditional commercial and consumer loans. Commercial and consumer loans are usually secured by collateral other than real estate and therefore carry a higher degree of risk.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

               Provision and Allowance for Loan Losses - continued

The following table sets forth information with respect to our allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2005 and 2004.

Allowance for Loan Losses
(Dollars in thousands)                                         2005       2004
                                                               ----       ----
Total loans outstanding at end of year ...................   $58,586    $55,052
                                                             =======    =======
Average loans outstanding ................................   $56,581    $51,709
                                                             =======    =======
Balance of allowance for loan losses at beginning of year $ 590 $ 483 Loans charged off:
     Real estate - construction ..........................         -          -
     Real estate - mortgage ..............................         -          -
     Commercial and industrial ...........................         -          -
     Consumer and other ..................................        54         32
                                                             -------    -------
         Total loan losses ...............................        54         32
                                                             -------    -------
Recoveries of previous loan losses:
     Real estate - construction ..........................         -          -
     Real estate - mortgage ..............................         -          -
     Commercial and industrial ...........................         -          -
     Consumer and other ..................................        25         14
                                                             -------    -------
         Total recoveries ................................        25         14
                                                             -------    -------
Net charge-offs ..........................................        29         18
Provision for loan losses ................................       120        125
                                                             -------    -------
Balance of allowance for loan losses at end of year ......   $   681    $   590
                                                             =======    =======

Allowance for loan losses to year end loans ..............      1.16%      1.07%
Ratio of charge-offs to average loans ....................      0.10%      0.05%


                              Nonperforming Assets

Nonperforming Assets. There were loans totaling $7,758 and $23,847 in nonaccrual status at December 31, 2005 and 2004, respectively. There were loans totaling $520 and $2,157 past due ninety days or more and still accruing interest at December 31, 2005 and 2004, respectively. There were no restructured loans at December 31, 2005 or 2004.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if our nonaccrual loans had been current in accordance with their original terms and the amount of interest income on such loans that was included in net income, is immaterial.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                        Nonperforming Assets - continued

Potential  Problem  Loans.  Management  has  identified  and maintains a list of potential problem loans. These loans are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem loan list when management becomes aware of information about possible credit problems of the borrower that causes doubts about the borrower's ability to comply with the current loan repayment terms. Potential problem loans are either designated as criticized loans (loans that are typically 60-89 days past due) or classified loans (loans that are typically 90 days or more past due). At December 31, 2005, we had identified $368,357 in criticized loans and $8,989 in classified loans through our internal review mechanisms. At December 31, 2004, we had identified $578,868 in criticized loans and $30,160 in classified loans through our internal review mechanisms. These amounts do not represent management's estimate of potential losses since a portion of such loans is secured by various types of collateral. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses.

                         Noninterest Income and Expense

Noninterest Income. Noninterest income for the year ended December 31, 2005 was $585,530, an increase of $40,947 from $544,583 for the year ended December 31, 2004. The increase is primarily due to an increase in service charges on deposit accounts which totaled $393,225 in 2005 as compared to $284,170 in 2004. Residential mortgage origination fees decreased $24,694 as compared to the year ended December 31, 2004. This decrease is attributable to rising interest rates and a decline in consumer refinancing activity. Brokerage fee commissions declined from $101,912 for the year ended December 31, 2004 to $42,786 in 2005. The decline is attributable to a transition in brokerage personnel.


The following table sets forth the principal components of noninterest income for the years ended December 31, 2005 and 2004.

   (Dollars in thousands)                                     2005         2004
                                                              ----         ----
   Service charges on deposit accounts ..................     $393         $284
   Credit life insurance commissions ....................        4            5
   Residential mortgage origination fees ................       59           84
   Brokerage commissions ................................       43          102
   Other income .........................................       87           70
                                                              ----         ----
   Total noninterest income .............................     $586         $545
                                                              ====         ====

Noninterest Expense. Noninterest expense increased $266,780 or 10.50% to $2,807,872 for the year ended December 31, 2005 when compared to 2004. Of this total, other operating expenses increased $143,188, or 16.79% to $995,935 in 2005 from $852,747 in 2004. Salaries and employee benefits increased $68,370, or 5.08%, in 2005 from $1,345,559 in 2004. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Occupancy expense, including depreciation charges, increased $30,164, or 17.35% to $204,049 for the year ended December 31, 2005. Furniture and equipment expense increased from $168,901 in 2004 to $193,959 for the year ended December 31, 2005. Both the increase in occupancy expense and furniture and equipment expense are due to the addition of the permanent facility in McBee and the purchase of our new operations center.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                   Noninterest Income and Expense - continued

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2005 and 2004.

     (Dollars in thousands)                                 2005           2004
                                                            ----           ----
     Salaries and employee benefits .....................    $1,414      $1,346
     Net occupancy and equipment expense ................       398         174
     Advertising and public relations ...................        54          48
     Office supplies, stationery, and printing ..........        68          57
     Data processing and related expense ................       209         179
     Professional fees and services .....................       146         117
     Telephone expenses .................................        57          54
     Other ..............................................       462         566
                                                             ------      ------
         Total noninterest expense ......................    $2,808      $2,541
                                                             ======      ======
     Efficiency ratio ...................................     76.04%      80.04%

                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $56,581,000 in 2005 compared to $51,709,000 in 2004, an increase of $4,872,000 or 9.42%. At December 31, 2005, total loans were $58,586,129 compared to $55,052,377 at December 31, 2004.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights our general emphasis on all types of lending.

Composition of Loan Portfolio

December 31,                                                           2005                                   2004
                                                                       ----                                   ----
(Dollars in thousands)                                                           Percent                                 Percent
                                                             Amount              of Total            Amount              of Total
                                                             ------              --------            ------              --------
Commercial and industrial ......................           $  5,642                 9.63%        $   4,941                 8.98%
Real estate
     Construction ..............................              8,714                14.87             5,152                 9.36
     Mortgage-residential ......................             17,307                29.54            17,254                31.34
     Mortgage-nonresidential ...................             21,222                30.24            21,722                39.46
Consumer .......................................              5,701                 9.73             5,982                10.86
                                                           --------               ------         ---------               ------
     Total loans ...............................             58,586               100.00%           55,052               100.00%
Allowance for loan losses ......................               (681)                                  (590)
                                                           --------                              ---------
     Net loans .................................           $ 57,905                              $  54,462
                                                           ========                              =========

The largest component of our loan portfolio is real estate mortgage loans. At December 31, 2005, real estate mortgage loans totaled $47,242,902 and represented 80.64% of the total loan portfolio, compared to $44,030,681 or 79.98% at December 31, 2004.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the our market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Earning Assets - continued

Residential mortgage loans totaled $17,307,240 at December 31, 2005 and represented 29.54% of the total loan portfolio, compared to $17,254,144 at December 31, 2004. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $21,221,762 at December 31, 2005, compared to $21,722,119 at December 31, 2004. This represents a decrease of $500,357 or 2.3% from the December 31, 2004 amount. Construction loans increased $3,561,600 or 69.13%to $8,713,899 at December 31, 2005 when compared to
$5,152,299 for the year ended December 31, 2004. This increase is attributable to increased construction loan demand.

Consumer and other loans decreased $281,458 or 4.70%, to $5,701,033 at December 31, 2005 from $5,982,492 at December 31, 2004.

Commercial and industrial loans increased $701,944 or 14.19%, to $5,642,194 at December 31, 2005 from $4,941,250 at December 31, 2004.

Our loan portfolio reflects the diversity of our market. Our home office is located in Hartsville in Darlington County, South Carolina. We have a second branch in McBee, which is in Chesterfield County, South Carolina. The economy of Hartsville contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. The economy of McBee contains elements of medium and light manufacturing and farming. Management expects the areas to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. We do not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for us. The following table sets forth our loans maturing within specified intervals at December 31, 2005.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                              Over One Year
                                            One Year or          Through          Over Five
(Dollars in thousands)                          Less            Five Years          Years            Total
                                            --------------    -------------     -------------    -------------
Commercial and industrial ...............   $        2,518    $       2,657     $         467    $       5,642
Real estate .............................            5,012           35,240             6,991           47,243
Consumer and other ......................            1,133            4,038               530            5,701
                                            --------------    -------------     -------------    -------------
 ........................................   $        8,663    $      41,935     $       7,989    $      58,586
                                            ==============    =============     =============    =============

Loans maturing after one year with:
     Fixed interest rates ...............                                                        $      24,154
     Floating interest rates ............                                                               25,799
                                                                                                 -------------
                                                                                                 $      49,953

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

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Earning Assets - continued

Investment Securities. The investment securities portfolio is also a component of our total earning assets. Total securities available-for-sale averaged $6,681,000 in 2005, compared to $3,292,000 in 2004. At December 31, 2005, total securities available-for-sale were $6,078,990. Other than nonmarketable equity securities, all securities were designated as available-for-sale and were recorded at their estimated fair value. Investment securities also include certain nonmarketable equity securities including Federal Home Loan Bank of Atlanta (the "Federal Home Loan Bank") stock and Community Financial Services, Inc. (parent of The Bankers Bank) stock. These securities are recorded at their original cost and totaled $447,792 at December 31, 2005, compared to $446,153 at December 31, 2004.

The   following   table   sets   forth   the  book   value  of  the   securities
available-for-sale held by us at December 31, 2005 and 2004.

Book Value of Securities

     (Dollars in thousands)                                 2005           2004
                                                         ----------    ---------
     U.S. government agencies and corporations .......   $    4,502    $   3,000
     Mortgage backed .................................        1,386          597
     Municipals ......................................          306    $       -
                                                         ----------    ---------
         Total securities available-for-sale .........   $    6,194    $   3,597
                                                         ==========    =========

The following table sets forth the scheduled maturities and weighted average yields of securities available-for-sale held at December 31, 2005.

Investment Securities Maturity Distribution and Yields

                                                                   After One But         After Five But
  December 31, 2005                           Within One Year      Within Five Years       Within Ten Years        Over Ten Years
                                            -----------------      -----------------     ------------------     ------------------
  (Dollars in thousands)                      Amount   Yield        Amount    Yield        Amount    Yield        Amount    Yield
                                            ---------  ------      --------   ------     ---------  -------     ---------  -------
  U.S. Government agencies .............    $   2,003   3.20%      $  2,500     3.04%    $       -              $       -        -
  Mortgage-backed ......................            -       -           946     3.68           439     4.23%            -        -
  Obligations of state and .............
   local governments(1) ................            -       -             -        -             -        -           306     5.64%
                                            ---------              --------              ---------              ---------
    Total securities(2) ................    $   2,003              $  3,446              $     439              $     306
                                            =========              ========              =========              =========

(1) The yield on state and local governments is presented on a tax equivalent basis using a federal income tax rate of 34%.
(2)  Excludes mortgage equity securities.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $3,528,000 in 2005, compared to $2,404,000 in 2004. At December 31, 2005, short-term investments totaled $387,955. These funds are an important source of our liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $8,221,000, or 16.35% to $58,504,000 in 2005, from $50,283,000 in 2004. Average interest-bearing deposits increased $3,927,000 or 8.27%, to $51,387,000 in 2005, from $47,460,000 in 2004.
These increases resulted from increases in several categories of interest-bearing liabilities, a result of the continued growth in deposits and an increased use of Federal Home Loan Bank Advances.

Deposits. Average total deposits increased $5,195,000, or 9.58%, to $59,412,000 in 2005, from $54,217,000 in 2004. At December 31, 2005, total deposits were $58,697,895, compared to $57,691,196 a year earlier, an increase of 1.74%. The largest increase in deposits was in interest-bearing transaction accounts which increased $1,744,040 or 30.20% to $7,519,826 at December 31, 2005 when compared to 2004. Money market accounts decreased $3,414,956 to $13,141,182 for the year ended December 31, 2005 as compared to $16,829,138 for the year ended December 31, 2004. This decrease is primarily due to a large deposit customer that has large shifts in its deposit balances.

The following table sets forth the deposits by category at December 31, 2005 and 2004.

Deposits

December 31,                                             2005                                 2004
                                                         ----                                 ----
                                                                Percent of                         Percent of
(Dollars in thousands)                          Amount           Deposits          Amount           Deposits
                                                ------           --------          ------           --------
Demand deposit accounts ...............       $    9,552           16.27%         $    8,281          14.35%
NOW accounts ..........................            7,520           12.81               5,776          10.01
Money market accounts .................           13,414           22.85              16,829          29.17
Savings accounts ......................            1,670            2.85               2,140           3.71
Time deposits less than $100 ..........           20,465           34.86              18,888          32.74
Time deposits of $100 or more .........            6,077           10.35               5,777          10.02
                                              ----------          ------          ----------         ------
     Total deposits ...................       $   58,698          100.00%         $   57,691         100.00%
                                              ==========                          ==========

The average amounts and average rates paid on deposits held by the Bank for the years ended December 31, 2005 and 2004 are summarized below:


December 31,                                              2005                                 2004
                                                          ----                                 ----
                                                Average            Average           Average          Average
(Dollars in thousands)                          Amount            Rate Paid          Amount           Rate Paid
                                                ------            ---------          ------           ---------
Demand deposit accounts ................       $   8,025            0.00%         $    6,757            0.00%
NOW accounts ...........................           6,802            0.40               6,055            0.23
Money market accounts ..................          15,539            1.55              15,629            1.13
Savings accounts .......................           1,953            0.56               2,048            0.29
Time deposits less than $100 ...........          20,656            3.00              17,398            2.07
Time deposits of $100 or more ..........           6,437            2.81               6,330            1.91
                                              ----------            ----          ----------            ----
     Total deposits ....................      $   59,412            1.82%         $   54,217            1.25%
                                              ==========                          ==========

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $52,620,542 at December 31, 2005.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

Deposits, and particularly core deposits, have been our primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 99.81% at December 31, 2005, and 95.43% at December 31, 2004. The maturity distribution of our time deposits of $100,000 or more at December 31, 2005, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

                                                                                          After Six
                                                                        After Three        Through
                                                       Within Three     Through Six         Twelve       After Twelve
(Dollars in thousands)                                    Months           Months           Months           Months           Total
                                                          ------           ------           ------           ------           -----
Certificates of deposit
  of $100,000 or more .........................           $2,016           $1,295           $2,028           $  738          $6,077

Approximately 33.17% of our time deposits of $100,000 or more had scheduled maturities within three months, and 54.68% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Advances from the Federal Home Loan Bank. Total advances from the Federal Home Loan Bank decreased $1,000,000 to $5,250,000 at December 31, 2005 from $6,250,000 at December 31, 2004. The average of Federal Home Loan Bank advances was $6,038,000 in 2005 as compared to $2,524,000 in 2004. Advances from Federal Home Loan Bank serve as a secondary funding source.

Advances from Federal Home Loan Bank mature at different periods as discussed in the notes to the financial statements and are secured by the Bank's one to four family residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock.

Notes Payable. During 2004, we executed a note with The Bankers Bank to borrow $1,000,000 for purposes of providing additional capital to the Bank. The note is secured by our stock in the Bank and matures September 30, 2016.

In March 2005, we executed a line of credit with the Bankers Bank to borrow up to $500,000 for general and corporate purposes. The note is also secured by our stock in the Bank. We currently have $50,000 drawn on the line and it will mature March 18, 2006.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

           Deposits and Other Interest-Bearing Liabilities - continued

The following table sets forth information with respect to our Federal Home Loan Bank advances and notes payable to the Bankers Bank for the years ending December 31, 2005 and 2004.

                                                                                Year Ended December 31,
                                                                                -----------------------
                                                            Maximum        Average         Weighted                    Weighted
                                                         Outstanding       Amounts          Average                     Average
                                                            at any       Outstanding        Interest      Balance   Interest Rate at
(Dollars in thousands)                                     Month End    During Period         Rate      December 31,   December 31,
                                                           ---------    -------------         ----      ------------   ------------
2005
Advances from Federal Home
   Loan Bank ....................................           $6,250        $6,038             3.49%        $5,250          3.61%
Note Payable ....................................            1,200         1,063             6.30%         1,050          7.25%

2004
Advances from Federal Home
   Loan Bank ....................................           $6,250        $2,524             1.35%        $6,250          2.80%
Note Payable ....................................            1,000           250             5.09%         1,000          5.25%


                                     Capital

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. The Bank's Tier 1 capital consists of common shareholders' equity minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios of 1% to 2% above the minimum. In 2005 the Federal Reserve applied its guidelines on a bank-only basis for holding companies with less than $150 million in consolidated assets. Beginning in 2006 the Company will be required to meet the Federal Reserve's guidelines as well.

Analysis of Capital and Capital Ratios

December 31, 2005                                                                                 The Bank          The Company
                                                                                                  --------          -----------
(Dollars in thousands)
Tier 1 capital .............................................................................      $ 6,607             $ 5,607
Tier 2 capital .............................................................................          681                 681
                                                                                                  -------             -------
     Total qualifying capital ..............................................................      $ 7,288             $ 6,288
                                                                                                  =======             =======
Risk-adjusted total assets (including off-balance-sheet exposures) .........................      $63,963             $64,036
                                                                                                  =======             =======
Risk-based capital ratios:
  Tier 1 risk-based capital ratio ..........................................................        10.33%               8.76%
  Total risk-based capital ratio ...........................................................        11.39%               9.82%
  Tier 1 leverage ratio ....................................................................         9.16%               7.78%

The Company and the Bank met all applicable capital requirements at December 31, 2005 and the Bank was "well capitalized" under FDIC standards. See Note 17 to the Company's Consolidated Financial Statements for further information about the Bank's capital amounts and ratios.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                   Liquidity Management and Capital Resources

Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, we would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities we serve.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Nevertheless, management believes that cash and cash equivalents in combination with deposit inflows and loan repayments are adequate to meet reasonably foreseeable demands for deposit withdrawals and the funding of new loans. We also have a line of credit available with Federal Home Loan Bank to borrow up to 10% of the Bank's total assets as of December 31, 2005, or $7,103,213, $5,250,000 of which has already been advanced. In addition, we have unused lines to purchase federal funds from unrelated banks totaling $4,750,000 at December 31, 2005.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Off-Balance Sheet Arrangements

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for specified periods of time. At December 31, 2005, the Bank had issued commitments to extend credit of $15,846,973 through various types of commercial lending arrangements. Approximately $15,722,388 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until expiration for unused commitments to extend credit at December 31, 2005.

                                                            After One      After Three
                                                             Through          Through                      Greater
                                            Within One        Three           Twelve       Within One        Than
  (Dollars in thousands)                      Month           Months          Months          Year          One Year          Total
                                              -----           ------          ------          ----          --------          -----
Unused commitments
  to extend credit .................         $    51         $    55         $ 3,505         $ 3,611         $12,236         $15,847
                                             =======         =======         =======         =======         =======         =======

The Bank also had $45,000 and $60,000 in letters of credit outstanding at December 31, 2005. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

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

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on our performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                            REGIONAL BANKSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                    Accounting and Financial Reporting Issues

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2005 included in this Annual Report to Shareholders and as filed in our Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Regional Bankshares, Inc.
Hartsville, South Carolina


We have audited the accompanying consolidated balance sheets of Regional Bankshares, Inc. (the Company) and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Regional Bankshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.




Elliott Davis, LLC
Columbia, South Carolina
January 6, 2006

                            REGIONAL BANKSHARES, INC.

                            Consolidated Balance Sheets

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                    2005                    2004
                                                                                                    ----                    ----
Assets:
   Cash and cash equivalents:
     Cash and due from banks .......................................................           $  2,258,817            $  2,201,849
     Federal funds sold ............................................................                387,955               6,395,757
                                                                                               ------------            ------------
         Total cash and cash equivalents ...........................................              2,646,772               8,597,606
                                                                                               ------------            ------------
   Investment securities:
     Securities available-for-sale .................................................              6,078,990               3,555,552
     Nonmarketable equity securities ...............................................                447,792                 446,153
                                                                                               ------------            ------------
         Total investment securities ...............................................              6,526,782               4,001,705
                                                                                               ------------            ------------
   Loans receivable ................................................................             58,586,129              55,052,377
     Less allowance for loan losses ................................................               (681,238)               (589,765)
                                                                                               ------------            ------------
         Loans receivable, net .....................................................             57,904,891              54,462,612
                                                                                               ------------            ------------
   Premises, furniture and equipment, net ..........................................              3,290,720               2,454,548
   Accrued interest receivable .....................................................                413,002                 237,244
   Other assets ....................................................................                322,977                 506,686
                                                                                               ------------            ------------
         Total assets ..............................................................           $ 71,105,144            $ 70,260,401
                                                                                               ============            ============
Liabilities:
   Deposits:
     Noninterest-bearing transaction accounts ......................................           $  9,551,816            $  8,280,977
     Interest-bearing transaction accounts .........................................              7,519,826               5,775,786
     Savings .......................................................................             15,083,906              18,969,783
     Time deposits $100,000 and over ...............................................              6,077,353               5,776,697
     Other time deposits ...........................................................             20,464,994              18,887,953
                                                                                               ------------            ------------
         Total deposits ............................................................             58,697,895              57,691,196
                                                                                               ------------            ------------
   Federal funds purchased .........................................................                 50,000                       -
   Notes payable ...................................................................              1,050,000               1,000,000
   Advances from Federal Home Loan Bank ............................................              5,250,000               6,250,000
   Accrued interest payable ........................................................                268,415                 117,773
   Other liabilities ...............................................................                201,252                 107,833
                                                                                               ------------            ------------
         Total liabilities .........................................................             65,517,562              65,166,802
                                                                                               ------------            ------------
Commitments and Contingencies (Notes 13 and 20)
Shareholders' equity:
   Preferred stock, $1.00 par value, 1,000,000 shares
     authorized, none issued .......................................................                      -                       -
   Common stock, $1.00 par value, 10,000,000 shares
     authorized; 692,759 and 572,070 shares issued and
     outstanding at December 31, 2005 and 2004, respectively .......................                692,759                 572,070
   Capital surplus .................................................................              5,021,124               5,079,471
   Retained deficit ................................................................                (53,734)               (535,783)
   Accumulated other comprehensive loss, net of tax ................................                (72,567)                (22,159)
                                                                                               ------------            ------------
         Total shareholders' equity ................................................              5,587,582               5,093,599
                                                                                               ------------            ------------
         Total liabilities and shareholders' equity ................................           $ 71,105,144            $ 70,260,401
                                                                                               ============            ============

The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

                        Consolidated Statements of Income

                                                                                                       Years ended December 31,
                                                                                                       ------------------------
                                                                                                    2005                     2004
                                                                                                    ----                     ----
Interest income:
   Loans, including fees .........................................................               $4,124,076               $3,237,824
   Investment securities:
      Taxable ....................................................................                  222,484                   77,727
      Nonmarketable equity securities ............................................                   14,475                    4,353
   Federal funds sold ............................................................                  103,414                   36,608
                                                                                                 ----------               ----------
         Total ...................................................................                4,464,449                3,356,512
                                                                                                 ----------               ----------
Interest expense:
   Time deposits $100,000 and over ...............................................                  180,957                  120,548
   Other deposits ................................................................                  897,136                  558,027
   Notes payable .................................................................                   67,004                   12,743
   Advances from Federal Home Loan Bank ..........................................                  211,052                   34,096
   Short-term borrowings .........................................................                      759                      706
                                                                                                 ----------               ----------
         Total ...................................................................                1,356,908                  726,120
                                                                                                 ----------               ----------
Net interest income ..............................................................                3,107,541                2,630,392
Provision for loan losses ........................................................                  120,000                  125,000
                                                                                                 ----------               ----------
Net interest income after provision for loan losses ..............................                2,987,541                2,505,392
                                                                                                 ----------               ----------
Noninterest income:
   Service charges on deposit accounts ...........................................                  393,225                  284,170
   Credit life insurance commissions .............................................                    3,807                    4,956
   Residential mortgage origination fees .........................................                   59,103                   83,797
   Brokerage commissions .........................................................                   42,786                  101,912
   Other .........................................................................                   86,609                   69,748
                                                                                                 ----------               ----------
         Total ...................................................................                  585,530                  544,583
                                                                                                 ----------               ----------
Noninterest expenses:
   Salaries and employee benefits ................................................                1,413,929                1,345,559
   Net occupancy .................................................................                  204,049                  173,885
   Furniture and equipment .......................................................                  193,959                  168,901
   Other operating ...............................................................                  995,935                  852,747
                                                                                                 ----------               ----------
         Total ...................................................................                2,807,872                2,541,092
                                                                                                 ----------               ----------
Income before income taxes .......................................................                  765,199                  508,883
Income tax provision .............................................................                  283,151                  187,761
                                                                                                 ----------               ----------
Net income .......................................................................               $  482,048               $  321,122
                                                                                                 ==========               ==========
Earnings per share(1)
Basic earnings per share .........................................................               $     0.70               $     0.47
                                                                                                 ==========               ==========
Diluted earnings per share .......................................................               $     0.69               $     0.46
                                                                                                 ==========               ==========

(1)     Restated to reflect 20% stock dividend distributed in 2005.


The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                  and Comprehensive Income For the years ended
                           December 31, 2005 and 2004

                                                                                                          Accumulated
                                                        Common stock                                         other
                                                        ------------         Capital         Retained     comprehensive
                                                   Shares         Amount     surplus          deficit     income (loss)      Total
                                                   ------         ------     -------          -------     -------------      -----
Balance,
  December 31, 2003 .......................       566,770    $   566,770    $ 5,031,771    $  (856,905)   $   (13,740)  $ 4,727,896
                                                                                                                        -----------

Net income ................................                                                    321,122                      321,122

Other comprehensive loss,
  net of tax benefit of $4,943 ............                                                                    (8,419)       (8,419)
                                                                                                                        -----------

Comprehensive income ......................                                                                                 312,703

Exercise of stock warrants ................         5,300          5,300         47,700                                      53,000
                                                  -------    -----------    -----------    -----------    -----------   ------------

Balance,
  December 31, 2004 .......................       572,070        572,070      5,079,471       (535,783)       (22,159)     5,093,599

Net income ................................                                                    482,048                      482,048

Other comprehensive loss,
  net of tax benefit of $29,610 ...........                                                                   (50,408)      (50,408)
                                                                                                                        -----------

Comprehensive income ......................                                                                                 431,640

Exercise of stock options .................         3,334          3,334         40,008                                      43,342

Exercise of stock warrants ................         1,900          1,900         17,100                                      19,000

Stock dividend of 20% .....................       115,455        115,455       (115,455)                                         -
                                                  -------    -----------    -----------    -----------    -----------   ------------
Balance,
  December 31, 2005 .......................       692,759    $   692,759    $ 5,021,124    $   (53,735)   $   (72,567)  $  5,587,581
                                                  =======    ===========    ===========    ===========    ===========   -===========



The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

                      Consolidated Statements of Cash Flows

                                                                                                       Years ended December 31,
                                                                                                       ------------------------
                                                                                                     2005                   2004
                                                                                                     ----                   ----
Cash flows from operating activities:
  Net income .......................................................................           $    482,048            $    321,122
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provision for loan losses ....................................................                120,000                 125,000
      Depreciation and amortization expense ........................................                223,125                 167,034
      Discount accretion and premium
        amortization on securities .................................................                  5,384                  15,263
      Deferred income tax provision ................................................                186,615                 210,675
      Increase in accrued interest receivable ......................................               (175,758)                (46,892)
      Increase (decrease) in accrued interest payable ..............................                150,642                 (18,668)
      Decrease (increase) in other assets ..........................................                 26,701                 (86,356)
      Increase in other liabilities ................................................                 93,419                   5,577
                                                                                               ------------            ------------
        Net cash provided by operating activities ..................................              1,112,176                 692,755
                                                                                               ------------            ------------
Cash flows from investing activities:
  Purchases of securities available-for-sale .......................................             (5,455,947)             (2,005,592)
  Calls and maturities of securities available-for-sale ............................              2,847,111                 766,063
  Purchases of nonmarketable equity securities .....................................               (136,639)               (281,300)
  Sales of nonmarketable equity securities .........................................                135,000                       -
  Net increase in loans receivable .................................................             (3,562,279)             (6,807,699)
  Purchases of premises, furniture and equipment ...................................             (1,059,297)               (106,597)
                                                                                               ------------            ------------
        Net cash used by investing activities ......................................             (7,232,051)             (8,435,125)
                                                                                               ------------            ------------
Cash flows from financing activities:
  Net increase (decrease) in demand deposits, interest-bearing
    transaction accounts and savings accounts ......................................               (870,998)              6,290,076
  Net increase in certificates of deposit and
    other time deposits ............................................................              1,877,697                 961,216
  Proceeds from advances from Federal Home Loan Bank ...............................              3,500,000               6,250,000
  Repayments of advances from Federal Home Loan Bank ...............................             (4,500,000)             (2,000,000)
  Proceeds from federal funds purchased ............................................                 50,000                       -
  Proceeds from notes payable ......................................................                 50,000               1,000,000
  Proceeds from exercise of stock options ..........................................                 43,342                       -
  Proceeds from exercise of stock warrants .........................................                 19,000                  53,000
                                                                                               ------------            ------------
        Net cash provided by financing activities ..................................                169,041              12,554,292
                                                                                               ------------            ------------
Net increase (decrease) in cash and cash equivalents ...............................             (5,950,834)              4,811,922
Cash and cash equivalents, beginning of year .......................................              8,597,606               3,785,684
                                                                                               ------------            ------------
Cash and cash equivalents, end of year .............................................           $  2,646,772            $  8,597,606
                                                                                               ============            ============



The accompanying notes are an integral part of the consolidated financial statements.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Regional Bankshares, Inc. (the Company) was incorporated to serve as a bank holding company for Hartsville Community Bank. Hartsville Community Bank was incorporated as a national bank on March 24, 1999 and commenced business on June 15, 1999. The Company acquired Hartsville Community Bank on January 1, 2001, and Hartsville Community Bank converted to a South Carolina state chartered bank on January 10, 2001. During 2005, Hartsville Community Bank changed its name to Heritage Community Bank (the Bank). The principal business activity of the Bank is to provide banking services to domestic markets, principally in Darlington and Chesterfield Counties in South Carolina. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily within Darlington and Chesterfield Counties in South Carolina. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The Company's investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of Federal Home Loan Bank and Community Financial Services, Inc. The stocks have no quoted market value and no ready market for them exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2005 and 2004, the Bank's investment in Federal Home Loan Bank stock was $376,800 and $396,100, respectively. At December 31, 2005 and 2004, investment in Community Financial Services, Inc. was $70,992 and $50,053, respectively. Dividends received on these stocks are included as a separate component of interest income.

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

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. As discussed in Note 4, impaired loans closely approximated nonaccrual loans at December 31, 2004 and 2005.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $54,340 and $48,229, were included in the Company's results of operations for 2005 and 2004, respectively.

Retirement Plan - The Company has a SIMPLE retirement plan covering substantially all employees. Under the plan, participants were permitted to make discretionary contributions in 2005 up to $10,550, unless age 50 and over as to which the amount was $12,000. The Company can match employee contributions by contributing up to 3% of each employee's annual compensation up to a maximum of $3,000. The Company matched contributions in 2005 and 2004 and charges to earnings were $25,716 and $23,592, respectively.

Stock-Based Compensation - The Company has a stock-based employee compensation plan and outstanding stock warrants (both herein referred to as "Option Plans") which are further described in Notes 14 and 15. The Company accounts for the Option Plans under the recognition and measurement principles of Accounting
Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No compensation cost is reflected in net income as all warrants and options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to the Option Plans.
                                                       Years ended December 31,
                                                       ------------------------
                                                        2005             2004
                                                        ----             ----
Net income, as reported ..........................   $ 482,048     $   321,122
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects .....     352,437          59,003
                                                     ---------     -----------
Pro forma net income .............................   $ 129,611     $   262,119
                                                     =========     ===========
Earnings per share:
  Basic - as reported ............................   $    0.70     $      0.47
                                                     =========     ===========
  Basic - pro forma ..............................   $    0.19     $      0.38
                                                     =========     ===========
  Diluted - as reported ..........................   $    0.69     $      0.46
                                                     =========     ===========
  Diluted - pro forma ............................   $    0.19     $      0.38
                                                     =========     ===========

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In calculating the pro forma disclosures, the fair value of options and warrants granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004: dividend yield of 0 percent; expected volatility of 15.20 percent; risk-free interest rate of 4.12 percent; and expected life of 10 years. No options or warrants were granted in 2005.

On August 18, 2005, the board of directors approved accelerating the vesting of 132,000 unvested warrants. The accelerated vesting was effective as of August 18, 2005. All of the other terms and conditions applicable to the outstanding warrants remained unchanged.

The decision to accelerate vesting of these warrants will avoid recognition of pre-tax compensation expense by the Company upon the adoption of SFAS 123(R). In the Company's view, the future compensation expense could outweigh the incentive and retention value associated with the warrants. The future pre-tax compensation expense that will be avoided, based upon the effective date of January 1, 2006, is expected to be approximately $194,744 and $162,287 in fiscal years 2006 and 2007, respectively. The Company believes that the acceleration of vesting warrants meets the criteria for variable accounting under FIN No. 44. Based upon past experience, the Company believes the grantees of these warrants will remain as directors of the Company.


Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued using the treasury stock method. Earnings per share have been restated to reflect a 20% stock dividend issued on September 1, 2005 to shareholders of record on August 31, 2005.

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

The components of other comprehensive income and related tax effects are as follows:

                                                        Years ended December 31,
                                                        ------------------------
                                                          2005          2004
                                                          ----          ----
Unrealized losses on available-for-sale securities ...  $(80,018)    $(13,362)
Tax effect ...........................................    29,610        4,943
                                                        --------     --------
Net-of-tax amount ....................................  $(50,408)    $ (8,419)
                                                        ========     ========

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

Interest paid on deposits and other borrowings totaled $1,206,266 and $707,452 for the years ended December 31, 2005 and 2004, respectively.

Income tax payments totaled $104,485 and $6,110 for the years ended December 31, 2005 and 2004, respectively.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance sheet consolidated financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) will be effective for the company as of its first quarterly reporting period in 2006. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

In April 2005, the Securities and Exchange Commission's Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin ("SAB") No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29." The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This Issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position ("FSP") on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 - "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This final guidance eliminated paragraphs10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products that May Give Rise to a Concentration of Credit Risk." The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity's exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including "information about the (shared) activity, region, or economic characteristic that identifies the concentration." The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to: borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment securities portfolios that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2004  financial statements were reclassified to conform with the 2005 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The  Company  is  required  to  maintain   cash   balances  to  cover  all  cash
transactions. At December 31, 2005 and 2004, the requirement was met by the cash balance in an account with the Bankers Bank and by cash in the vault.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES
The amortized cost and estimated fair values of securities available-for-sale are as follows:

                                                                                                  Gross Unrealized
                                                                                Amortized         ----------------      Estimated
                                                                                  Cost           Gains        Losses    Fair Value
                                                                                  ----           -----        ------    ----------
December 31, 2005
U.S. government agencies and
  corporations .............................................................    $4,502,679       $   -    $   74,234    $4,428,445
Mortgage-backed securities .................................................     1,385,739                    40,957     1,344,782
Municipals .................................................................       305,760       $   3             -       305,763
                                                                                ----------       -----    ----------    ----------
                                                                                $6,194,178       $   3    $  115,191    $6,078,990
                                                                                ==========       =====    ==========    ==========
December 31, 2004
U.S. government agencies and
  corporations .............................................................    $3,000,000       $   -    $   29,190    $2,970,810
Mortgage-backed securities .................................................       590,725       $   -         5,983       584,742
                                                                                ----------       -----    ----------    ----------
                                                                                $3,590,725       $   -    $   35,173    $3,555,552
                                                                                ==========       =====    ==========    ==========

There were no sales of available-for-sale securities in 2005 or 2004

The following is a summary of maturities of securities available-for-sale as of December 31, 2005. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                                            Securities
                                                                                                       Available-for-sale
                                                                                                       ------------------
                                                                                               Amortized                  Estimated
                                                                                                  Cost                    Fair Value
                                                                                                  ----                    ----------
Due in one year or less ......................................................                 $2,002,679                 $1,990,164
Due after one year but within five years .....................................                  3,446,321                  3,355,013
Due after five years but within ten years ....................................                    439,418                    428,050
Due after ten years ..........................................................                    305,760                    305,763
                                                                                               ----------                 ----------
  Total ......................................................................                 $6,194,178                 $6,078,990
                                                                                               ==========                 ==========

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

Securities available-for-sale:

                                                    Less than                 Twelve months
                                                  twelve months                   or more                           Total
                                                  -------------                   -------                           -----
                                                           Unrealized                     Unrealized                      Unrealized
                                          Fair value         losses       Fair value         losses       Fair value         losses
                                          ----------         ------       ----------         ------       ----------         ------
U.S. government agencies
  and corporations .................      $1,492,812      $    9,867      $2,935,633      $   64,367      $4,428,445      $   74,234
Mortgage-backed securities .........         940,758          25,869         404,024          15,088       1,344,782          40,957
                                          ----------      ----------      ----------      ----------      ----------      ----------
                                          $2,433,570      $   35,736      $3,339,657      $   79,455      $5,773,227      $  115,191
                                          ==========      ==========      ==========      ==========      ==========      ==========

Securities classified as available-for-sale are recorded at fair market value. Approximately 69.0% of the unrealized losses, or seven individual securities, consisted of securities in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

At December 31, 2005 and 2004, securities with an amortized cost of $600,000 and $450,000, respectively, and estimated fair values of $590,641 and $442,766, respectively, were pledged to secure public deposits.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

                                                            December 31,
                                                            ------------
                                                       2005             2004
                                                       ----             ----
Real estate - construction ...............        $ 8,713,900        $ 5,152,299
Real estate - mortgage ...................         38,529,667         38,976,263
Commercial and industrial ................          5,641,530          4,941,323
Consumer and other .......................          5,708,360          5,982,492
                                                  -----------        -----------
                                                   58,593,457         55,052,377
                                                  -----------        -----------
Less:
  Allowance for loan losses ..............            681,238            589,765
  Loans in process .......................              7,328                  -
                                                  -----------        -----------
     Loans, net ..........................        $57,904,891        $54,462,612
                                                  ===========        ===========

Transactions in the allowance for loan losses are summarized below:

                                                        Years ended December 31,
                                                        ------------------------
                                                          2005           2004
                                                          ----           ----
Balance, beginning of year .......................     $ 589,765      $ 482,875
Provision charged to operations ..................       120,000        125,000
Recoveries on loans previously charged-off .......        25,684         13,424
Loans charged-off ................................       (54,211)       (31,534)
                                                       ---------      ---------
  Balance, end of year ...........................     $ 681,238      $ 589,765
                                                       =========      =========

At December 31, 2005 and 2004, the Bank had loans in nonaccrual status totaling $7,758 and $23,847, respectively. There were loans totaling $520 and $2,157 past due ninety days or more and still accruing interest at December 31, 2005 and 2004, respectively. There were no restructured loans at December 31, 2005 or 2004.

Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of the delay, are expected to be collected. At December 31, 2005 and 2004, impaired loans closely approximated nonaccrual loans.

At December 31, 2005, the Company had pledged approximately $12,162,547 of loans as collateral for advances from the Federal Home Loan Bank (see Note 7).

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT Premises, furniture and equipment consisted of the following:
                                                               December 31,
                                                               ------------
                                                          2005             2004
                                                          ----             ----
Land and land improvements .......................     $  673,545     $  659,470
Buildings ........................................      2,385,325      1,509,012
Furniture and equipment ..........................      1,141,560        966,179
                                                       ----------     ----------
  Total ..........................................      4,200,430      3,134,661
Less, accumulated depreciation ...................        909,710        680,113
                                                       ----------     ----------
  Premises, furniture and equipment, net .........     $3,290,720     $2,454,548
                                                       ==========     ==========

Depreciation and amortization expense totaled $223,125 and $167,034 for the years ended December 31, 2005 and 2004, respectively.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 6 - DEPOSITS

At December 31, 2005, the scheduled maturities of certificates of deposit were as follows:

         Maturing In                                             Amount
                                                                 ------
         2006                                              $  22,347,980
         2007                                                  2,825,903
         2008                                                  1,080,211
         2009                                                     41,224
         2010 and thereafter                                     247,029
                                                           -------------
            Total                                          $  26,542,347
                                                           =============

Of the total time deposits outstanding at December 31, 2005, $11,154,764 were brokered deposits. Of this amount, $8,400,764 and $1,697,000 were scheduled to mature in 2006 and 2007, respectively.


NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following at December 31, 2005 and 2004:

                                                                                                          2005            2004
       Description                                                              Interest Rate           Balance          Balance
                                                                                -------------           -------          -------
       Variable rate advances maturing:
         January 31, 2005 ........................................                  2.44%          $           -        $2,000,000
         January 31, 2006 ........................................                  4.44%              2,000,000                 -
       Fixed rate advances maturing:
         March 14, 2006 ..........................................                  2.62%                750,000           750,000
         September 14, 2006 ......................................                  2.91%                750,000           750,000
         December 8, 2006 ........................................                  3.34%                500,000           500,000
         September 14, 2007 ......................................                  3.28%                750,000           750,000
         December 10, 2007 .......................................                  3.59%                500,000           500,000
       Convertible advances maturing:
         December 10, 2009 .......................................                  2.56%                      -         1,000,000
                                                                                                      ----------        ----------
             Total ...............................................                                    $5,250,000        $6,250,000
                                                                                                      ==========        ==========

     Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

        2006                                            $    4,000,000
        2007                                                 1,250,000
        2008                                                        -
        2009                                                        -
        2010                                                        -
                                                        --------------
           Total                                        $    5,250,000
                                                        ==============

As collateral, the Company has pledged first mortgage loans on one to four family residential loans totaling $3,145,977, multifamily loans totaling $301,012, home equity lines and second mortgages totaling $5,756,682, and commercial real estate loans totaling $2,958,876 at December 31, 2005 (see Note
4). In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 8 - NOTES PAYABLE

On September 30, 2004, the Company executed a note with The Bankers Bank to borrow $1,000,000. The principal balance is payable in ten equal annual payments beginning January 1, 2007. Interest is based on the prime rate and is payable quarterly, in arrears beginning January 1, 2005. The interest rate on the note payable at December 31, 2005 was 7.25%. All principal and interest is due September 30, 2016. The note is secured by the stock owned by the Company in the Bank. Proceeds from the note were used to provide capital to the Bank.

In March 2005, the Company executed a line of credit with the Bankers Bank to borrow up to $500,000 for general and corporate purposes. The line bears interest at a rate of prime (7.25% at December 31, 2005). The note is also secured by the stock owned by the Company in the Bank. The Company currently has $50,000 drawn on the line and it will mature March 18, 2006.

Scheduled principal reductions of the notes over the next five years are summarized as follows:

     2006                                                       $      50,000
     2007                                                             100,000
     2008                                                             100,000
     2009                                                             100,000
     2010                                                             100,000
     Thereafter                                                       600,000
                                                                -------------
                                                                $   1,050,000
                                                                =============

NOTE 9 - OTHER OPERATING EXPENSES Other operating expenses are summarized below:

                                                         Year ended December 31,
                                                         -----------------------
                                                          2005             2004
                                                          ----             ----
Professional fees ..................................      $145,882      $117,378
Telephone ..........................................        56,835        54,227
Office supplies, stationery, and printing ..........        67,916        56,833
Data processing and related ........................       209,062       179,359
Advertising and public relations ...................        54,340        48,229
ATM related expenses ...............................        46,251        57,482
Other ..............................................       415,649       339,239
                                                          --------      --------
   Total ...........................................      $995,934      $852,747
                                                          ========      ========

NOTE 10 - INCOME TAXES

Income tax expense is summarized as follows:
                                                        Year ended December 31,
                                                        -----------------------
                                                         2005             2004
                                                         ----             ----
Currently payable:
   Federal .......................................     $ 166,910      $       -
   State .........................................        25,099         15,571
                                                       ---------      ---------
      Total current ..............................       192,009         15,571
                                                       ---------      ---------
Deferred income taxes ............................        61,532        167,246
                                                       ---------      ---------
Income tax expense ...............................     $ 253,541      $ 182,817
                                                       =========      =========
Income tax expense is allocated as follows:
   To continuing operations ......................     $ 283,151      $ 187,761
   To shareholders' equity .......................       (29,610)        (4,944)
                                                       ---------      ---------
      Income tax expense .........................     $ 253,541      $ 182,817
                                                       =========      =========

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 10 - INCOME TAXES - continued

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:

                                                                 December 31,
                                                                 ------------
                                                                2005      2004
                                                                ----      ----
Deferred tax assets:
     Allowance for loan losses ...........................   $220,864   $189,701
     Net operating loss carryforward .....................     10,000    123,240
     Organization costs ..................................          -      2,057
     Other ...............................................        796      1,136
     Unrealized loss on securities available-for-sale ....     42,624     13,014
                                                             --------   --------
         Total deferred tax assets .......................    274,284    329,148
                                                             --------   --------
Deferred tax liabilities:
     Accumulated depreciation ............................     53,106     46,438
                                                             --------   --------
         Total deferred tax liabilities ..................     53,106     46,438
                                                             --------   --------
         Net deferred tax asset ..........................   $221,178   $282,710
                                                             ========   ========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2005, management has determined that it is more likely than not that all of the deferred tax asset will be realized, and accordingly, has not established a valuation allowance.

Reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:
                                                        Year ended December 31,
                                                        -----------------------
                                                            2005         2004
                                                            ----         ----
Tax expense at statutory rate .........................   $260,168    $173,020
State income tax, net of federal income tax benefit ...     16,565      10,466
Other, net ............................................      6,418       4,275
                                                          --------    --------
     Total ............................................   $283,151    $187,761
                                                          ========    ========


NOTE 11 - LEASES

The Company leased its operations center from an entity controlled by a director of the Company at a rate of $1,000 per month. Rental expense associated with this lease was $12,000 for the year ended December 31, 2005 and 2004. On December 16, 2005, the operations center moved from the leased facility to a building purchased by the Bank. The lease was terminated, effective December 31, 2005.

The Company also signed a lease on October 11, 2004 with Carolina Partners, LLC. The property is located in Bluffton, SC and was to be used for future expansion. Rental expense associated with this lease was $68,553 for the year ended December 31, 2005, however all of it was reimbursed by Atlantic Bankshares Inc. Rental expense associated with this lease was $4,563 for the year ended December 31, 2004. Effective December 31, 2005 Atlantic Bankshares Inc. assumed the lease.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2005 and 2004, the Company had related party loans totaling $3,736,214 and $3,464,509, respectively. During 2005, advances on related party loans totaled $1,940,645 and repayments were $1,668,940.

In 2004 and 2005 the Company leased its operations center from an entity controlled by a director of the Company at a rate of $1,000 per month. On December 16, 2005, the operations center moved from the leased facility to a building purchased by the Bank. The lease was terminated, effective December 31, 2005.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2005, management, after consultation with legal counsel, is not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE 14 - STOCK COMPENSATION PLAN

On May 10, 2001, the shareholders approved the Regional Bankshares, Inc. "2001 Stock Option Plan" (the Plan). The Plan provides for grants of "Incentive Stock Options," within the meaning of section 422 of the Internal Revenue Code and "Non-qualified Stock Options" that do not so qualify. The Plan provides for the issuance of up to 60,000 shares of the Company's common stock to officers and key employees. Options may be granted for a term of up to ten years from the effective date of grant. Options become exercisable ratably over three years after being granted. The Board of Directors will determine the per-share exercise price, but for incentive stock options the price will not be less than 100% of the fair value of a share of common stock on the date the option is granted. As of December 31, 2005, the Company had 48,000 shares reserved for issuance upon exercise of options under the Plan.

A summary of the plan and changes during the year is presented below (all share and per share data has been adjusted for stock dividends):

                                                                                2005                             2004
                                                                                ----                             ----
                                                                                       Weighted-                        Weighted-
                                                                                        Average                          Average
                                                                        Shares       Exercise Price      Shares       Exercise Price
                                                                        ------       --------------      ------       --------------
Outstanding at beginning of year ...........................            18,000         $   10.83         20,400         $   10.83
Granted ....................................................                 -                                                  -
Exercised ..................................................             4,000             10.83              -
Cancelled ..................................................             2,000             10.83          2,400             10.83
                                                                        ------                           ------
Outstanding at end of year .................................            12,000             10.83         18,000             10.83
                                                                        ======                           ======

At December 31, 2005, 12,000 options were exercisable. The weighted average remaining life and exercise price for both exercisable and non exercisable options was 6.25 years and $10.83 per option, respectively.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements


NOTE 15 - STOCK WARRANTS

In connection with the Company's initial public stock sale, each of the twelve organizers received 6,000 stock warrants which gives them the right to purchase 6,000 shares of the Company's common stock at a price of $8.33 per share. The warrants vested equally over a three-year period beginning June 15, 2000 and expire on June 15, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors. On November 18, 2004 the eleven organizers who are still serving on the Board of Directors, were granted additional warrants which give them the right to purchase an additional 132,000 shares of the Company's common stock at a price of $11.25 per share. The warrants became fully vested on August 18, 2005.

A summary of the status of the Company's stock warrants and changes during the year is presented below (all shares have been adjusted for stock dividends):

                                                               December 31,
                                                               ------------
                                                          2005             2004
                                                          ----             ----
Outstanding at beginning of year ..............         183,840          58,200
Granted .......................................               -         132,000
Exercised .....................................           2,280          (6,360)
Cancelled .....................................               -               -
                                                        -------         -------
Outstanding at end of year ....................         181,560         183,840
                                                        =======         =======

At December 31, 2005, 181,560 warrants were exercisable.


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

Basic and diluted earnings per share are computed below:

                                                         Year ended December 31,
                                                         -----------------------
                                                          2005             2004
                                                          ----             ----
Basic earnings per share computation:
Net income available to common shareholders ..........   $482,048     $321,122
                                                         ========     ========
Average common shares outstanding - basic ............    690,132      683,093
                                                         ========     ========
Basic net income per share ...........................   $   0.70     $   0.47
                                                         ========     ========
Diluted earnings per share computation:
Net income available to common shareholders ..........   $482,048     $321,122
                                                         ========     ========
Average common shares outstanding - basic ............    690,132      683,093
Incremental shares from assumed conversions:
     Stock options and warrants ......................     11,249        9,929
                                                         --------     --------
Average common shares outstanding - diluted ..........    701,481      693,022
                                                         --------     --------
Diluted earnings per share ...........................   $   0.69     $   0.46
                                                         ========     ========

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

As of December 31, 2005, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

                                                                                                                  To Be Well-
                                                                                                                Capitalized Under
                                                                                           For Capital          Prompt Corrective
                                                                     Actual             Adequacy Purposes       Action Provisions
                                                                     ------             -----------------       -----------------
                                                              Amount        Ratio      Amount        Ratio      Amount        Ratio
                                                              ------        -----      ------        -----      ------        -----
December 31, 2005
  Total capital (to risk-weighted assets) .............    $7,288,096      11.39%    $5,117,006      8.00%    $6,396,257      10.00%
  Tier 1 capital (to risk-weighted assets) ............     6,606,858      10.33      2,558,503      4.00      3,837,754       6.00
  Tier 1 capital (to average assets) ..................     6,606,858       9.16      2,884,407      4.00      3,605,508       5.00

December 31, 2004
  Total capital (to risk-weighted assets) .............    $6,639,869      11.15%    $4,762,397      8.00%    $5,952,996      10.00%
  Tier 1 capital (to risk-weighted assets) ............     6,049,104      10.16      2,381,198      4.00      3,571,797       6.00
  Tier 1 capital (to average assets) ..................     6,049,104       9.71      2,493,113      4.00      3,116,391       5.00

The Federal Reserve has similar requirements for bank holding companies. The Company was not subject to these requirements in 2005 because the Federal Reserve applied its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 18 - UNUSED LINES OF CREDIT

As of December 31, 2005, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $4,750,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. As of December 31, 2005, the Company had borrowed $50,000 on these lines. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank, under various maturity terms and interest rates, up to 10% of the Bank's total assets, which totaled $7,103,213 as of December 31, 2005. As of December 31, 2005, the Bank has borrowed $5,250,000 on this line.

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 19 - SHAREHOLDERS' EQUITY

Stock Dividends - In August 2005, the Company announced a stock dividend on its common stock. On September 1, 2005, shareholders of record as of August 31, 2005 received one additional share of stock for every five shares of stock owned prior to the 20% stock dividend. As a result of the stock dividend, 115,455 shares were issued. All fractional shares were paid in cash. All share and per share data has been adjusted to reflect this dividend.

Restrictions on Dividends - South Carolina banking regulations require that cash dividends paid to shareholders receive the prior written approval of the Commissioner of Banking. However, the Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 20 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                       2005             2004
                                                       ----             ----
Commitments to extend credit                   $  15,846,973    $   7,532,145
Standby letters of credit                             45,000           60,000


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

Federal Funds Purchased - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Note Payable - The carrying amounts of variable rate notes are reasonable estimates of fair value because they can be repriced frequently.

Advances from Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the Federal Home Loan Bank.

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

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company's financial instruments as are as follows:

                                                                                            December 31,
                                                                                            ------------
                                                                             2005                                  2004
                                                                             ----                                  ----
                                                                  Carrying         Estimated            Carrying          Estimated
                                                                   Amount          Fair Value            Amount          Fair Value
                                                                   ------          ----------            ------          ----------
Financial Assets:
  Cash and due from banks ..............................        $ 2,258,817        $ 2,258,817        $ 2,201,849        $ 2,201,849
  Federal funds sold ...................................            387,955            387,955          6,395,757          6,395,757
  Securities available-for-sale ........................          6,078,990          6,078,990          3,555,552          3,555,552
  Nonmarketable equity securities ......................            447,792            447,792            446,153            446,153
  Loans receivable .....................................         58,586,129         58,030,137         55,052,377         54,986,814
  Accrued interest receivable ..........................            413,002            413,002            237,244            237,244

Financial Liabilities:
  Demand deposit, interest-bearing
    transaction, and savings accounts ..................         32,155,548         32,155,548         33,026,546         33,026,546
  Certificates of deposit and
    other time deposits ................................         26,542,347         26,623,109         24,664,650         24,702,019
  Federal funds purchased ..............................             50,000             50,000                  -                  -
  Note payable .........................................          1,050,000          1,050,000          1,000,000          1,000,000
  Advances from Federal Home Loan Bank .................          5,250,000          5,207,878          6,250,000          6,250,000
  Accrued interest payable .............................            268,415            268,415            117,773            117,773



                                                                 Notional         Estimated            Notional         Estimated
                                                                  Amount          Fair Value            Amount          Fair Value
                                                                  ------          ----------            ------          ----------
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit .........................       $15,846,973       $           -       $ 7,532,145       $           -
  Letters of credit ....................................            45,000                   -            60,000                   -


NOTE 22 - REGIONAL BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Regional Bankshares, Inc. (Parent Company Only).

                            Condensed Balance Sheets

                                                            December 31,
                                                            ------------
                                                         2005             2004
                                                         ----             ----
Assets
  Cash ...........................................     $   49,038     $   42,653
  Investment in banking subsidiary ...............      6,534,292      6,026,944
  Other assets ...................................         73,016         59,894
                                                       ----------     ----------
     Total assets ................................     $6,656,346     $6,129,491
                                                       ==========     ==========
Liabilities
  Note payable ...................................     $1,050,000     $1,000,000
  Other ..........................................         18,764         35,892
                                                       ----------     ----------
     Total liabilities ...........................      1,068,764      1,035,892
                                                       ----------     ----------
Shareholders' equity .............................      5,587,582      5,093,599
                                                       ----------     ----------
Total liabilities and shareholders' equity .......     $6,656,346     $6,129,491
                                                       ==========     ==========

                            REGIONAL BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 22 - REGIONAL BANKSHARES, INC. (PARENT COMPANY ONLY) - continued

                         Condensed Statements of Income

                                                                                                      Year ended December 31,
                                                                                                      -----------------------
                                                                                                    2005                    2004
                                                                                                    ----                    ----
Income .............................................................................          $           -            $          -
Expenses
  Interest expense .................................................................                (67,004)                (12,743)
  Other expenses ...................................................................                (53,120)                (36,892)
                                                                                                  ---------               ---------
Loss before income taxes and equity in
  undistributed earnings of banking subsidiary .....................................               (120,124)                (49,635)
Income tax benefit .................................................................                 44,417                  18,365
Equity in undistributed earnings of banking subsidiary .............................                557,755                 352,392
                                                                                                  ---------               ---------
Net income .........................................................................              $ 482,048               $ 321,122
                                                                                                  =========               =========


                       Condensed Statements of Cash Flows

                                                                                                       Year ended December 31,
                                                                                                       -----------------------
                                                                                                   2005                      2004
                                                                                                   ----                      ----
Cash flows from operating activities:
   Net income ..................................................................              $   482,048               $   321,122
   Adjustments to reconcile net income
      to net cash used by operating activities:
      Equity in undistributed earnings
        of banking subsidiary ..................................................                 (557,755)                 (352,392)
   Increase (decrease) in other liabilities ....................................                  (17,129)                   35,892
   Increase in other assets ....................................................                  (13,121)                  (49,660)
                                                                                              -----------               -----------
         Net cash used by operating activities .................................                 (105,957)                  (45,038)
                                                                                              -----------               -----------
Cash flows from investing activities:
   Transfer of capital to the Bank .............................................                        -                (1,000,000)
                                                                                              -----------               -----------
         Net cash used by investing activities .................................                        -                (1,000,000)
                                                                                              -----------               -----------
Cash flows from financing activities:
   Proceeds from note payable ..................................................                   50,000                 1,000,000
   Proceeds from exercise of stock options .....................................                   43,342                         -
   Proceeds from exercise of stock warrants ....................................                   19,000                    53,000
                                                                                              -----------               -----------
         Net cash provided by financing activities .............................                  112,342                 1,053,000
                                                                                              -----------               -----------
Increase in cash ...............................................................                    6,385                     7,962
Cash and cash equivalents, beginning of year ...................................                   42,653                    34,691
                                                                                              -----------               -----------
Cash and cash equivalents, end of year .........................................              $    49,038               $    42,653
                                                                                              ===========               ===========