Form 10KSB, Exhibit 13
period 2006-12-31
REGIONAL BANKSHARES INC
filed 2007-04-02
CIK 1135513

Exhibit 13

Annual Report of the Company for the year ended December 31, 2006

REGIONAL BANKSHARES, INC.

Exhibit 13

Regional Bankshares, Inc.

2006 Annual Report

Table of Contents

Page

Forward Looking Statements	2
Selected Financial Data	3
Management's Discussion and Analysis	4-21
Independent Auditors' Report	22
Consolidated Balance Sheets	23
Consolidated Statements of Income	24
Consolidated Statements of Changes in Shareholder's Equity and Comprehensive Income	25
Consolidated Statements of Cash Flows	26
Notes to Consolidated Financial Statements	27-47
Corporate Data	48-49

Forward Looking Statements

This report contains “forward-looking statements” within the meaning of the securities laws. All statements that are not historical facts are “forward-looking statements.” You can identify these forward-looking statements through our use of words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “project,” “continue,” or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a relatively new company with a limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Potential risks and uncertainties include, but are not limited to those described in our Form 10-KSB under “Risk Factors” and the following:

•	Our growth and our ability to maintain growth;

•	Governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	The effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

•	General economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	The effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

•	Repayment of loans by our borrowers;

•	The rate of delinquencies and amounts of charge-offs or adverse changes in asset quality and resulting credit risk-related loses and expenses;

•	Failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans;

•	Loss of consumer confidence and economic disruptions resulting from terrorist activities; and

•	Other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

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

	2006	2005	2004	2003	2002
(Dollars in thousands, except per share)
Income Statement Data:
Interest income	$ 5,359	$ 4,464	$ 3,357	$ 2,754	$ 2,440
Interest expense	2,158	1,357	727	710	788

Net interest income	3,201	3,107	2,630	2,044	1,652
Provision for loan losses	144	120	125	132	130

Net interest income after provision
for loan losses	3,057	2,987	2,505	1,912	1,522
Noninterest income	758	586	545	504	350
Noninterest expense	3,043	2,808	2,541	2,202	1,672

Income before income taxes	772	765	509	214	200
Income tax expense	286	283	188	79	74

Net income	$ 486	$ 482	$ 321	$ 135	$ 126

Balance Sheet Data:
Assets	$81,364	$71,105	$70,260	$57,406	$44,226
Earning assets	73,001	65,500	64,860	53,144	40,935
Securities (1)	6,699	6,527	4,002	2,510	2,651
Loans (2)	64,058	58,586	55,052	48,263	35,233
Allowance for loan losses	745	681	590	483	369
Deposits	64,752	58,698	57,691	50,440	39,379
Shareholders' equity	6,250	5,588	5,094	4,728	4,584
Per Share Data(3):
Earnings per share	$ 0.66	$ 0.69	$ 0.45	$ 0.19	$ 0.18
Book value	8.40	7.69	7.04	6.60	6.44
Tangible book value	8.40	7.69	7.04	6.60	6.44
Selected Ratios:
Return on average assets	0.64%	0.67%	0.52%	0.27%	0.32%
Return on average equity	8.21	9.18	6.28	2.91	2.81
Net interest margin (4)	4.56	4.62	4.59	4.44	4.63
Efficiency (5)	76.86	76.04	80.04	86.40	83.52
Equity to assets	7.68	7.86	7.25	8.24	10.36
Capital and Liquidity Ratios:
Average equity to average assets	7.64%	7.28%	8.19%	9.17%	11.31%
Leverage (4.00% required minimum)	8.11	7.78	9.71	9.37	10.50
Tier 1 risk-based capital ratio	9.70	8.76	10.16	9.44	12.50
Total risk-based capital ratio	8.67	9.82	11.15	10.40	13.51
Average loans to average deposits	97.70	96.97	94.93	91.56	89.59

_________________

(1)	Securities include available-for-sale, stated at fair value, and nonmarketable equity securities.
(2)	Loans are stated at gross amounts before allowance for loan losses.
(3)	Per share amounts have been adjusted to reflect the effect of a 5% stock dividend paid in 2006.
(4)	Net interest income divided by average earning assets.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Basis of Presentation

The following discussion reviews our results of operations and assesses our financial condition. The following discussion should be read in conjunction with our Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

General

On June 15, 1999, Hartsville Community Bank (the “Bank”) completed its organization and began operations in temporary facilities in Hartsville, South Carolina. On January 1, 2001, the Bank became a wholly-owned subsidiary of Regional Bankshares, Inc. (the Company), when the Company acquired 100% of the outstanding common stock of the Bank. The Company was formed to serve as a holding company for the Bank. On January 10, 2001, the Bank converted from a national bank charter to a state bank charter. On June 27, 2005 the Bank changed its name to Heritage Community Bank.

The principal business activity of the Bank is to provide banking services to domestic markets, principally in Darlington County, Chesterfield County, and Kershaw County, South Carolina. The deposits of the Bank are insured up to legal limits by the Federal Deposit Insurance Corporation. In addition to providing traditional banking services, the Bank has a mortgage loan division. The mortgage loan division originates loans to purchase existing homes or construct new homes and to refinance existing mortgages on behalf of correspondent banks. During 2001, the Bank began to offer investment and brokerage services to its customers through Raymond James Financial Services, Inc., a registered broker-dealer firm.

On May 28, 2003 the Bank opened the doors of its new branch office in McBee, South Carolina, an area in which the Bank saw a need for a community bank that could provide full service banking. The McBee branch offers deposit and loan services to many consumers and local industries in the area.

In December 2005, the Bank moved its operations center to 125 Westfield Street in Hartsville. The operations center now houses deposit operations and loan operations.

The bank opened its Camden, South Carolina office on November 15, 2006. The office provides full service banking including deposit and loan services to the surrounding area.

Overview

Like most community banks, we derive the majority of our income from interest received on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities, which is called our net interest spread.

There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses against our operating earnings for each period. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

In addition to earning interest on our loans and investments, we earn income through fees and other charges to our customers. We have also included a discussion of the various components of this noninterest income, as well as of our noninterest expense.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with our financial statements and the other statistical information included in this report.

REGIONAL BANKSHARES, INC.

Results of Operations

Year ended December 31, 2006, compared with year ended December 31, 2005

Net interest income increased $93,279, or 3.00% in 2006 from $3,107,541 in 2005. The increase in net interest income was due primarily to an increase in yield on earnings assets, which increased from 6.64% in 2005 to 7.63% in 2006. The primary components of interest income were interest on loans, including fees, of $4,982,560 and interest on securities available for sale of $224,832.

Our net interest spread and net interest margin were 4.17% and 4.56%, respectively, in 2006 compared to 4.32% and 4.62%, respectively, in 2005. The decline in net interest spread was primarily the result of an increase in the cost of deposits in our markets. Yields on earning assets increased from 6.64% in 2005 to 7.63% in 2006. Rates on interest-bearing liabilities increased from 2.32% in 2005 to 3.46% in 2006.

The provision for loan losses was $144,000 in 2006 compared to $120,000 in 2005. We continue to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $172,467, or 29.45%, to $757,997 in 2006 from $585,530 in 2005. The increase is primarily attributable to an increase in service charges on deposit accounts, which increased $69,115, or 17.58%, to $462,340 for the year ended December 31, 2006. Residential mortgage origination fees decreased $21,179, or 35.83%, to $37,924 for the year ended December 31, 2006 due to the decline in the number of mortgage refinances as interest rates began to increase and most of the demand for refinancing had been satisfied. The bank also purchased bank owned life insurance in 2006. Income on bank owned life insurance totaled $48,468 for the year ended December 31, 2006.

Noninterest expense increased $235,050, or 8.37%, to $3,042,922 in 2006 from $2,807,872 in 2005. Noninterest expenses increased in all categories as a result of our continued growth. Other operating expenses increased $93,362 to $1,089,297 for the year ended December 31, 2006. Salaries and benefits increased $133,709, or 9.46%, to $1,547,638 in 2006 from $1,413,929 in 2005. This increase is attributable to normal pay increases, the hiring of additional staff to meet needs associated with our growth, and the additional staff needed for our new Camden office. Our efficiency ratio was 76.86% in 2006 compared to 76.04% in 2005. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $486,149 in 2006 compared to a net income of $482,048 in 2005. The net income reflects our continued growth, as average-earning assets increased from $67,271,000 for the year ended December 31, 2005 to $70,245,000 for the year ended December 31, 2006. Return on average assets during 2006 was 0.64% compared to 0.67% during 2005, and return on average equity was 8.21% during 2006 compared to 9.18% during 2005.

Net Interest Income

General.     The largest component of our net income is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities. Total interest-earning assets yield less total interest-bearing liabilities rate represents our net interest rate spread.

REGIONAL BANKSHARES, INC.

Net Interest Income -continued

Average Balances, Income and Expenses, and Rates. The following table sets forth, for the years indicated, certain information related to our average balance sheet and our average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated. The growth in our loan portfolio is the primary driver of the increase in net interest income. Our loan portfolio increased to $64,058,193 at December 31, 2006, compared to $58,586,129 at December 31, 2005. We anticipate the growth in loans will continue to drive the growth in assets and the growth in net interest income. Since loans typically provide higher interest yields than other types of interest-earning assets, we invest a substantial percentage of our earning assets in our loan portfolio. However, no assurance can be given that we will be able to continue to increase loans at the same growth rate as we have experienced in the past.

Average Balances, Income and Expenses, and Rates

	2006			2005
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning Assets:
Loans (1)	$60,976	$4,983	8.17%	$56,581	$4,124	7.29%
Securities, taxable (2)	5,607	208	3.71	6,679	223	3.34
Securities, nontaxable (3)	454	17	3.74	2	-	-
Nonmarketable securities	496	21	4.23	481	14	2.91
Federal funds sold	2,712	130	4.79	3,528	103	2.92

Total earning assets	70,245	5,359	7.63	67,271	4,464	6.64

Cash and due from banks	2,382			2,095
Premises and equipment	3,756			2,819
Other assets	1,784			557
Allowance for loan losses	(726)			(632)

Total assets	$77,441			$72,110

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction
accounts	$7,517	46	0.61%	$6,802	27	0.40%
Savings deposits	14,355	258	1.80	17,493	252	1.44
Time deposits	31,875	1,396	4.38	27,092	799	2.95
Junior subordinated debentures	2,161	156	7.22	-	-	-
Note Payable	312	23	7.37	1,063	67	6.30
Federal Home Loan Bank Advances	6,142	277	4.51	6,038	211	3.49
Other short-term borrowings	48	2	4.17	16	1	6.25

Total interest-bearing
liabilities	62,410	2,158	3.46	58,504	1,357	2.32

Demand deposits	8,666			8,025
Accrued interest and other liabilities	446			332
Shareholders' equity	5,919			5,249

Total liabilities and
Shareholders' equity	$77,441			$72,110

Net interest spread			4.17%			4.32%
Net interest income		$3,201			$3,107

Net interest margin			4.56%			4.62%

(1)	The effect of fees collected on loans is not significant to the computations. Nonaccrual loans are not included in average balances on loans. All loans and deposits are domestic.
(2)	Average investment securities exclude the valuation allowance on securities available-for-sale.
(3)	Calculated on a fully tax-equivalent basis at 37% tax rate.

REGIONAL BANKSHARES, INC.

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

	2006 Compared to 2005
	Variance due to
	Volume (1)	Rate (1)	Total
(Dollars in thousand)
Interest income:
Loans	$524	$335	$859
Securities, taxable	23	(38)	(15)
Securities, nontaxable	8	9	17
Nonmarketable securities	7	-	7
Federal funds sold and other	55	(28)	27

Total interest income	617	278	895

Interest expense:
Interest-bearing deposits	510	112	622
Federal Home Loan Bank Advances	62	4	66
Junior subordinated debenture	78	78	156
Note Payable	9	(53)	(44)
Other short-term borrowings	-	1	1

Total interest expense	659	142	801

Net interest income	$(42)	$136	$94

(1)     Rate/volume changes have been allocated to each category based on a consistent basis between rate and volume.

Net Interest Income

Interest Sensitivity. We monitor and manage the pricing and maturity of our assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on our net interest income. The principal monitoring technique employed is the measurement of our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

REGIONAL BANKSHARES, INC.

Net Interest Income — continued

The following table sets forth our interest rate sensitivity at December 31, 2006.

Interest Sensitivity Analysis

		After one	After Three		Greater
		Through	Through		Than One
December 31, 2006	Within One	Three	Twelve	Within One	Year or Non
	Month	Months	Months	Year	Sensitive	Total
(Dollars in thousands)
Assets
Interest-earning assets
Loans	$17,929	$10,275	$3,478	$31,682	$32,376	$64,058
Securities, taxable	499	-	1,481	1,980	3,001	4,981
Securities, nontaxable	-	-	-	-	1,211	1,211
Nonmarketable securities	-	-	-	-	508	508
Federal funds sold	2,244	-	-	2,244	-	2,244

Total earning assets	20,672	10,275	4,959	35,906	37,096	73,002

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	7,765	-	-	7,765	-	7,765
Savings deposits	11,146	-	-	11,146	-	11,146
Time deposits	5,360	8,769	20,762	34,891	1,891	36,782

Total interest-bearing
deposits	24,271	8,769	20,762	53,802	1,891	55,693

Junior subordinated debenture	-	-	-	-	3,093	3,093
Federal Home Loan Bank
advances	5,280	-	1,250	6,530	-	6,530

Total interest-bearing
liabilities	29,551	8,769	22,012	60,332	4,984	65,316

Period gap	$(8,879)	1,506	$(17,053)	$(24,426)	32,112	$7,686

Cumulative gap	$(8,879)	$(7,373)	$(24,426)	$(24,426)	$7,686

Ratio of cumulative gap to total
earning assets	(12.16)%	(10.10)%	(33.46)%	(33.46)%	10.53%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, we are not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Advances from the Federal Home Loan Bank and the note payable are reflected at their contractual maturity dates.

REGIONAL BANKSHARES, INC.

Net Interest Income — continued

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

Provision and Allowance for Loan Losses

General.     We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem credits. On a quarterly basis, our Board of Directors reviews and approves the appropriate level for our allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in our market.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our statement of income, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of inherent losses in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

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

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio. Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing a risk grading system. Although real estate mortgage loans comprise the largest category of total loans, the relative risk associated with these loans is considered lower than the risk associated with traditional commercial and consumer loans. Commercial and consumer loans are usually secured by collateral other than real estate and therefore carry a higher degree of risk.

REGIONAL BANKSHARES, INC.

Provision and Allowance for Loan Losses — continued

The following table sets forth information with respect to our allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2006 and 2005.

Allowance for Loan Losses

	2006	2005
(Dollars in thousands)
Total loans outstanding at end of year	$64,058	$58,586

Average loans outstanding	$60,976	$56,581

Balance of allowance for loan losses at beginning of year	$681	$590
Loans charged off:
Real estate - construction	-	-
Real estate - mortgage	6	-
Commercial and industrial	54	-
Consumer and other	28	54

Total loan losses	88	54

Recoveries of previous loan losses:
Real estate - construction	-	-
Real estate - mortgage	-	-
Commercial and industrial	-	-
Consumer and other	8	25

Total recoveries	8	25

Net charge-offs	80	29
Provision for loan losses	144	120

Balance of allowance for loan losses at end of year	$745	$681

Allowance for loan losses to year end loans	1.16%	1.16%
Ratio of charge-offs to average loans	0.14%	0.10%

Nonperforming Assets

Nonperforming Assets. There were loans totaling $257,279 and $7,758 in nonaccrual status at December 31, 2006 and 2005, respectively. There were loans totaling $2,919 and $520 past due ninety days or more and still accruing interest at December 31, 2006 and 2005, respectively. There were no restructured loans at December 31, 2006 or 2005.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if our nonaccrual loans had been current in accordance with their original terms and the amount of interest income on such loans that was included in net income, is immaterial.

REGIONAL BANKSHARES, INC.

Nonperforming Assets — continued

Potential Problem Loans. Management has identified and maintains a list of potential problem loans. These loans are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem loan list when management becomes aware of information about possible credit problems of the borrower that causes doubts about the borrower’s ability to comply with the current loan repayment terms. Potential problem loans are either designated as criticized loans (loans that are typically 60-89 days past due) or classified loans (loans that are typically 90 days or more past due). At December 31, 2006, we had identified $595,684 in criticized loans and no classified loans through our internal review mechanisms. At December 31, 2005, we had identified $368,357 in criticized loans and $8,989 in classified loans through our internal review mechanisms. These amounts do not represent management’s estimate of potential losses since a portion of such loans is secured by various types of collateral. The results of this internal review process are considered in determining management’s assessment of the adequacy of the allowance for loan losses.

Noninterest Income and Expense

Noninterest Income. Noninterest income for the year ended December 31, 2006 was $757,997, an increase of $172,467 from $585,530 for the year ended December 31, 2005. The increase is primarily due to an increase in service charges on deposit accounts which totaled $462,340 in 2006 as compared to $393,225 in 2005. Residential mortgage origination fees decreased $21,179 as compared to the year ended December 31, 2005. This decrease is attributable to rising interest rates and a decline in consumer refinancing activity. Brokerage fee commissions increased from $42,786 for the year ended December 31, 2005 to $103,823 in 2006. The increase is attributable to a transition in brokerage personnel in 2005. The bank also purchased bank owned life insurance in 2006. The income produced from the bank owned life insurance totaled $48,468 for the year ended December 31, 2006.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2006 and 2005.

	2006	2005
(Dollars in thousands)
Service charges on deposit accounts	$462	$393
Increase in cash surrender value of life insurance	48	-
Residential mortgage origination fees	38	59
Brokerage commissions	104	43
Other income	106	91

Total noninterest income	$758	$586

Noninterest Expense. Noninterest expense increased $235,050, or 8.37% to $3,042,922 for the year ended December 31, 2006 when compared to 2005. Of this total, other operating expenses increased $93,362, or 9.37% to $1,089,297 in 2006 from $995,935 in 2005. Salaries and employee benefits increased $133,709, or 9.46%, in 2006 from $1,413,929 in 2005. This increase is attributable to normal pay increases, the hiring of additional staff to meet needs associated with our growth, and additional staff for our new Camden office. Occupancy expense, including depreciation charges, increased $1,568, or 0.77% to $205,617 for the year ended December 31, 2006. Furniture and equipment expense increased from $193,959 in 2005 to $200,370 for the year ended December 31, 2006. Both the increase in occupancy expense and furniture and equipment expense are due to the addition of our Camden office and some improvements made to the main office location.

REGIONAL BANKSHARES, INC.

Noninterest Income and Expense — continued

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2006 and 2005.

	2006	2005
(Dollars in thousands)
Salaries and employee benefits	$1,547	$1,414
Net occupancy and equipment expense	406	398
Advertising and public relations	57	54
Office supplies, stationery, and printing	68	68
Data processing and related expense	237	209
Professional fees and services	163	146
Telephone expenses	60	57
Other	505	462

Total noninterest expense	$3,043	$2,808

Efficiency ratio	76.86%	76.04%

Earning Assets

Loans.     Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $64,058,000 in 2006 compared to $58,586,000 in 2005, an increase of $5,472,000 or 9.34%. At December 31, 2006, total loans were $64,058,193 compared to $58,586,129 at December 31, 2005.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights our general emphasis on all types of lending.

Composition of Loan Portfolio
December 31,

	2006		2005
		Percent		Percent
	Amount	of Total	Amount	of Total
(Dollars in thousands)
Commercial and industrial	$5,603	8.74%	$5,642	9.63%
Real estate
Construction	14,431	22.50	8,714	14.87
Mortgage-residential	14,792	23.06	17,307	29.54
Mortgage-nonresidential	22,694	35.38	21,222	36.23
Consumer	6,611	10.32	5,708	9.73

Total loans	64,131	100.00%	58,593	100.00%
Allowance for loan losses	(745)		(681)

Net loans	$63,386		$57,912

The largest component of our loan portfolio is real estate mortgage loans. At December 31, 2006, real estate mortgage loans totaled $37,484,014 and represented 58.45% of the total loan portfolio, compared to $38,529,667, or 65.76%, at December 31, 2005.

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the our market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

REGIONAL BANKSHARES, INC.

Earning Assets — continued

Residential mortgage loans totaled $14,791,557 at December 31, 2006 and represented 23.06% of the total loan portfolio, compared to $17,307,240 at December 31, 2005. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $22,692,457 at December 31, 2006, compared to $21,221,762 at December 31, 2005. This represents an increase of $1,470,695, or 6.93%, from the December 31, 2005 amount. Construction loans increased $5,716,713 or 65.60%to $14,430,612 at December 31, 2006 when compared to $8,713,899 for the year ended December 31, 2005. This increase is attributable to increased construction loan demand.

Consumer and other loans increased $904,794, or 15.85%, to $6,612,827 at December 31, 2006 from $5,708,033 at December 31, 2005.

Commercial and industrial loans decreased $38,802, or 0.69%, to $5,603,392 at December 31, 2006 from $5,642,194 at December 31, 2005.

Our loan portfolio reflects the diversity of our market. Our home office is located in Hartsville in Darlington County, South Carolina. We have a second branch in McBee, which is in Chesterfield County, South Carolina. In 2006 we also opened a branch in Camden, which is in Kershaw County, South Carolina. The economy of Hartsville contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. The economy of McBee contains elements of medium and light manufacturing and farming. The economy of Camden contains elements of medium and light manufacturing, regional health care, and some retail. Management expects the areas to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for many types of lending. We do not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for us. The following table sets forth our loans maturing within specified intervals at December 31, 2006.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

		Over One Year
	One Year or	Through	Over Five
	Less	Five Years	Years	Total
(Dollars in thousands)
Commercial and industrial	$2,513	$3,012	$78	$5,603
Real estate	8,084	35,802	8,031	51,917
Consumer and other	1,507	4,797	307	6,611

	$12,104	$43,611	$8,416	$64,131

Loans maturing after one year with:
Fixed interest rates				$25,575
Floating interest rates				26,452

				$52,027

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

REGIONAL BANKSHARES, INC.

Earning Assets – continued

Investment Securities. The investment securities portfolio is also a component of our total earning assets. Total securities available-for-sale averaged $6,061,000 in 2006, compared to $6,681,000 in 2005. At December 31, 2006, total securities available-for-sale were $6,191,346. Other than nonmarketable equity securities, all securities were designated as available-for-sale and were recorded at their estimated fair value. Investment securities also include certain nonmarketable equity securities including Federal Home Loan Bank of Atlanta (the “Federal Home Loan Bank”) stock and Community Financial Services, Inc. (parent of The Bankers Bank) stock. These securities are recorded at their original cost and totaled $507,892 at December 31, 2006, compared to $447,792 at December 31, 2005.

The following table sets forth the book value of the securities available-for-sale held by us at December 31, 2006 and 2005.

Book Value of Securities

	2006	2005
(Dollars in thousands)
Government-sponsored enterprises	$3,000	$4,502
Mortgage backed	2,027	1,386
Municipals	1,213	$306

Total securities available-for-sale	$6,240	$6,194

The following table sets forth the scheduled maturities and weighted average yields of securities available-for-sale held at December 31, 2006.

Investment Securities Maturity Distribution and Yields

			After One But		After Five But
December 31, 2004	Within One Year		Within Five Years		Within Ten Years		Over Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
(Dollars in thousands)
Government-sponsored enterprises	$2,000	2.75%	$1,000	4.91%	$-	-%	$-	-%
Mortgage-backed	-	-	946	3.78	1,361	4.86	-	-
Obligations of state and
local governments(1)	-	-	-	-	222	5.78	992	5.55

Total securities(2)	$2,000		$1,946		$1,583		$992

(1)	The yield on state and local governments is presented on a tax equivalent basis using a federal income tax rate of 34%.
(2)	Excludes mortgage equity securities.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “ — Net Interest Income — Interest Sensitivity.”

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $2,712,000 in 2006, compared to $3,528,000 in 2005. At December 31, 2006, short-term investments totaled $2,243,872. These funds are an important source of our liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

REGIONAL BANKSHARES, INC.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $3,906,000, or 6.68% to $62,410,000 in 2006, from $58,504,000 in 2005. Average interest-bearing deposits increased $2,360,000, or 4.59%, to $53,747,000 in 2006, from $51,387,000 in 2005. These increases resulted from increases in several categories of interest-bearing liabilities, a result of the continued growth in deposits and an increased use of Federal Home Loan Bank Advances.

Deposits.     Average total deposits increased $3,001,000, or 5.05%, to $62,413,000 in 2006, from $59,412,000 in 2005. At December 31, 2006, total deposits were $64,752,251, compared to $58,697,895 a year earlier, an increase of 10.31%. The largest increase in deposits was in time deposits of less than $100,000 which increased $7,582,116, or 37.05% to $28,047,110 at December 31, 2006 when compared to 2005. This increase reflects a shift in deposit customers investing in longer term, higher rated deposit products.

The following table sets forth the deposits by category at December 31, 2006 and 2005.

Deposits
December 31,

	2006		2005
		Percent of		Percent of
	Amount	Deposits	Amount	Deposits
(Dollars in thousands)
Demand deposit accounts	$9,059	13.99%	$9,552	16.27%
NOW accounts	7,765	11.99	7,520	12.81
Money market accounts	9,123	14.09	13,414	22.85
Savings accounts	2,023	3.12	1,670	2.85
Time deposits less than $100	28,047	43.31	20,465	34.86
Time deposits of $100 or more	8,735	13.50	6,077	10.35

Total deposits	$64,752	100.00%	$58,698	100.00%

The average amounts and average rates paid on deposits held by the Bank for the years ended December 31, 2006 and 2005 are summarized below:

December 31,

	2006		2005
		Percent of		Percent of
	Amount	Deposits	Amount	Deposits
(Dollars in thousands)
Demand deposit accounts	$8,666	0.00%	$8,025	0.00%
NOW accounts	7,517	0.61	6,802	0.40
Money market accounts	12,401	1.93	15,539	1.55
Savings accounts	1,954	0.94	1,953	0.56
Time deposits less than $100	25,535	4.45	20,656	3.00
Time deposits of $100 or more	6,340	4.11	6,437	2.81

Total deposits	$62,413	2.73%	$59,412	1.82%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $56,017,240 at December 31, 2006, which included approximately $10.1 million in brokered deposits.

REGIONAL BANKSHARES, INC.

Deposits and Other Interest-Bearing Liabilities — continued

Deposits, and particularly core deposits, have been our primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 98.93% at December 31, 2006, and 99.81% at December 31, 2005. The maturity distribution of our time deposits of $100,000 or more at December 31, 2006, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

After Six
		After Three	Through
	Within Three	Through Six	Twelve	After Twelve
	Months	Months	Months	Months	Total
(Dollars in thousands)
Certificates of deposit
of $100,000 or more	$1,962	$3,750	$2,713	$310	$8,735

Approximately 22.46% of our time deposits of $100,000 or more had scheduled maturities within three months, and 65.39% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Advances from the Federal Home Loan Bank. Total advances from the Federal Home Loan Bank increased $1,280,000 to $6,530,000 at December 31, 2006 from $5,250,000 at December 31, 2005. The average of Federal Home Loan Bank advances was $6,142,000 in 2006 as compared to $6,038,000 in 2005. Advances from Federal Home Loan Bank serve as a secondary funding source.

Advances from Federal Home Loan Bank mature at different periods as discussed in the notes to the financial statements and are secured by the Bank’s one to four family residential mortgage loans and the Bank’s investment in Federal Home Loan Bank stock.

Notes Payable. On September 30, 2004, we executed a note with The Bankers Bank to borrow $1,000,000 for the purposes of providing capital to the bank. Interest was based on the prime rate and the note was secured by the stock owned by the Company in the Bank. On April 20, 2006 the note was repaid from the proceeds generated from the junior subordinated debentures issuance.

In March 2005, we executed a line of credit with the Bankers Bank to borrow up to $500,000 for general and corporate purposes. The line bears interest at a rate of prime (7.25% at December 31, 2005). The note was also secured by the stock owned by the Company in the Bank. The note was repaid on March 17, 2006.

REGIONAL BANKSHARES, INC.

Deposits and Other Interest-Bearing Liabilities — continued

The following table sets forth information with respect to our Federal Home Loan Bank advances and notes payable to the Bankers Bank for the years ended December 31, 2006 and 2005.

	Year Ended December 31,
	Maximum	Average	Weighted		Weighted
	Outstanding	Amounts	Average		Average
	at any	Outstanding	Interest	Balance	Interest Rate at
	Month End	During Period	Rate	December 31,	December 31,
(Dollars in thousands)
2006
Advances from Federal Home
Loan Bank	$6,550	$6,142	4.51%	$6,530	5.11%
Note Payable	1,050	312	7.37%	-	-%
2005
Advances from Federal Home
Loan Bank	$6,250	$6,038	3.49%	$5,250	3.61%
Note Payable	1,200	1,063	6.30%	1,050	7.25%

Junior Subordinated Debentures

On April 20, 2006, we formed Regional Statutory Trust I (the “Trust”) for the purpose of issuing trust preferred securities, which enable us to obtain Tier 1 capital on a consolidated bases for regulatory purposes. The Trust issued junior subordinated debentures totaling $3,093,000. Total junior subordinated debentures outstanding at December 31, 2006 was $3,093,000 and the maximum amount outstanding during any month-end period at December 31, 2006 was $3,093,000. Junior subordinated debentures averaged $2,161,000 for the year ended December 31, 2006. The average rate was 7.22% for the year ended December 31, 2006.

The trust preferred securities accrue and pay distributions annually at a rate per annum equal to the three month libor plus 177 basis points, which was 7.13% at December 31, 2006. The distribution rate payable on these securities is cumulative and payable quarterly in arrears. We have the right, subject to events of default, to defer payments of interest on the trust preferred securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of June 15, 2036. We have no current intention to exercise our right to defer payments of interest on the trust preferred securities. We have the right to redeem the trust preferred securities, in whole or in part, on or after March 15, 2015. We may also redeem the trust preferred securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium.

REGIONAL BANKSHARES, INC.

Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank’s Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 capital and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Bank exceeded the regulatory capital requirements at December 31, 2006 as set forth in the following table.

Analysis of Capital and Capital Ratios

December 31, 2006	The Bank
(Dollars in thousands)
Tier 1 capital	$9,200
Tier 2 capital	745

Total qualifyingital	$9,945

Risk-adjusted total assets (including off-balance-sheet exposures)	$72,182

Risk-based capital ratios:
Tier 1 risk-based capital ratio	12.75%
Total risk-based capital ratio	13.78%
Tier 1 leverage ratio	11.88%

REGIONAL BANKSHARES, INC.

Capital — continued

The Federal Reserve also requires bank holding companies to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines contain an exemption from the capital requirements for “small bank holding companies.” Prior to March 2006, all bank holding companies with less than $150 million in total assets, including the Company, qualified for this exemption. On March 30, 2006, the Federal Reserve adopted a new rule expanding the definition of a “small bank holding company.” The new definition includes bank holding companies with less than $500 million in total assets. However, bank holding companies will not qualify under the new definition if they (i) are engaged in significant nonbanking activities either directly or indirectly through a subsidiary, (ii) conduct significant off-balance sheet activities, including securitizations or managing or administering assets for third parties, or (iii) have a material amount of debt or equity securities (including trust preferred securities) outstanding that are registered with the SEC. The Federal Reserve’s use of the phrase “material amount of . . . equity securities . . . registered with the SEC” created uncertainty, as the SEC registration requirements apply to classes of securities – in our case our class of common stock – not to a portion of the shares in a class. According to the Federal Reserve Board, the revision of the criterion to exclude any bank holding company that has outstanding a material amount of SEC-registered debt or equity securities reflects the fact that SEC registrants typically exhibit a degree of complexity of operations and access to multiple funding sources that warrants excluding them from the new policy statement and subjecting them to the capital guidelines. In the adopting release for the new rule, the Federal Reserve Board stated that what constitutes a “material” amount of SEC-registered debt or equity for a particular bank holding company depends on the size, activities and condition of the relevant bank holding company. In lieu of using fixed measurable parameters of materiality across all institutions, the rule provides the Federal Reserve with supervisory flexibility in determining, on a case-by-case basis, the significance or materiality of activities or securities outstanding such that a bank holding company should be excluded from the policy statement and subject to the capital guidelines. Based on informal discussions with staff members of the Federal Reserve, we believe the new Federal Reserve rule is intended to exclude companies whose stock is listed on a stock exchange and is actively traded. Since our stock is not listed on an exchange or actively traded, we believe the Company qualifies as a small bank holding company and is exempt from the capital requirements. Nevertheless, until the Federal Reserve provides further guidance on the new rules, it will be unclear whether our holding company will be subject to the exemption from the capital requirements for small bank holding companies. Regardless, our bank is subject to these minimum capital requirements as set per bank regulatory agencies.

REGIONAL BANKSHARES, INC.

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

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Nevertheless, management believes that cash and cash equivalents in combination with deposit inflows and loan repayments are adequate to meet reasonably foreseeable demands for deposit withdrawals and the funding of new loans. We also have a line of credit available with Federal Home Loan Bank to borrow up to 10% of the Bank’s total assets as of December 31, 2006, or $8,113,458, $6,530,000 of which has already been advanced. In addition, we have unused lines to purchase federal funds from unrelated banks totaling $7,500,000 at December 31, 2006.

Off-Balance Sheet Arrangements

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for specified periods of time. At December 31, 2006, the Bank had issued commitments to extend credit of $17,014,117 through various types of commercial lending arrangements. Approximately $15,305,200 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until expiration for unused commitments to extend credit at December 31, 2006.

		After One	After Three
		Through	Through		Greater
	Within One	Three	Twelve	Within One	Than
	Month	Months	Months	Year	One Year	Total
(Dollars in thousands)
Unused commitments
to extend credit	$67	$227	$4,716	$5,010	$12,004	$17,014

The Bank also had $20,000 and $45,000 in letters of credit outstanding at December 31, 2006 and December 31, 2005, repsectively. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities.

The total amount of loan commitments does not necessarily represent future cash requirements because many of the commitments are expected to expire without being fully drawn. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. See Note 22 to the Company’s financial statements for further information about financial instruments with off-balance sheet risk.

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

REGIONAL BANKSHARES, INC.

Accounting and Financial Reporting Issues

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2006 included in this Annual Report to Shareholders and as filed in our Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

REGIONAL BANKSHARES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Regional Bankshares, Inc.
Hartsville, South Carolina

We have audited the accompanying consolidated balance sheets of Regional Bankshares, Inc. (the Company) and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Regional Bankshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

Elliott Davis, LLC
Columbia, South Carolina
March 23, 2007

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

Consolidated Balance Sheets

	December 31,
	2006	2005
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,162,024	$2,258,817
Federal funds sold	2,243,872	387,955

Total cash and cash equivalents	4,405,896	2,646,772

Investment securities:
Securities available-for-sale	6,191,346	6,078,990
Nonmarketable equity securities	507,892	447,792

Total investment securities	6,699,238	6,526,782

Loans receivable	64,058,193	58,586,129
Less allowance for loan losses	(744,999)	(681,238)

Loans receivable, net	63,313,194	57,904,891

Premises, furniture and equipment, net	4,681,756	3,290,720
Accrued interest receivable	485,846	413,002
Cash surrender value of life insurance	1,298,468	-
Other assets	479,288	322,977

Total assets	$81,363,686	$71,105,144

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$9,058,501	$9,551,816
Interest-bearing transaction accounts	7,765,473	7,519,826
Savings	11,146,156	15,083,906
Time deposits $100,000 and over	8,735,011	6,077,353
Other time deposits	28,047,110	20,464,994

Total deposits	64,752,251	58,697,895

Junior subordinated debenture	3,093,000	-
Federal funds purchased	-	50,000
Notes payable	-	1,050,000
Advances from Federal Home Loan Bank	6,530,000	5,250,000
Accrued interest payable	360,996	268,415
Other liabilities	377,890	201,252

Total liabilities	75,114,137	65,517,562

Commitments and Contingencies (Notes 13 and 20)
Shareholders' equity:
Preferred stock, $1.00 par value, 1,000,000 shares
authorized, none issued	-	-
Common stock, $1.00 par value, 10,000,000 shares
authorized; 743,621 and 692,759 shares issued and
outstanding at December 31, 2006 and 2005, respectively	743,621	692,759
Capital surplus	5,359,674	5,021,124
Retained earnings (deficit)	176,832	(53,734)
Accumulated other comprehensive loss, net of tax	(30,578)	(72,567)

Total shareholders' equity	6,249,549	5,587,582

Total liabilities and shareholders' equity	$81,363,686	$71,105,144

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

Consolidated Statements of Income

	Years ended December 31,
	2006	2005
Interest income:
Loans, including fees	$4,982,560	$4,124,076
Investment securities:
Taxable	224,832	222,484
Nonmarketable equity securities	21,195	14,475
Federal funds sold	130,741	103,414

Total	5,359,328	4,464,449

Interest expense:
Time deposits $100,000 and over	260,471	180,957
Other deposits	1,439,423	897,136
Notes payable	-	67,004
Advances from Federal Home Loan Bank	277,243	211,052
Short-term borrowings	2,477	759
Other interest expense	178,894	-

Total	2,158,508	1,356,908

Net interest income	3,200,820	3,107,541
Provision for loan losses	144,000	120,000

Net interest income after provision for loan losses	3,056,820	2,987,541

Noninterest income:
Service charges on deposit accounts	462,340	393,225
Increase in cash surrender value of life insurance	48,468	-
Residential mortgage origination fees	37,924	59,103
Brokerage commissions	103,823	42,786
Other	105,442	90,416

Total	757,997	585,530

Noninterest expenses:
Salaries and employee benefits	1,547,638	1,413,929
Net occupancy	205,617	204,049
Furniture and equipment	200,370	193,959
Other operating	1,089,297	995,935

Total	3,042,922	2,807,872

Income before income taxes	771,895	765,199
Income tax provision	285,746	283,151

Net income	$486,149	$482,048

Earnings per share(1)
Basic earnings per share	$0.66	$0.69

Diluted earnings per share	$0.64	$0.66

(1)     Restated to reflect 5% stock dividend distributed in 2006.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2006 and 2005

					Accumulated
				Retained	other
	Common stock	Capital	earnings	comprehensive
	Shares	Amount	surplus	(deficit)	income (loss)	Total
Balance,
December 31, 2004	572,070	$572,070	$5,079,471	$(535,782)	$(22,159)	$5,093,600
Net income				482,048		482,048
Other comprehensive loss,
net of tax benefit of $29,610					(50,408)	(50,408)

Comprehensive income						431,640
Exercise of stock options	3,334	3,334	40,008			43,342
Exercise of stock warrants	1,900	1,900	17,100			19,000
Stock dividend of 20%	115,455	115,455	(115,455)			-

Balance,
December 31, 2005	692,759	692,759	5,021,124	(53,734)	(72,567)	5,587,582
Net income				486,149		486,149
Other comprehensive income,
net of tax expense of $24,660					41,989	41,989

Comprehensive income						528,138
Exercise of stock options	2,057	2,057	19,151			21,208
Exercise of stock warrants	13,528	13,528	99,093			112,621
Stock dividend of 5%	35,277	35,277	220,306	(255,583)		-

Balance,
December 31, 2006	743,621	$743,621	$5,359,674	$176,832	$(30,578)	$6,249,549

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$486,149	$482,048
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses	144,000	120,000
Depreciation and amortization expense	230,847	223,125
Discount accretion and premium
amortization on securities	6,750	5,384
Deferred income tax provision (benefit)	(1,679)	186,615
Loss on sale of fixed assets	1,729	-
Increase in accrued interest receivable	(72,844)	(175,758)
Increase in accrued interest payable	92,581	150,642
Decrease (increase) in other assets	(227,762)	26,701
Increase in other liabilities	176,638	93,419

Net cash provided by operating activities	929,409	1,112,176

Cash flows from investing activities:
Purchases of securities available-for-sale	(2,467,393)	(5,455,947)
Calls and maturities of securities available-for-sale	2,414,938	2,847,111
Purchases of nonmarketable equity securities	(172,600)	(136,639)
Sales of nonmarketable equity securities	112,500	135,000
Net increase in loans receivable	(5,552,303)	(3,562,279)
Purchases of premises, furniture and equipment	(1,644,612)	(1,059,297)
Proceeds from disposal of premises, furniture and equipment	21,000	-
Purchase of bank owned life insurance	(1,250,000)	-

Net cash used by investing activities	(8,631,470)	(7,232,051)

Cash flows from financing activities:
Net decrease in demand deposits, interest-bearing
transaction accounts and savings accounts	(4,185,418)	(870,998)
Net increase in certificates of deposit and
other time deposits	10,239,774	1,877,697
Proceeds from advances from Federal Home Loan Bank	8,800,000	3,500,000
Repayments of advances from Federal Home Loan Bank	(7,520,000)	(4,500,000)
Proceeds from federal funds purchased	-	50,000
Repayment of federal funds purchased	(50,000)	-
Proceeds from notes payable	-	50,000
Repayment of notes payable	(1,050,000)	--
Proceeds from issuance of junior subordinated debenture	3,093,000	-
Proceeds from exercise of stock options	21,208	43,342
Proceeds from exercise of stock warrants	112,621	19,000

Net cash provided by financing activities	9,461,185	169,041

Net increase (decrease) in cash and cash equivalents	1,759,124	(5,950,834)
Cash and cash equivalents, beginning of year	2,646,772	8,597,606

Cash and cash equivalents, end of year	$4,405,896	$2,646,772

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — Regional Bankshares, Inc. (the Company) was incorporated to serve as a bank holding company for Hartsville Community Bank. Hartsville Community Bank was incorporated as a national bank on March 24, 1999 and commenced business on June 15, 1999. The Company acquired Hartsville Community Bank on January 1, 2001, and Hartsville Community Bank converted to a South Carolina state chartered bank on January 10, 2001. During 2005, Hartsville Community Bank changed its name to Heritage Community Bank (the Bank). The principal business activity of the Bank is to provide banking services to domestic markets, principally in Darlington, Chesterfield, and Kershaw Counties in South Carolina. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management’s Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Concentrations of Credit Risk — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily within Darlington and Chesterfield Counties in South Carolina. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Securities Available-for-Sale — Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders’ equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities — Nonmarketable equity securities include the cost of the Company’s investment in the stock of the Federal Home Loan Bank and Community Financial Services, Inc. The stocks have no quoted market value and no ready market for them exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2006 and 2005, the Bank’s investment in Federal Home Loan Bank stock was $436,900 and $376,800, respectively. At December 31, 2006 and 2005, investment in Community Financial Services, Inc. was $70,992. Dividends received on these stocks are included as a separate component of interest income.

Loans receivable — Loans receivable are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. As discussed in Note 4, impaired loans closely approximated nonaccrual loans at December 31, 2005 and 2006.

Allowance for Loan Losses — An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Residential Mortgage Origination Fees — The Company offers residential loan origination services to its customers in its immediate market area. The loans are offered on terms and prices offered by the Company’s correspondents and are closed in the name of the correspondents. The Company receives fees for services it provides in conjunction with the origination services it provides. The fees are recognized at the time the loans are closed by the Company’s correspondent.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Premises, Furniture and Equipment — Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for furniture and equipment of 5 to 7 years and buildings of 40 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes — Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

Advertising Expense — Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $56,396 and $54,340, were included in the Company’s results of operations for 2006 and 2005, respectively.

Retirement Plan — The Company has a SIMPLE retirement plan covering substantially all employees. Under the plan, participants were permitted to make discretionary contributions in 2006 up to $10,000, unless age 50 and over, as to which the amount was $12,500. The Company can match employee contributions by contributing up to 3% of each employee’s annual compensation up to a maximum of $3,000. The Company matched contributions in 2006 and 2005 and charges to earnings were $25,548 and $25,716, respectively.

Stock-Based Compensation — On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Accounting for Stock-Based Compensation, to account for compensation costs under its stock option plans. The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant. Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123(R) had been utilized.

On August 18, 2005, the board of directors approved accelerating the vesting of 132,000 unvested warrants. The accelerated vesting was effective as of August 18, 2005. No additional options were granted in 2006. As a result, no compensation expense has been recognized in 2006.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

The following table illustrates the effect of net income per common share as if the Company had applied fair value recognition provisions to stock-based employee compensation in 2006 and 2005.

	Years ended December 31,
	2006	2005
Net income, as reported	$486,149	$482,048
Stock based employee compensation
expense reported in net income, net
of related tax expense	-	-
Deduct: Total stock-based employee
compensation expense determined
under fair value based method
for all awards, net of related tax effects	-	352,437

Pro forma net income	$486,149	$129,611

Earnings per share:
Basic - as reported	$0.66	$0.69

Basic - pro forma	$0.66	$0.19

Diluted - as reported	$0.64	$0.66

Diluted - pro forma	$0.64	$0.18

As previously mentioned, on August 18, 2005, the Board of Directors approved accelerating the vesting of 132,000 unvested stock warrants. The accelerated vesting was effective as of August 18, 2005. All of the other terms and conditions applicable to the outstanding warrants remained unchanged.

The decision to accelerate vesting of these warrants will avoid recognition of pre-tax compensation expense by the Company upon the adoption of SFAS 123(R). In the Company’s view, the future compensation expense could outweigh the incentive and retention value associated with the warrants. The pre-tax compensation expense that will be avoided, based upon the effective date of January 1, 2006, approximately $119,000 in 2006 and is expected to be approximately $137,000 in 2007. The Company believes that the acceleration of vesting stock options meets the criteria for variable accounting under FIN No. 44. Based upon past experience, the Company believes the grantees of these stock options will remain as a director or employee of the Company.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Earnings Per Share — Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued using the treasury stock method. Earnings per share have been restated to reflect a 5% stock dividend issued on September 15, 2006 to shareholders of record on August 31, 2006.

Comprehensive Income — Accounting principles generally require that recognized income, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows:

	Years ended December 31,
	2006	2005
Unrealized gains (losses) on available-for-sale securities	$66,649	$(80,018)
Tax effect	(24,660)	29,610
Net-of-tax amount	$41,989	$(50,408)

Statements of Cash Flows — For purposes of reporting cash flows in the consolidated financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest paid on deposits and other borrowings totaled $2,065,927and $1,206,266 for the years ended December 31, 2006 and 2005, respectively.

Income tax payments totaled $222,268 and $104,485 for the years ended December 31, 2006 and 2005, respectively.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance Sheet Financial Instruments — In the ordinary course of business, the Company enters into off-balance sheet consolidated financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Recent Accounting Pronouncements — The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises’ financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48 on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial position, results of operations or cash flows.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Recent Accounting Pronouncements (continued) In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not have a defined benefit pension plan. Therefore, SFAS 158 will not impact the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, “Fair Value Measurement.” The Company is currently analyzing the fair value option provided under SFAS 159.

In September, 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4 “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967". EITF 06-4 is effective for fiscal years beginning after December 15, 2006. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.”  EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract.  EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2007.  The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Recent Accounting Pronouncements (continued) In September 2006, the SEC issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial conditions.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Risks and Uncertainties — In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan and investment securities portfolios that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

Reclassifications — Certain captions and amounts in the 2005 financial statements were reclassified to conform with the 2006 presentation.

NOTE 2 — CASH AND DUE FROM BANKS

The Company is required to maintain cash balances to cover all cash transactions. At December 31, 2006 and 2005, the requirement was met by the cash balance in an account with the Bankers Bank and by cash in the vault.

NOTE 3 — INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2006
Government-sponsored enterprises	$3,000,000	$6,875	$28,437	$2,978,438
Mortgage-backed securities	2,026,517	-	24,111	2,002,406
Municipals	1,213,365	5,552	8,415	1,210,502

	$6,239,882	$12,427	$60,963	$6,191,346

December 31, 2005
Government-sponsored enterprises	$4,502,679	$-	$74,234	$4,428,445
Mortgage-backed securities	1,385,739	-	40,957	1,344,782
Municipals	305,760	3	-	305,763

	$6,194,178	$3	$115,191	$6,078,990

There were no sales of available-for-sale securities in 2006 or 2005.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 3 — INVESTMENT SECURITIES — continued

The following is a summary of maturities of securities available-for-sale as of December 31, 2006. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-for-sale
	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$2,000,000	$1,980,313
Due after one year but within five years	1,750,193	1,734,367
Due after five years but within ten years	1,803,077	1,798,468
Due after ten years	686,612	678,198

Total	$6,239,882	$6,191,346

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006. Securities available-for-sale:

	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
Government-sponsored
enterprises	$-	$-	$2,471,563	$28,437	$2,471,563	$28,437
Mortgage-backed securities	920,230	898	1,082,176	23,213	2,002,406	24,111
Municipals	678,198	8,415	-	-	678,198	8,415

	$1,598,428	$9,313	$3,553,739	$51,650	$5,152,167	$60,963

Securities classified as available-for-sale are recorded at fair market value. Approximately 84.7% of the unrealized losses, or eight individual securities, consisted of securities in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

At December 31, 2006 and 2005, securities with an amortized cost of $600,000, and estimated fair values of $604,344 and $590,641, respectively, were pledged to secure public deposits.

REGIONAL BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,
	2006	2005
Real estate - construction	$14,430,612	$8,713,900
Real estate - mortgage	37,484,014	38,529,667
Commercial and industrial	5,603,392	5,641,530
Consumer and other	6,612,827	5,708,360

	64,130,845	58,593,457

Less:
Allowance for loan losses	744,999	681,238
Loans in process	72,652	7,328

Loans, net	$63,313,194	$57,904,891

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2006	2005
Balance, beginning of year	$681,238	$589,765
Provision charged to operations	144,000	120,000
Recoveries on loans previously charged-off	7,505	25,684
Loans charged-off	(87,744)	(54,211)

Balance, end of year	$744,999	$681,238

At December 31, 2006 and 2005, the Bank had loans in nonaccrual status totaling $257,279 and $7,758, respectively. There were loans totaling $2,919 and $520 past due ninety days or more and still accruing interest at December 31, 2006 and 2005, respectively. There were no restructured loans at December 31, 2006 or 2005.

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of the delay, are expected to be collected. At December 31, 2006 and 2005, impaired loans closely approximated nonaccrual loans.

At December 31, 2006, the Company had pledged approximately $11,385,032 of loans as collateral for advances from the Federal Home Loan Bank (see Note 7).

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 5 — PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
	2006	2005
Land and land improvements	$1,617,899	$673,545
Buildings	2,928,180	2,385,325
Furniture and equipment	1,242,567	1,141,560

Total	5,788,646	4,200,430
Less, accumulated depreciation	1,106,890	909,710

Premises, furniture and equipment, net	$4,681,756	$3,290,720

Depreciation and amortization expense totaled $230,847 and $223,125 for the years ended December 31, 2006 and 2005, respectively.

NOTE 6 — DEPOSITS

At December 31, 2006, the scheduled maturities of certificates of deposit were as follows:

Maturing In	Amount
2007	$34,890,461
2008	1,573,284
2009	69,514
2010	48,862
2011 and thereafter	200,000

Total	$36,782,121

Of the total time deposits outstanding at December 31, 2006, $12,455,835 were brokered deposits. Of this amount, $11,398,835 and $1,057,000 were scheduled to mature in 2007 and 2008, respectively.

NOTE 7 — ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following at December 31, 2006 and 2005:

		2006	2005
Description	Interest Rate	Balance	Balance
Variable rate advances maturing:
January 31, 2006	4.44%	$-	$2,000,000
January 31, 2007	5.52%	2,280,000	-
March 26, 2008	5.49%	750,000	-
September 26, 2008	5.52%	750,000	-
March 26, 2009	5.51%	750,000	-
September 28, 2009	5.51%	750,000	-
Fixed rate advances maturing:
March 14, 2006	2.62%	-	750,000
September 14, 2006	2.91%	-	750,000
December 8, 2006	3.34%	-	500,000
September 14, 2007	3.28%	750,000	750,000
December 10, 2007	3.59%	500,000	500,000

Total		$6,530,000	$5,250,000

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 7 — ADVANCES FROM THE FEDERAL HOME LOAN BANK — continued

        Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

2007	$3,530,000
2008	1,500,000
2009	1,500,000
2010	-
2011	-

Total	$6,530,000

As collateral, the Company has pledged first mortgage loans on one to four family residential loans totaling $3,089,128, multifamily loans totaling $296,991, home equity lines and second mortgages totaling $4,355,742, and commercial real estate loans totaling $3,643,171 at December 31, 2006 (see Note 4). In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 8 — NOTES PAYABLE

On September 30, 2004, the Company executed a note with The Bankers Bank to borrow $1,000,000. The principal balance was payable in ten equal annual payments beginning January 1, 2007. Interest was based on the prime rate and was payable quarterly, in arrears beginning January 1, 2005. The interest rate on the note payable at December 31, 2005 was 7.25%. The note was secured by the stock owned by the Company in the Bank. All principal and interest was due September 30, 2016. On April 20, 2006 the Company used proceeds from its trust preferred issuance to payoff the note.

In March 2005, the Company executed a line of credit with the Bankers Bank to borrow up to $500,000 for general and corporate purposes. The line bears interest at a rate of prime (7.25% at December 31, 2005). The note was also secured by the stock owned by the Company in the Bank. The Company paid off the note on March 17, 2006.

NOTE 9 — JUNIOR SUBORDINATED DEBENTURES

On April 20, 2006, Regional Statutory Trust I (the “Trust”), a non-consolidated subsidiary of the Company, issued and sold floating rate capital securities of the trust (the “Capital Securities”), generating proceeds of $3.0 million. The Trust loaned these proceeds to the Company to use for general corporate purposes, primarily to provide capital to the Bank. The debentures qualify as Tier 1 capital under Federal Reserve Board guidelines.

The Capital Securities in the transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 177 basis points, which was 7.13% at December 31, 2006. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of June 15, 2036. The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

The Capital Securities mature or are mandatorily redeemable upon maturity on June 15, 2036 or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after June 15, 2011. The Company may also redeem the capital securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 10 — OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

	Year ended December 31,
	2006	2005
Professional fees	$162,513	$145,882
Telephone	60,404	56,835
Office supplies, stationery, and printing	67,505	67,916
Data processing and related	236,903	209,062
Advertising and public relations	56,936	54,340
ATM related expenses	46,528	46,251
Other	458,508	415,649

Total	$1,089,297	$995,935

NOTE 11 — INCOME TAXES

Income tax expense is summarized as follows:

	Year ended December 31,
	2006	2005
Currently payable:
Federal	$277,615	$166,910
State	29,116	25,099

Total current	306,731	192,009

Deferred income taxes	3,675	61,532

Income tax expense	$310,406	$253,541

Income tax expense is allocated as follows:
To continuing operations	$285,746	$283,151
To shareholders' equity	24,660	(29,610)

Income tax expense	$310,406	$253,541

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:

	Year ended December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$238,576	$220,864
Net operating loss carryforward	12,198	10,000
Nonaccrual of interest	4,000	-
Deferred compensation	19,553	-
Unrealized loss on securities available-for-sale	18,118	42,624
Other	-	796

Total deferred tax assets	292,445	274,284

Deferred tax liabilities:
Accumulated depreciation	40,125	53,106
Prepaids	34,817	-

Total deferred tax liabilities	74,942	53,106

Net deferred tax asset	$217,503	$221,178

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 11 — INCOME TAXES — continued

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2006, management has determined that it is more likely than not that all of the deferred tax asset will be realized, and accordingly, has not established a valuation allowance.

Reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	Year ended December 31,
	2006	2005
Tax expense at statutory rate	$262,444	$260,168
State income tax, net of federal income tax benefit	17,624	16,565
Other, net	5,678	6,418

Total	$285,746	$283,151

NOTE 12 — LEASES

The Company leased its operations center from an entity controlled by a director of the Company at a rate of $1,000 per month. On December 16, 2005, the operations center moved from the leased facility to a building purchased by the Bank. The lease was terminated, effective December 31, 2005. Rental expense associated with the property was $12,000 for the year ended December 31, 2005. There was no rental expense associated with the lease in 2006.

The Company entered into a lease agreement with a third party for the lease of its temporary branch site in Camden, SC. The site serves as a temporary location during construction of a permanent building. The lease term is for the twelve (12) months beginning on September 1, 2006 and ending August 31, 2007. The monthly lease rate is $600 per month. Rental expense associated with the property was $2,400 for the year ended December 31, 2006. There was no rental expense associated with the lease in 2005. Future minimum lease payments under noncancellable operating leases totaled $4,800 and are all in 2007.

NOTE 13 — RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2006 and 2005, the Company had related party loans totaling $4,156,097 and $4,460,449, respectively. During 2006, advances on related party loans totaled $402,904 and repayments were $707,255.

In 2005 the Company leased its operations center from an entity controlled by a director of the Company at a rate of $1,000 per month. On December 16, 2005, the operations center moved from the leased facility to a building purchased by the Bank. The lease was terminated, effective December 31, 2005. Rental expense associated with the lease was $12,000 for the year ended December 31, 2005. There was no rental expense associated with the lease in 2006.

NOTE 14 — RETIREMENT PLAN

In 2006, the Company purchased a Bank Owned Life Insurance (BOLI) Policy on its Chief Executive Officer. Earnings on the policy will be used to offset expenses associated with retirement benefits for the officer. The

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

officer will receive an annual payment from the Bank equal to the promised benefits. In connection with this plan, life insurance policies were purchased on the officer. Premiums totaling $1,250,000 were paid on the policies during the year ended December 31, 2006. The policies increased in cash value by $48,468 during 2006. Cash values at December 31, 2006 were $1,298,468.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2006, management, after consultation with legal counsel, is not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 16 — STOCK COMPENSATION PLAN

On May 10, 2001, the shareholders approved the Regional Bankshares, Inc. “2001 Stock Option Plan” (the Plan). The Plan provides for grants of “Incentive Stock Options,” within the meaning of section 422 of the Internal Revenue Code and “Non-qualified Stock Options” that do not so qualify. The Plan provides for the issuance of up to 63,000 shares of the Company’s common stock to officers and key employees. Options may be granted for a term of up to ten years from the effective date of grant. Options become exercisable ratably over three years after being granted. The Board of Directors will determine the per-share exercise price, but for incentive stock options the price will not be less than 100% of the fair value of a share of common stock on the date the option is granted. As of December 31, 2006, the Company had 52,457 shares reserved for issuance upon exercise of options under the Plan.

A summary of the plan and changes during the year is presented below (all share and per share data has been adjusted for stock dividends):

	2006			2005
			Weighted-		Weighted-
			Average		Average
	Shares		Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	12,600		$10.31	18,900	$10.31
Granted	-			-
Exercised	2,057		10.31	4,200
		10.31
Cancelled	-			2,100	10.31

Outstanding at end of year	10,543		10.31	12,600	10.31

At December 31, 2006, 10,543 options were exercisable. The weighted average remaining life and exercise price for both outstanding options was 5.25 years and $10.31 per option, respectively. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 200 was $38,825.

NOTE 17 — STOCK WARRANTS

In connection with the Company’s initial public stock sale, each of the twelve organizers received 6,300 stock warrants which gives them the right to purchase 6,300 shares of the Company’s common stock at a price of $7.93 per share. The warrants vested equally over a three-year period beginning June 15, 2000 and expire on June 15, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors. On November 18, 2004 the eleven organizers who are still serving on the Board of Directors, were granted additional warrants which give them the right to purchase an additional 138,600 shares of the Company’s common stock at a price of $10.71 per share. The warrants became fully vested on August 18, 2005. The aggregate intrinsic value of warrants outstanding and exercisable as of December 31, 2006 was $652,194.

A summary of the status of the Company’s stock warrants and changes during the year is presented below (all shares have been adjusted for stock dividends):

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

	December 31,
	2006	2005
Outstanding at beginning of year	190,638	193,032
Granted	-	-
Exercised	14,196	2,394
Cancelled	-	-

Outstanding at end of year	176,442	190,638

At December 31, 2006, 176,442 warrants were exercisable.

NOTE 18 — EARNINGS PER SHARE

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

Basic and diluted earnings per share are computed below:

	Year ended December 31,
	2006	2005
Basic earnings per share computation:
Net income available to common shareholders	$486,149	$482,048

Average common shares outstanding - basic	736,891	699,734

Basic net income per share	$0.66	$0.69

Diluted earnings per share computation:
Net income available to common shareholders	$486,149	$482,048

Average common shares outstanding - basic	736,891	699,734
Incremental shares from assumed conversions:
Stock options and warrants	27,234	29,513

Average common shares outstanding - diluted	764,125	729,247

Diluted earnings per share	$0.64	$0.66

NOTE 19 — REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Bank’s financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Bank’s Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank’s Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2006, the most recent notification from the Bank’s primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank’s category.

NOTE 19 — REGULATORY MATTERS — continued

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

December 31, 2006
					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Total capital (to risk-weighted assets)	$9,945,281	13.78%	$5,774,564	8.00%	$7,218,205	10.00%
Tier 1 capital (to risk-weighted assets)	9,200,283	12.75	2,887,282	4.00	4,330,923	6.00
Tier 1 capital (to average assets)	9,200,283	11.88	3,097,655	4.00	3,872,069	5.00
December 31, 2005
Total capital (to risk-weighted assets)	$7,288,096	11.39%	$5,117,006	8.00%	$6,396,257	10.00%
Tier 1 capital (to risk-weighted assets)	6,606,858	10.33	2,558,503	4.00	3,837,754	6.00
Tier 1 capital (to average assets)	6,606,858	9.16	2,884,407	4.00	3,605,508	5.00

The Federal Reserve has similar requirements for bank holding companies. The Company was not subject to these requirements in 2006 because the Federal Reserve applied its guidelines on a bank-only basis for bank holding companies with less than $500,000,000 in consolidated assets.

NOTE 20 — UNUSED LINES OF CREDIT

As of December 31, 2006, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $7,500,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. As of December 31, 2006, the Company had not borrowed on these lines. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank, under various maturity terms and interest rates, up to 10% of the Bank’s total assets, which totaled $8,113,458 as of December 31, 2006. As of December 31, 2006, the Bank has borrowed $6,530,000 on this line.

NOTE 21 — SHAREHOLDERS’ EQUITY

Stock Dividends – In September 2006, the Company announced a stock dividend on its common stock. On September 15, 2006, shareholders of record as of August 31, 2006 received one additional share of stock for every twenty shares of stock owned prior to the 5% stock dividend. As a result of the stock dividend, 35,277 shares were issued. All fractional shares were paid in cash.

In August 2005, the Company announced a stock dividend on its common stock. On September 1, 2005, shareholders of record as of August 31, 2005 received one additional share of stock for every five shares of stock owned prior to the 20% stock dividend. As a result of the stock dividend, 115,455 shares were issued. All fractional shares were paid in cash.

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

All share and per share data has been adjusted to reflect these dividends.

Restrictions on Dividends — South Carolina banking regulations require that cash dividends paid to shareholders receive the prior written approval of the Commissioner of Banking. However, the Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 22 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2006	2005
Commitments to extend credit	$17,014,117	$15,846,973
Standby letters of credit	20,000	45,000

NOTE 23 — FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks — The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold — Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

REGIONAL BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Securities — The fair values of securities available-for-sale equal the carrying amounts, which are the quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying value of nonmarketable equity securities approximates the fair value since no ready market exists for the stocks.

Loans Receivable — For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits — The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

NOTE 23 — FAIR VALUE OF FINANCIAL INSTRUMENTS — continued

Federal Funds Purchased — The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Note Payable — The carrying amounts of variable rate notes are reasonable estimates of fair value because they can be repriced frequently.

Junior Subordinated Debenture – The carrying value of junior subordinate debentures is a reasonable estimate of fair value since the debentures were issued at a floating rate.

Advances from Federal Home Loan Bank — The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company’s current borrowing rate from the Federal Home Loan Bank.

Accrued Interest Receivable and Payable — The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments — In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

The carrying values and estimated fair values of the Company’s financial instruments as are as follows:

	December 31,
	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from banks	$2,162,024	$2,162,024	$2,258,817	$2,258,817
Federal funds sold	2,243,872	2,243,872	387,955	387,955
Securities available-for-sale	6,191,346	6,191,346	6,078,990	6,078,990
Nonmarketable equity securities	507,892	507,892	447,792	447,792
Loans receivable	64,058,193	64,360,446	58,586,129	58,030,137
Accrued interest receivable	485,846	485,846	413,002	413,002
Financial Liabilities:
Demand deposit, interest-bearing
transaction, and savings accounts	27,970,130	27,970,130	32,155,548	32,155,548
Certificates of deposit and
other time deposits	36,782,121	36,782,121	26,542,347	26,623,109
Federal funds purchased	-	-	50,000	50,000
Junior subordinated debenture	3,093,000	3,093,000	-	-
Note payable	-	-	1,050,000	1,050,000
Advances from Federal Home Loan Bank	6,530,000	6,515,903	5,250,000	5,207,878
Accrued interest payable	360,996	360,996	268,415	268,415

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$17,014,117	$-	$15,846,973	$-
Letters of credit	20,000	-	45,000	-

REGIONAL BANKSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 24 — REGIONAL BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Regional Bankshares, Inc. (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2006	2005
Assets
Cash	$59,156	$49,038
Investment in banking subsidiary	9,064,705	6,534,292
Investment in trust	93,000	-
Other assets	136,101	73,016

Total assets	$9,352,962	$6,656,346

Liabilities
Note payable	$-	1,050,000
Junior Subordinated Debenture	3,093,000	-
Other	10,413	18,764

Total liabilities	3,103,413	1,068,764

Shareholders' equity	6,249,549	5,587,582

Total liabilities and shareholders' equity	$9,352,962	$6,656,346

Condensed Statements of Income

	December 31,
	2006	2005
Income
Dividend income from banking subsidiary	$105,000	$-
Interest Income	4,675	-

Total income	109,675	-

Expenses
Interest expense	(178,894)	(67,004)
Other expenses	4,562	(53,120)

Total expenses	(174,332)	(120,124)

Loss before income taxes and equity in
undistributed earnings of banking subsidiary	(64,657)	(120,124)
Income tax benefit	62,773	44,417
Equity in undistributed earnings of banking subsidiary	488,033	557,755

Net income	$486,149	$482,048

NOTE 24 - REGIONAL BANKSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	December 31,
	2006	2005
Cash flows from operating activities:
Net income	$486,149	$482,048
Adjustments to reconcile net income
to net cash used by operating activities:
Equity in undistributed earnings
of banking subsidiary	(1,488,424)	(557,755)
Deferred income tax provision	(62,773)	(44,417)
Decrease in other liabilities	(8,351)	(17,129)
Decrease (Increase) in other assets	(312)	31,296

Net cash used by operating activities	(1,073,711)	(105,957)

Cash flows from investing activities:
Transfer of capital to the Bank	(1,000,000)	-
Investment in trust	(93,000)	-

Net cash used by investing activities	(1,093,000)	-

Cash flows from financing activities:
Proceeds from note payable	-	50,000
Repayments of note payable	(1,050,000)	-
Proceeds from issuance of junior subordinated debenture	3,093,000	-
Proceeds from exercise of stock options	15,585	43,342
Proceeds from exercise of stock warrants	118,244	19,000

Net cash provided by financing activities	2,176,829	112,342

Increase in cash	10,118	6,385
Cash and cash equivalents, beginning of year	49,038	42,653

Cash and cash equivalents, end of year	$59,156	$49,038

REGIONAL BANKSHARES, INC.
CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Regional Bankshares, Inc., will be held at 11:00 a.m. on May 17, 2007 at the Bank's Operation Center, 125 Westfield Street, Hartsville, South Carolina.

CORPORATE OFFICE:	CORPORATE COUNSEL:
206 South Fifth Street	Nelson Mullins Riley &Scarborough, LLP
South Carolina 29550	104 S. Main Street
Phone (843) 383-4333	Suite 900
Fax (843) 332-3218	Greenville, South Carolina 29601
STOCK TRANSFER AGENT:	INDEPENDENT AUDITORS:
Registrar and Transfer Company	Elliott Davis, LLC
10 Commerce Drive	1901 Main Street, Suite 1650
Cranford, New Jersey 07016	Post Office Box 2227
Columbia, South Carolina 29202

STOCK INFORMATION:

Although a limited number of shares of common stock of Regional Bankshares, Inc. are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not listed on any exchange or on the OTC Bulletin Board, nor are there any market makers known to management.

During 2006, management was aware of a few transactions in which the Company’s common stock traded at $12.38 per share. However, management has not ascertained that these transactions resulted from arm’s length negotiations, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock. In 2006, the Company issued a 5% stock dividend. The share prices above have been restated to reflect this dividend. As of December 31, 2006, there were 873 shareholders of record.

The ability of Regional Bankshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from Heritage Community Bank. However, there are restrictions on the ability of the Bank to transfer funds to the Company in the form of cash dividends. Additionally, all of the Bank’s dividends to the Company are subject to the prior written approval of the South Carolina Commissioner of Banking. The Company has not declared or paid any cash dividends since its inception, and, to support the Company’s continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in the foreseeable future.

FORM 10-KSB

Copies of the Annual Report on Form 10-KSB may be obtained free of charge upon request to Curtis A. Tyner, Sr., President, Regional Bankshares, Inc., P.O. Box 2255, Hartsville, South Carolina 29551. Copies of the Form 10-KSB may also be obtained from the Securities and Exchange Commission’s website at www.sec.gov.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT for Heritage Community Bank, furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation’s Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

REGIONAL BANKSHARES, INC.
CORPORATE DATA

BOARD OF DIRECTORS

Francine P. Bachman	Retired School Teacher
T. James Bell, Jr., MD	Family Practitioner
The Medical Group
Peter Collin Coggeshall, Jr	Retired Vice President Administration
Sonoco Products Company
Franklin Hines	President and Chief Executive Officer
Hines Funeral Home, Inc. &
Hines Enterprises, Inc.
J. Richard Jones	Attorney & Partner
Stanton & Jones
Woodward H. Morgan, III	Golf Course Developer
Retired Veterinarian
Randolph G. Rogers	Partner
Rogers Brothers Farms
Gosnold G. Segars	President
G. Graham Segars & Sons, Inc.
Real estate brokerage
Howard W. Tucker, Jr	Retired Optometrist
Curtis A. Tyner, Sr	President, CEO and Chief Financial Officer
Regional Bankshares, Inc. and
Heritage Community Bank
Patricia M. West	Retired School Teacher

SENIOR OFFICERS OF
HERITAGE COMMUNITY BANK

Curtis A. Tyner,	N. Wayne Helms
President, Chief Execut	Senior Vice President
and Chief Financial	and Head of Consumer Lending
Howard Frye	Shannon R. Morrison
Senior Vice Preside	Vice President and
Senior Credit Off	Cashier